Form 10-K, Exhibit 13
period 1994-06-30
STANDARD PRODUCTS CO
filed 1994-09-16
CIK 93448

Exhibit 13                                      Serving the Global Auto Industry










                         THE STANDARD PRODUCTS COMPANY

OUR STRATEGIC FOCUS. The Standard Products Co. has pursued a strategic focus on rubber and plastic laminated extrusion technology to grow related businesses into leadership positions in their industries and to build value for shareholders. Today we operate 39 facilities in North America and Europe and benefit from a 24-year partnership with Nishikawa Rubber Company of Hiroshima, Japan. AUTOMOTIVE INDUSTRY. We are one of the leading suppliers of complete sealing, trimming and vibration-control systems to the worldwide automotive industry. Our rubber and plastic components protect and decorate more than 100 car, van and light truck models manufactured by North American, European and Asian auto companies. APPLIANCE AND WINDOW/DOOR INDUSTRY. Through acquisitions and continuous growth we have become the major North American supplier of seals for home and commercial refrigerators and freezers, while growing as a supplier of seals to the residential door and window industry. TRUCK TIRE RETREAD INDUSTRY. Through our Oliver Rubber Company subsidiary we manufacture truck tire precure and mold cure rubber and offer fully integrated equipment and tooling support facilities to the retread industry.

FISCAL YEAR HIGHLIGHTS




(Thousands of Dollars Except Share Data)                                          1994               1993              1992
- - -------------------------------------------------------------------         ----------         ----------         ---------
Net Sales..............................................................       $872,367           $763,796          $657,036
Income Before Extraordinary Item and Cumulative Effect on
  Prior Years of Change in Accounting Principle........................         33,032             33,423            23,305
Extraordinary Item, Early Repayment of Debt, Net of Tax................              -             (2,559)                -
Cumulative Effect on Prior Years of Change in Accounting
  Principle, Adoption of SFAS No. 106, Net of Tax......................              -             (8,301)                -
                                                                              --------           --------          --------
Net Income.............................................................       $ 33,032           $ 22,563          $ 23,305
                                                                              ========           ========          ========
Earnings Per Common Share:
  Income Before Extraordinary Item and Cumulative Effect on
     Prior Years of Change in Accounting Principle.....................          $1.99              $2.21             $1.79
  Extraordinary Item, Early Repayment of Debt, Net of Tax........                    -               (.17)                -
  Cumulative Effect on Prior Years of Change in Accounting
    Principle, Adoption of SFAS No. 106, Net of Tax....................              -               (.55)                -
                                                                              --------           --------          --------

                                                                                 $1.99              $1.49             $1.79
                                                                              --------           --------          --------

Cash Dividends Declared Per Common Share...............................       $    .65           $    .54          $    .38
Shareholders' Equity...................................................       $242,677           $224,436          $177,753
Book Value Per Common Share............................................       $  14.55           $  13.56          $  11.82
Shares Outstanding at Year-End.........................................         16,674             16,552            15,044

____________________________________________________________________________________________________________________________


o Sales for fiscal 1994 increased 14% as we realized the full benefit of the 1993 acquisition of Standard Products Industriel. Earnings were flat with comparable 1993 results due to the transition to new model launches and the balancing out of certain car and light truck models.

o We launched 18 new programs worldwide, including the Mustang, Neon and Windstar in North America, and we are in the midst of the Lumina launch. As a result of the transition to new models and the slow acceleration to full production, our total North American automotive sales rose only marginally compared with 1993.

o Our European operations reported higher sales and profits in fiscal 1994 compared with the prior 12-month period. We benefited from an improving auto market in Europe and our participation on some of the most popular models introduced in the last 12 months.

o We have completed a private placement of $75 million of 6.55% Senior Notes to Metropolitan Life Insurance Company. Proceeds from the placement were used to refinance a portion of existing debt, extending maturities and reducing rates.

o In the fourth quarter, we increased the regular dividend by 6.25% to 17 cents a share. The payment brings the total dividends for fiscal 1994 to 65 cents a share, an increase of 19.5% compared with the previous fiscal year.

(Across pages 2 and 3 reads "1994 continued a period of major business expansion" in large print.)

TO OUR SHAREHOLDERS:

Fiscal 1994 continued a period of major business expansion for The Standard Products Co. We successfully integrated our acquisition of Standard Products Industriel (SPI), achieving a broader global presence. Concurrently, we met the challenge of launching 18 new programs worldwide, part of a continuing expansion that will almost double the size of the Company between 1991 and 1996. In delivering on these programs, we made important progress in streamlining the business and improving operations, as we gear up for the even more intensive schedule of new programs ahead.

Sales in fiscal 1994 increased 14% to $872,367,000 compared with $763,796,000 the prior year. Net income for the year was $33,032,000, equal to $1.99 per share on 16,627,000 shares outstanding. That compares with income before nonrecurring items of $33,423,000, or $2.21 per share last year, on 15,114,000 shares outstanding. Sales included $161,825,000 from SPI and 5 Rubber Corporation compared with a contribution to sales of $46,411,000 in fiscal 1993, which covered only four months of the year. A large part of 5 Rubber's 1994 contribution was new business from the launch of Chrysler's Neon four-door model.

North American automotive operations recorded fiscal 1994 sales of $461,794,000 compared with $457,821,000 last year. Sales for 1994 included $32,935,000 from 5 Rubber and its launch of the four-door Neon. The continued acceleration of successful launches of the Ford Mustang and Ford Windstar minivan also contributed to revenues during the year. These gains, however, were offset by a drop in the build of certain car and light truck models carrying Standard Products' parts. Also, revenues from the parts supplied for the Chevrolet Lumina were off $26,300,000 compared with the prior year due to a customer delay in the ramp up of the new model. General Motors is now forecasting that the Lumina will reach full production by the end of September 1994. As a result of these factors, profits from North American automotive operations were down for the year.

Our European operations, Standard Products Limited (SPL) in the United Kingdom and SPI in France, reported higher volumes and improved profits in fiscal 1994 compared with the prior 12-month period. We benefited from an improving European auto market and our participation on some of the most popular models introduced in the last 12 months.

We brought our new worldwide engineering and development capabilities to bear in the European market last year. A European team lead by SPL, with support from SPI, our North American operations and our joint-venture partner Nishikawa Rubber, took on an assignment from Ford of Europe to redesign the sealing system of the European Escort. Our redesign reached "best in class" performance levels, and as a result, SPL and SPI were awarded a portion of the Escort business. This project should have positive long-term implications with our key customers in Germany.

Looking ahead, both SPI and SPL have solid schedules of new business for the coming year, and their key models are selling well. They also stand to gain from an improving European auto market.

NISCO, our 50%-owned joint venture with Nishikawa Rubber Company of Japan, was profitable in fiscal 1994. This marked NISCO's first full year of profitability after seven years of investment. Our share of NISCO's profits is 50%, but NISCO's sales are not consolidated in the Standard Products income statement.

Sales at our Oliver Rubber Company subsidiary were $124,169,000, marginally higher than last year. Earnings, however, were off substantially due to higher manufacturing costs, more sales of lower-margin products and problems at its Oliver Europa operation based in the United Kingdom. To create greater synergy between Oliver and our automotive business, we are coordinating company-wide rubber mixing operations and integrating Oliver more fully into the Standard Products organization. Oliver is also in the process of relocating its headquarters from Oakland, California, to Athens, Georgia. The move will bring Oliver's management and customer service functions closer to the majority of the Company's retread customers and to its largest precure production facilities.

Sales at Holm Industries rose 10% to $87,044,000, while profits increased by a comparable percentage. The improvement was due to increased volume from Holm's primary customers and growth at Jarrow Products, which Holm acquired in 1992.

In May 1994, we announced the transfer of our corporate finance and human resources departments from Cleveland, Ohio, to our Dearborn, Michigan, office. The move, to be completed by April 1995, will consolidate and integrate our corporate operations functions and bring all our operating executives nearer to our major customers.

Directors of the Company voted in June 1994 to increase the regular quarterly dividend by 6.25% to 17 cents a share, payable July 25, 1994. The payment brings the total dividends for fiscal 1994 to 65 cents a share, an increase of 19.5% compared with the previous fiscal year. Earlier in the year, we completed the placement of $75 million of 6.55% Senior Notes, due December 16, 2003, to Metropolitan Life Insurance Company, with principal payments to begin in December 1998. Proceeds from the placement have been used to refinance a portion of existing debt under our revolving credit agreement.

Fiscal 1995 will be another challenging transition year for us. We will launch major new programs, such as the Lumina, the European Ford Escort, the Chrysler Cirrus/Stratus, the Ford Taurus/Sable, the new Chrysler NS minivan and many other models. At the same time, we continue to streamline the Company with plant adjustments, personnel transfers, productivity improvements and cost reduction programs. We see the possibility that some delays at the customer level will affect results in the first quarter of fiscal 1995. All in all, this is an exciting time. With new business coming in at a rapid pace and opportunities developing all over the world, we expect continuing improvement as the year progresses and into fiscal 1996.


/s/ James S. Reid, Jr.
    -------------------------------------------------------
James S. Reid, Jr., Chairman and Chief Executive Officer



/s/ Theodore K. Zampetis
    -------------------------------------------------------
Theodore K. Zampetis, President and Chief Operating Officer

                             NEW GLOBAL RESOURCES
                             NEW GLOBAL PROGRAMS

In the next 21 months, Standard Products plants will produce sealing and trimming systems for a number of major new auto models for North American, European and Japanese manufacturers. Together with other smaller programs, including the Lumina but not including NISCO, these new contracts represent some $350 million in annual new business, replacing $105 million in existing volume.

                               PROGRAM MANAGEMENT

New model programs represent the greatest source of sales growth at Standard Products but also the greatest challenge. The demands have expanded in the 1990's, as the U.S. auto industry has shortened the design-to-production cycle time and sought to shift much of the responsibility for engineering, testing and systems-integration to the suppliers. In 1991, anticipating the heavy schedule of launches, we developed our Program Management system. More than two years in advance of the launch date, a dedicated team is created and its executive manager given full responsibility and authority to get the job done. While no amount of planning can prevent all disruptions, the Program Management approach clearly proved its worth this past year in three major launches - the Mustang, Neon and Windstar. The Neon launch in particular highlighted our global capabilities. The sealing system for the Neon was designed by SPI in France for production in the U.S. With the help of a team of our engineers and managers from France, the U.K., the U.S. and Canada, we overcame the challenge of a new plant, workforce, equipment and production methods to meet Chrysler's accelerated production schedule.

                                 CHRYSLER NEON


From the new 5 Rubber plant in Griffin, Georgia, we are producing channels, weatherstripping and door seals for Chrysler's new four-door Neon. Griffin launches the two-door Neon this fall, and is installing manufacturing equipment in preparation for the introduction of Chrysler's NS minivan later in the fiscal year.

                              ADVANCED TECHNOLOGY

Worldwide leadership in rubber and plastic laminated extrusion technology is the foundation of Standard Products' business and essential to the Company's long-term success. In support of this position, we have established design and development centers in the U.S., Canada, England and France, and we enjoy a link to Asia through our longstanding joint venture with Nishikawa Rubber of Japan. To coordinate this transcontinental expertise, the Company last year named Gerard H. Mesnel, an experienced European automotive industry executive, to the new position of executive vice president, advanced technology, worldwide. Advanced technology and superior design and engineering services have enabled us to win a growing share of new programs and increase our content per car. In Europe, our U.K. subsidiary was awarded a major contract from Ford of Germany after we redesigned the sealing system of the European Escort to "best in class" performance levels. Demonstrating our technology leadership in laminated plastic extrusion, we have developed new, more efficient processes for making extruded bodyside moldings for the Ford Mustang and Chrysler Cirrus/Dodge Stratus.

                                  FORD MUSTANG


The sealing and trimming systems on the new Ford Mustang include some 20 different parts manufactured by eight different Standard Products and NISCO plants. NISCO's preeminence in the design and engineering of sponge rubber dynamic door seals has made it a preferred supplier to Ford as well as the U.S. plants owned by Honda, Toyota and other Japanese OEMs.

                             CONTINUOUS IMPROVEMENT


As important as it is, capital investment alone will not provide the ongoing breakthroughs in technology and efficiency that the marketplace demands. For this reason, we place great emphasis on the concepts of employee involvement and kaizen, or continuous improvement. These programs have been adopted in our operations worldwide. They are paying off in higher quality and in dramatic reductions in work-in-process inventories, manufacturing space and lead times. Our ability to achieve continuous improvements, combined with the synergy of our worldwide resources, is becoming a key competitive advantage for our future. One area where we continue to focus more attention is purchasing and materials management. By marshaling our corporate-wide purchasing power, we hope to take advantage of the fact that we are among the largest buyers in the world of certain materials and equipment. Providing additional leverage is our increasingly sophisticated rubber-manufacturing capability. We are making more of our own rubber, and by coordinating all our rubber-mixing operations - retread and automotive - we expect to achieve further improvements in this area.

                                CHEVROLET LUMINA


The new Chevrolet Lumina features bodyside moldings, rubber glass-run channels and weatherstripping supplied by Standard Products plants in Canada and the United States. Always focused on continuous improvement, we developed a one-piece integrated glass-run channel assembly for the Lumina that had previously required five separate components.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

The Company's Transportation Equipment Segment is engaged in the production of a variety of extruded and molded rubber and plastic products for the automotive, construction and marine industries and plastic and magnetic parts for the appliance and building products industries. Operations of the Transportation Equipment Segment are conducted in Canada, Europe and the United States, serving the automotive industry in each of these geographic areas.

The Tread Rubber Segment manufactures and distributes precure and mold cure tread rubber, bonding gum, repair materials, retread tire molds and equipment for the tire retreading industry. Operations are conducted in North America, Europe and other countries by the Company's subsidiary, Oliver Rubber Company. The primary market for tread rubber is the over-the-road trucking industry. In addition, this segment provides tread rubber for off-the-road construction equipment and custom mixes rubber for both internal and external customers.

RESULTS OF OPERATIONS

Sales for fiscal 1994 increased $108,571,000, or 14.2%, to $872,367,000.  Net income was $33,032,000, or $1.99 a share, compared to income before an accounting change and an extraordinary item in 1993 of $33,423,000, or $2.21 a share. In 1993, the Company adopted Statement of Financial Accounting Standard
(SFAS) No. 106, and the cumulative effect of the change to this accounting principle was $8,301,000, net of tax. The Company also prepaid a portion of its Senior Notes, incurring a prepayment charge of $4,128,000, or $2,559,000 after tax. Net income, therefore, was $22,563,000, or $1.49 a share.

SALES PERFORMANCE - 1994 AND 1993

Sales of the Transportation Equipment Segment for fiscal 1994 amounted to $753,764,000, an increase of $103,709,000, or 16%, over fiscal 1993. Fiscal year 1994 includes a full year effect of the Company's acquisition in fiscal 1993 of Standard Products Industriel (SPI) and its subsidiary in the United States, 5 Rubber Corporation. In 1993, sales of SPI and 5 Rubber Corporation since the date of acquisition were $46,411,000. In 1994, full year sales of SPI and 5 Rubber Corporation were $161,825,000.

In North America, sales, including 5 Rubber Corporation, amounted to $461,794,000, an increase of $3,973,000 over the previous year. A full year of sales of 5 Rubber Corporation combined with the launch of 5 Rubber Corporation's new products on the Chrysler Neon resulted in increased sales of $26,812,000. The sales of parts for the Neon amounted to $20,672,000. Offsetting these gains were sales declines in Canada. General Motors ceased production of the former Lumina model in November 1993 to begin conversion of plant facilities for the new Lumina/Monte Carlo models. Sales volumes of the Company's Canadian subsidiary, therefore, declined by a net $11,033,000 with the decline of $26,300,000 related to the Lumina offset partially by other new production. In addition, over the course of fiscal 1994, the rate of exchange of the U.S./Canadian dollar declined, and the effect of the decline was to reduce sales by $10,600,000. For fiscal 1994, sales of U.S. operations other than 5 Rubber Corporation declined $1,200,000, and this resulted from model changeovers and declines in units of production of some models which are assembled with parts manufactured by the Company. Car and light truck build advanced 10.2% over the build of fiscal 1993. The decline in the Lumina build, as well as several other models, caused the Company's sales to lag behind the pace of the North American production of fiscal 1994.

Sales of the Company's United Kingdom subsidiary, Standard Products Limited
(SPL), increased $2,834,000 to $75,706,000. New business with European automotive manufacturers, including Saab, Volkswagen and Japanese transplant Toyota, and increased volumes of production resulted in sales increases of $8,498,000. These gains were offset by a decline in the rate of exchange of the British pound sterling and the U.S. dollar.

SPI recorded full year sales of $128,890,000 compared to fiscal 1993's short period of $40,288,000. A sales comparison for a full twelve month period of fiscal 1993 reveals year-to-year improvement of 8.6%. SPI has benefited from new business and rising production volumes realized during the period of economic recovery in Europe, which became evident in the fourth quarter.

Holm Industries, Inc., the Company's subsidiary that supplies the appliance and building products industries, recorded sales increases of $7,890,000, or 10%, to $87,044,000. Holm Industries' sales increases were attributable to increased demand in the residential and commercial appliance market and the broadening of its product line in building products.

In the Tread Rubber Segment, sales in fiscal 1994 were $124,169,000, including intersegment sales of $5,566,000. Sales increased 5.9%, or $6,945,000. Increased sales were realized in this segment's mold cure and mixed rubber products, while precure sales were approximately even with a year ago. Prices were generally stable in 1994 compared to 1993.

SALES PERFORMANCE - 1993 AND 1992

In the Transportation Equipment Segment, sales were $650,055,000 in fiscal 1993 compared to $551,768,000 in 1992. The increase of 18%, or $98,287,000, included $46,411,000 related to the acquisition of SPI and $11,773,000 related to the acquisition of Jarrow Products. Global automotive sales were $570,981,000 in 1993 compared to $490,589,000 in 1992. In North America, sales were $457,821,000, an increase of $46,000,000, or 11%. The SPI subsidiary in North America represented $6,123,000 of the 1993 sales gain. In addition, the increase in the Company's sales due to increased 1993 car and light truck production was $50,285,000, or 12%. Offsetting these increases was the 7% decline in the rate of exchange of the Canadian dollar to the U.S. dollar, resulting in a reduction of sales of $10,407,000. For 1993, the production of cars and light trucks advanced 9.4% over 1992 with light truck production ahead by 14.7% and car production ahead by 5.9%.

In the United Kingdom, sales of the Company's subsidiary, SPL, declined by $5,897,000 to $72,872,000. The majority of the decline in sales was related to the 7% decline in the rate of exchange between British pound sterling and the U.S. dollar. Sales volume for the year was even with 1992. SPL experienced a variation in the mix of sales as their volume improved in line with strengthening United Kingdom car sales. SPL's shipments to North America, however, declined as the Crown Victoria/Grand Marquis production experienced production interruptions during 1993.

Holm Industries recorded sales of $79,154,000, an increase of $19,155,000 over 1992. The acquisition of Jarrow Products contributed $11,773,000 of the increase with the balance due to strengthening appliance sales in 1993.

The Tread Rubber Segment reported sales of $117,224,000 including intersegment sales of $3,483,000. These results represent an increase of $9,735,000, or 9.1% over 1992 sales. Oliver increased sales volume in North America by 7% with new dealer programs and improved national account sales.

OPERATING EXPENSE ANALYSIS

Consolidated gross margins of 13.7% for fiscal 1994 decreased from 14.2% in 1993 and 14.3% in 1992. The costs of material, wages and manufacturing expenses were $724,090,000 in 1994, $634,218,000 in 1993 and $549,164,000 in
1992. Research, engineering and development expenses were $28,850,000 in fiscal 1994, an increase of $7,879,000 over 1993's research, engineering and development expenditures of $20,971,000. These expenses were $13,619,000 in 1992. Gross income was $119,427,000 in 1994, $108,607,000 in 1993 and
$94,253,000 in 1992.

Gross income was favorably affected by the inclusion of SPI and 5 Rubber Corporation for a full year period compared to last year's four month period. In addition, these locations experienced rising volumes of sales related to increased production and new model introductions. SPI also benefited from an improved European economy. The incremental gross income from SPI and 5 Rubber Corporation represented 2.7% of fiscal 1994 sales. Similarly, SPL benefited from its new business and the increasing volumes of its European car base, contributing .5% of 1994 sales to improved gross income. North American automotive operations adversely affected gross income. Canadian operations experienced a significant decline in sales with the conversion of General Motors assembly plants to the new Lumina/Monte Carlo models. In addition, the introduction of the new models was later than originally expected. United States operations also were down from the preceding year as production volumes were off for several car models which use the Company's parts. Further, the U.S. plants began preparing for upcoming new product introductions. North American operations adversely affected gross income by .8% of fiscal 1994 sales. The increase in research, engineering and development expenditures included $5,067,000 of incremental expenses associated with the acquisition of SPI. These expenses and the preparation for new model introductions noted previously are expected to continue at high levels and without immediate revenue contribution. Holm Industries' profitability for the year was ahead of fiscal 1993 on sales volume increases.

Margins in the Tread Rubber Segment declined. Profitability was affected by a shift in sales mix to lower margin products. In addition, two plants experienced problems in the introduction of new manufacturing processes. The Tread Rubber Segment decline represented .4% of fiscal 1994 sales.

In fiscal 1993, sales volume increases were realized in the automotive and appliance units of the Transportation Equipment Segment and in the Tread Rubber Segment. The increases resulted from the stronger North American car build, improved level of home appliance sales and the gradual improvement in business conditions which had begun in the fourth quarter of fiscal 1992. The effect of volume increases on profitability represented 1.6% of fiscal 1993 sales. Incremental sales resulting from the Company's SPI acquisition and from Holm Industries' acquisition of Jarrow Products produced incremental gross profits as well and amounted to 1.4% of sales. Gross income was affected by the increase in corporate research, engineering and development expenses, representing 1% of 1993 sales. This increase included the incremental effect of the SPI acquisition. Gross income was also adversely affected by increased material costs representing .2% of 1993 sales.

Selling, general and administrative expenses increased $12,443,000 to $62,211,000 in fiscal 1994. SPI and 5 Rubber Corporation were responsible for $8,531,000 of the increase. In addition, the Company recorded reserves for the relocation of two administrative areas, the corporate finance and human resources areas, from Cleveland, Ohio to the Dearborn, Michigan location and the Oliver's Oakland, California headquarters to Athens, Georgia. Each relocation positions corporate activities nearer to customer bases and consolidates distant departments. The accrual amounting to $2,424,000 consists of relocation, severance and other employee related costs. Approximately 65 employees are involved in these moves, which will be completed by April 1995.

The Company also provided a reserve of $2,000,000 related to accounting irregularities which were discovered in the course of the normal year-end audit at Oliver Rubber's European subsidiary, Oliver Europa. The irregularities involved the propriety of accounts receivable, inventory and promotional expenses. The effect of these matters was not material to the earnings previously reported by the Company, and therefore, a restatement of quarterly earnings was not necessary.

As a percent of sales, selling, general and administrative expenses were 7.1% in fiscal 1994 versus 6.5% in 1993 and 6.4% in 1992. Without the relocation provisions and the Oliver Europa reserve, selling, general and administrative expenses would have been 6.6% of sales.

Interest expense, net in fiscal 1994 was $9,093,000. Interest expense was $9,982,000 and interest income was $889,000. In fiscal 1993, interest expense, net was $8,214,000 and interest expense was $9,684,000, while interest income was $1,470,000. Interest expense increased $298,000 and interest income declined $581,000. During a portion of fiscal 1994, the Company incurred interest expense at a lower short-term rate on a higher level of borrowings under the Company's Revolving Credit Agreement. In mid-fiscal 1994, short-term borrowings were reduced by the proceeds of a new senior note obligation at a fixed rate of 6.55%, higher than prevailing short-term rates, but less than previous fixed senior note rates. The decline in interest income was related to a lower level of invested funds in fiscal 1994 compared to 1993.

In fiscal 1992, interest expense, net was $13,659,000. Interest expense that year was $14,980,000, while interest income was $1,321,000. In comparison to fiscal 1993, interest expense declined $5,296,000 and interest income increased by $149,000. Expense in 1992 includes a prepayment charge of $2,600,000 paid to senior note holders in connection with the early repayment of these obligations. A similar charge incurred in fiscal 1993 was reported as an extraordinary item due to its significance. The further reduction of interest expense in fiscal 1993 compared to 1992 reflects the lower borrowing rates of medium term Revolving Credit obligations in 1993 compared to the higher rate obligations of senior notes in the United States and of SPL's borrowings in the United Kingdom.

Royalty and dividend income were comparable for the periods. Other, net in fiscal 1994 represents income of $1,322,000 compared to expense of $1,150,000 in 1993 and $753,000 in 1992. The Company's share of profitable results of the Company's joint ventures, including NISCO, accounted for the improvement.

In fiscal 1994, the Company's effective tax rate was 34.2%, an increase over 1993's effective rate of 33.5% but less than 1992's effective rate of 40%.
Over the three year period, the effective rate has declined as a result of tax credits for research and development available to the Company, primarily in its overseas locations, and due to improved results at SPL which are without tax expense as loss carryforwards of prior years are applied. The rate increased in 1994, however, as a result of the reserves provided for Oliver Europa which are not deductible.

EFFECT OF INFLATION

During the three year period ended June 30, 1994, rates of inflation have been low and operating costs reflect current costs for expenses, inventory and depreciation.

FINANCIAL CONDITION

At June 30, 1994, capitalization of the Company totaled $378,058,000 with long-term debt of $135,381,000 and shareholders' equity of $242,677,000. The components of total capitalization were 35.8% debt and 64.2% equity. Working capital at year end was $87,922,000, and the ratio of current assets to current liabilities was 1.48 to 1. Average working capital to support a dollar of sales was $.10 compared to $.09 a year ago.

Cash provided by operating activities amounted to $58,793,000 for fiscal 1994. Non-cash charges included therein were $40,495,000 for depreciation and amortization and $627,000 for foreign exchange variations. Depreciation and amortization increased over the prior year reflecting the Company's recent capital investment and the SPI acquisition. Investments in 1994 included $59,120,000 in property, plant and equipment and $1,500,000 invested in NISCO.

During the year, new borrowings amounted to $140,343,000 and included the new issue of Senior Notes of $75,000,000. Proceeds of the Senior Notes and other borrowings were used to repay higher interest rate industrial revenue bonds and to reduce borrowings under the Company's Revolving Credit Agreement. Cash and cash equivalents at year end were nil, a decrease from last year's cash and cash equivalents of $5,548,000.

Capital expenditures budgeted for fiscal 1995 are $62,000,000. Cash flow from operations and borrowing capacity of the Company using the Revolving Credit Agreement and short-term borrowing commitments are expected to be adequate to meet operating and capital requirements for fiscal 1995.

SELECTED FINANCIAL DATA


(Thousands of Dollars Except Share Data)                                                 1994       1993       1992        1991
- - --------------------------------------------------------------------------------     --------   --------   --------    --------
INCOME STATEMENT
Net Sales..................................................................          $872,367   $763,796   $657,036    $592,090
Gross Income...............................................................           119,427    108,607     94,253      38,946
Selling, General & Administrative Expenses.................................            62,211     49,768     41,760      40,073
Interest Income (Expense), net.............................................            (9,093)    (8,214)   (13,659)    (11,663)
Other Income (Expense), net................................................             2,092       (399)       (54)       (285)
Provision for Taxes on Income..............................................            17,183     16,803     15,475       7,879
Income (Loss) from Continuing Operations and Before Extraordinary Item
  and Cumulative Effect on Prior Years of Change in Accounting Principle               33,032     33,423     23,305     (20,954)
Income (Loss) from Operations and Disposal of Discontinued Division,
  Net of Tax...............................................................                 -          -          -     (24,655)
Income (Loss) Before Extraordinary Item and Cumulative Effect on Prior
  Years of Change in Accounting Principle..................................            33,032     33,423     23,305     (45,609)
Extraordinary Item, Net of Tax.............................................                 -     (2,559)         -           -
Cumulative Effect on Prior Years of Change in Accounting Principle, Net
  of Tax...................................................................                 -     (8,301)         -           -
Net Income (Loss)..........................................................          $ 33,032   $ 22,563   $ 23,305     (45,609)
Percent Net Income to Sales................................................               3.8        3.0        3.5           -
Percent Net Income to Average Shareholders' Equity.........................              14.5       12.1       19.5           -

PER SHARE

Income (Loss) from Continuing Operations and Before Extraordinary Item
  and Cumulative Effect on Prior Years of Change in Accounting Principle               $ 1.99     $ 2.21     $ 1.79      $(1.65)
Income (Loss) from Discontinued Operations.................................            $   -      $   -      $   -       $(1.94)
Extraordinary Item, Net of Tax.............................................            $   -      $ (.17)    $   -       $   -
Cumulative Effect on Prior Years of Change in Accounting Principle, Net
  of Tax...................................................................            $   -      $ (.55)    $   -       $   -
Net Income (Loss)..........................................................            $ 1.99     $ 1.49     $ 1.79      $(3.59)
Cash Dividends Declared....................................................            $  .65     $  .54     $  .38      $  .47
Book Value.................................................................            $14.55     $13.56     $11.82      $ 8.06

BALANCE SHEET

Property, Plant & Equipment................................................          $422,576   $377,564   $279,830    $251,151
Accumulated Depreciation...................................................           180,567    153,137    130,410     102,553
Total Assets...............................................................           624,314    564,850    398,793     369,272
Working Capital............................................................            87,922     79,396     97,303      61,594
Long-term Debt.............................................................           135,381    115,607     69,289     113,298
Shareholders' Equity.......................................................           242,677    224,436    177,753     102,366
Cash Dividends Declared....................................................          $ 10,821   $  8,450   $  5,103    $  5,992

OTHER
Additions to Property, Plant & Equipment...................................          $ 61,380   $ 39,574   $ 19,207    $ 23,532
Depreciation & Amortization................................................          $ 40,495   $ 29,887   $ 26,228    $ 24,747
Shares Outstanding.........................................................            16,674     16,552     15,044      12,695
Average Shares Outstanding.................................................            16,627     15,114     13,010      12,694




(Thousands of Dollars Except Share Data)                                                 1990        1989        1988       1987
- - --------------------------------------------------------------------------------     --------    --------    --------   --------
INCOME STATEMENT
Net Sales..................................................................          $590,699    $527,896    $473,035   $412,507
Gross Income...............................................................            65,316      81,452      83,878     81,911
Selling, General & Administrative Expenses.................................            35,011      27,111      23,694     21,388
Interest Income (Expense), net.............................................            (8,608)     (3,125)     (1,430)        86
Other Income (Expense), net................................................            (1,846)     (2,062)     (1,612)     1,720
Provision for Taxes on Income..............................................             8,060      18,333      20,373     29,165
Income (Loss) from Continuing Operations and Before Extraordinary Item
  and Cumulative Effect on Prior Years of Change in Accounting Principle               11,791      30,821      36,769     33,164
Income (Loss) from Operations and Disposal of Discontinued Division,
  Net of Tax...............................................................                 -      (2,132)    (2,712)     (1,639)
Income (Loss) Before Extraordinary Item and Cumulative Effect on Prior
  Years of Change in Accounting Principle..................................            11,791      28,689      34,057     31,525
Extraordinary Item, Net of Tax.............................................                 -           -           -          -
Cumulative Effect on Prior Years of Change in Accounting Principle, Net
  of Tax...................................................................                 -           -           -          -
Net Income (Loss)..........................................................           $11,791     $28,689     $34,057    $31,525
Percent Net Income to Sales................................................               2.0         5.4         7.2        7.6
Percent Net Income to Average Shareholders' Equity.........................               7.7        18.8        25.5       25.5

PER SHARE

Income (Loss) from Continuing Operations and Before Extraordinary Item
  and Cumulative Effect on Prior Years of Change in Accounting Principle               $  .93      $ 2.33      $ 2.71     $ 2.33
Income (Loss) from Discontinued Operations.................................            $    -      $ (.16)     $ (.20)    $ (.11)
Extraordinary Item, Net of Tax.............................................            $    -      $    -      $    -     $    -
Cumulative Effect on Prior Years of Change in Accounting Principle, Net
  of Tax...................................................................            $    -      $    -      $    -     $    -
Net Income (Loss)..........................................................            $  .93      $ 2.17      $ 2.51     $ 2.22
Cash Dividends Declared....................................................            $  .74      $  .69      $  .61     $  .46
Book Value......................................................................       $12.05      $12.05      $10.96     $ 9.14

BALANCE SHEET

Property, Plant & Equipment................................................          $239,773    $200,801    $154,623   $131,036
Accumulated Depreciation...................................................            91,739      76,591      65,922     55,878
Total Assets...............................................................           362,399     333,741     255,211    226,009
Working Capital............................................................            90,014      88,937      74,759     74,572
Long-term Debt.............................................................            99,480      75,213      16,577     18,180
Shareholders' Equity.......................................................           152,829     156,348     145,800    127,359
Cash Dividends Declared....................................................          $  9,365    $  9,084    $  8,194   $  6,516

OTHER
Additions to Property, Plant & Equipment...................................          $ 39,676    $ 33,077    $ 22,300   $ 24,133
Depreciation & Amortization................................................          $ 19,975    $ 14,196    $ 11,078   $  9,437
Shares Outstanding.........................................................            12,689      12,975      13,293     13,928
Average Shares Outstanding.................................................            12,753      13,250      13,571     14,241



(Thousands of Dollars Except Share Data)                                                  1986          1985
- - --------------------------------------------------------------------------------      --------      --------
INCOME STATEMENT
Net Sales..................................................................           $377,870      $314,483
Gross Income...............................................................             67,032        52,201
Selling, General & Administrative Expenses.................................             20,113        17,881
Interest Income (Expense), net.............................................                501            85
Other Income (Expense), net................................................              1,530           957
Provision for Taxes on Income..............................................             21,695        14,359
Income (Loss) from Continuing Operations and Before Extraordinary Item
  and Cumulative Effect on Prior Years of Change in Accounting Principle                27,255        21,003
Income (Loss) from Operations and Disposal of Discontinued Division,
  Net of Tax...............................................................                (71)        1,731
Income (Loss) Before Extraordinary Item and Cumulative Effect on Prior
  Years of Change in Accounting Principle..................................             27,184        22,734
Extraordinary Item, Net of Tax.............................................                  -             -
Cumulative Effect on Prior Years of Change in Accounting Principle, Net
  of Tax...................................................................                  -             -
Net Income (Loss)..........................................................           $ 27,184      $ 22,734
Percent Net Income to Sales................................................                7.2           7.2
Percent Net Income to Average Shareholders' Equity.........................               25.9          26.2

PER SHARE

Income (Loss) from Continuing Operations and Before Extraordinary Item
  and Cumulative Effect on Prior Years of Change in Accounting Principle                 $1.88        $1.43
Income (Loss) from Discontinued Operations.................................              $(.01)       $ .12
Extraordinary Item, Net of Tax.............................................              $  -         $  -
Cumulative Effect on Prior Years of Change in Accounting Principle, Net
  of Tax...................................................................              $  -         $  -
Net Income (Loss)..........................................................              $1.87        $1.55
Cash Dividends Declared....................................................              $ .38        $ .34
Book Value.................................................................              $8.06        $6.60

BALANCE SHEET

Property, Plant & Equipment................................................           $105,484     $ 91,206
Accumulated Depreciation...................................................             46,697       40,537
Total Assets...............................................................            199,252      168,090
Working Capital............................................................             78,280       67,570
Long-term Debt.............................................................             17,504       20,588
Shareholders' Equity.......................................................            117,383       95,582
Cash Dividends Declared....................................................           $  5,583     $  5,026

OTHER
Additions to Property, Plant & Equipment...................................           $ 16,069     $ 13,320
Depreciation & Amortization................................................           $  7,581     $  6,527
Shares Outstanding.........................................................             14,551       14,490
Average Shares Outstanding.................................................             14,525       14,616


CONSOLIDATED BALANCE SHEETS
The Standard Products Company and Subsidiary Companies
June 30, 1994 and 1993

(Thousands of Dollars)                                                                     1994         1993
- - -----------------------------------------------------------------------------------      --------     --------
ASSETS
Current Assets:
   Cash and cash equivalents.......................................................      $      -     $  5,548
   Receivables, less allowances of $3,627 in 1994 and $2,293 in 1993...............       202,363      168,147
   Inventories.....................................................................        53,018       46,677
   Prepaid insurance, taxes, etc...................................................        15,305       13,965
                                                                                         --------     --------
       Total current assets........................................................       270,686      234,337
                                                                                         --------     --------
Property, Plant and Equipment, at cost:
   Land............................................................................         6,751        5,973
   Buildings and improvements......................................................        85,085       74,227
   Machinery and equipment.........................................................       263,865      246,771
   Furniture and fixtures..........................................................        32,317       22,551
   Capital projects in process.....................................................        34,558       28,042
                                                                                         --------     --------
                                                                                          422,576      377,564
   Less - Accumulated depreciation.................................................      (180,567)    (153,137)
                                                                                         --------     --------
                                                                                          242,009      224,427
Goodwill, net......................................................................        62,564       61,286
Other Assets.......................................................................        49,055       44,800
                                                                                         --------     --------
                                                                                         $624,314     $564,850
                                                                                         ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Short-term notes payable........................................................      $ 10,373     $  7,834
   Current maturities of long-term debt............................................         1,690        5,856
   Accounts payable................................................................        94,514       75,693
   Accrued payrolls................................................................        24,433       21,400
   Accrued expenses................................................................        48,919       41,069
   Dividend payable................................................................         2,835        2,746
   Accrued taxes on income.........................................................             -          343
                                                                                         --------     --------
       Total current liabilities...................................................       182,764      154,941
                                                                                         --------     --------
Long-term Debt, net of current maturities..........................................       135,381      115,607
                                                                                         --------     --------
Other Postretirement Benefits......................................................        25,649       25,627
                                                                                         --------     --------
Deferred Income Taxes and Other Credits............................................        37,843       44,239
                                                                                         --------     --------
Commitments and Contingent Liabilities
Shareholders' Equity:
   Serial preferred shares, without par value, authorized 6,000,000 voting
       shares and 6,000,000 non-voting shares, none issued.........................             -            -
   Common shares, par value $1 per share; authorized 50,000,000 shares, issued and outstanding 16,674,016 in 1994, and issued and
       outstanding 16,551,974 in 1993..............................................        16,674       16,552
   Paid-in capital.................................................................        95,614       94,083
   Retained earnings...............................................................       142,871      120,660
   Foreign currency translation adjustments........................................       (10,359)      (6,650)
   Minimum pension liability.......................................................        (2,123)        (209)
                                                                                         --------     --------
       Total shareholders' equity..................................................       242,677      224,436
                                                                                         --------     --------
                                                                                         $624,314     $564,850
                                                                                         ========     ========

        The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME
The Standard Products Company and Subsidiary Companies
For the Years Ended June 30, 1994, 1993 and June 28, 1992


(Thousands of Dollars Except Share Data)                               1994             1993             1992
- - ------------------------------------------------------------         --------         --------         --------
Net Sales...................................................         $872,367         $763,796         $657,036
Cost of Goods Sold:
         Materials, wages and other manufacturing costs.....          724,090          634,218          549,164
         Research, engineering and development expenses.....           28,850           20,971           13,619
                                                                     --------         --------         --------
                                                                      752,940          655,189          562,783
                                                                     --------         --------         --------
               Gross Income.................................          119,427          108,607           94,253
Selling, General and Administrative Expenses................           62,211           49,768           41,760
                                                                     --------         --------         --------
                                                                       57,216           58,839           52,493
                                                                     --------         --------         --------
Other Income (Deductions):
         Royalty and dividend income........................              770              751              699
         Net interest expense...............................           (9,093)          (8,214)         (13,659)
         Other, net.........................................            1,322           (1,150)            (753)
                                                                     --------         --------         --------
                                                                       (7,001)          (8,613)         (13,713)
                                                                     --------         --------         --------
Income before Taxes on Income, Extraordinary Item and
   Cumulative Effect on Prior Years of Change in
   Accounting Principle.....................................           50,215           50,226           38,780
Provision for Taxes on Income...............................           17,183           16,803           15,475
                                                                     --------         --------         --------
         Income before Extraordinary Item and Cumulative
            Effect on Prior Years of Change in Accounting
            Principle.......................................           33,032           33,423           23,305

Extraordinary Item, Early Repayment of Debt, Less
   Applicable Income Tax of $1,569..........................                -           (2,559)               -
Cumulative Effect on Prior Years of Change in Accounting
   Principle, Less Applicable Income Tax of $5,088..........                -           (8,301)               -
                                                                     --------         --------         --------
         Net Income.........................................         $ 33,032         $ 22,563         $ 23,305
                                                                     ========         ========         ========

Earnings Per Common Share:
   Income before Extraordinary Item and Cumulative
         Effect on Prior Years of Change in Accounting
         Principle..........................................            $1.99            $2.21            $1.79
   Extraordinary Item, Early Repayment of Debt, Net of
         Tax................................................                -             (.17)               -
   Cumulative Effect on Prior Years of Change in Accounting
     Principle, Net of Tax..................................                -             (.55)               -
                                                                     --------         --------         --------
         Net Income.........................................            $1.99            $1.49            $1.79
                                                                     ========         ========         ========


        The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
The Standard Products Company and Subsidiary Companies
For the Years Ended June 30, 1994, 1993 and June 28, 1992


- - ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Foreign
                                                                                                                      Currency
                                                                    Common           Paid-In          Retained        Translation
(Thousands of Dollars Except Share Data)                            Shares           Capital          Earnings        Adjustments
- - ----------------------------------------------------               --------          -------          --------        -----------
BALANCE, JUNE 30, 1991..............................                $10,156          $    60          $ 88,345        $     4,680
  Net income........................................                      -                -            23,305                  -
  Cash dividends ($.38 per share)...................                      -                -            (5,103)                 -
  Foreign currency translation adjustments..........                      -                -                 -              1,584
  Restricted stock awards...........................                      -              665                 -                  -
  Sale of 38,550 shares to option holders...........                     39              690                 -                  -
  Common stock offering net of recorded expenses....                  1,840           51,807                 -                  -
  Minimum pension liability.........................                      -                -                 -                  -
                                                                   --------          -------          --------        -----------
BALANCE, JUNE 28, 1992..............................                $12,035          $53,222          $106,547        $     6,264
  Net income........................................                      -                -            22,563                  -
  Cash dividends ($.54 per share)...................                      -                -            (8,450)                 -
  Foreign currency translation adjustments..........                      -                -                 -            (12,914)
  Restricted stock awards...........................                      -              866                 -                  -
  Sale of 89,889 shares to option holders...........                     90            1,121                 -                  -
  Common stock offering net of recorded expenses....                  1,400           41,913                 -                  -
  Minimum pension liability.........................                      -                -                 -                  -
  Par value of shares issued in connection with a
     five-for-four stock split......................                  3,027           (3,039)                -                  -
                                                                   --------          -------          --------        -----------
BALANCE, JUNE 30, 1993..............................                $16,552          $94,083          $120,660        $    (6,650)
  Net income........................................                      -                -            33,032                  -
  Cash dividends ($.65 per share)...................                      -                -           (10,821)                 -
  Foreign currency translation adjustments..........                      -                -                 -             (3,709)
  Restricted stock awards...........................                      -              585                 -                  -
  Sale of 122,042 shares to option holders..........                    122              946                 -                  -
  Minimum pension liability.........................                      -                -                 -                  -
                                                                   --------          -------          --------        -----------
BALANCE, JUNE 30, 1994..............................                $16,674          $95,614          $142,871        $   (10,359)
                                                                   ========          =======          ========        ===========
- - ------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Total
                                                                 Minimum           Share-
                                                                 Pension           holders'
(Thousands of Dollars Except Share Data)                        Liability          Equity
- - ----------------------------------------------------            ---------         --------
BALANCE, JUNE 30, 1991..............................            $    (875)        $102,366
  Net income........................................                    -           23,305
  Cash dividends ($.38 per share)...................                    -           (5,103)
  Foreign currency translation adjustments..........                    -            1,584
  Restricted stock awards...........................                    -              665
  Sale of 38,550 shares to option holders...........                    -              729
  Common stock offering net of recorded expenses....                    -           53,647
  Minimum pension liability.........................                  560              560
                                                                ---------         --------
BALANCE, JUNE 28, 1992..............................            $    (315)        $177,753
  Net income........................................                    -           22,563
  Cash dividends ($.54 per share)...................                    -           (8,450)
  Foreign currency translation adjustments..........                    -          (12,914)
  Restricted stock awards...........................                    -              866
  Sale of 89,889 shares to option holders...........                    -            1,211
  Common stock offering net of recorded expenses....                    -           43,313
  Minimum pension liability.........................                  106              106
  Par value of shares issued in connection with a
     five-for-four stock split......................                    -              (12)
                                                                ---------         --------
BALANCE, JUNE 30, 1993..............................            $    (209)        $224,436
  Net income........................................                    -           33,032
  Cash dividends ($.65 per share)...................                    -          (10,821)
  Foreign currency translation adjustments..........                    -           (3,709)
  Restricted stock awards...........................                    -              585
  Sale of 122,042 shares to option holders..........                    -            1,068
  Minimum pension liability.........................               (1,914)          (1,914)
                                                                ---------         --------
BALANCE, JUNE 30, 1994..............................            $  (2,123)        $242,677
                                                                =========         ========

               The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Standard Products Company and Subsidiary Companies
For the Years Ended June 30, 1994, 1993 and June 28, 1992

(Thousands of Dollars)                                                  1994             1993             1992
- - ------------------------------------------------------------------    --------         --------         --------
Net cash provided by (used for) operating activities:
   Net income.....................................................    $ 33,032         $ 22,563         $ 23,305
   Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation and amortization..............................      40,495           29,887           26,228
       Deferred taxes and other credits...........................      (7,839)           4,851            2,207
       Equity in (income) loss of non-consolidated affiliate            (1,603)             363            1,111
       Cumulative effect on prior years of change in
          accounting principle....................................           -            8,301                -
       Effect of changes in foreign currency......................        (627)          (5,935)             (54)
       Other operating items......................................      (4,665)            (967)           2,261
                                                                      --------         --------         --------
          Net cash provided by operations.........................      58,793           59,063           55,058
                                                                      --------         --------         --------

Net cash provided by (used for) changes in operating
   assets and liabilities:
   Receivables....................................................     (34,419)           5,403          (15,215)
   Inventories....................................................      (6,304)             982           (3,074)
   Accounts payable and accrued expenses..........................      29,248           (7,993)           4,794
   Other..........................................................        (981)          (3,490)          (1,563)
                                                                      --------         --------         --------
          Net cash used for changes in operating assets and
             liabilities..........................................     (12,456)          (5,098)         (15,058)
                                                                      --------         --------         --------

   Working capital provided by assets held for disposition........           -                -            6,678
                                                                      --------         --------         --------
          Net cash provided by operating activities...............      46,337           53,965           46,678
                                                                      --------         --------         --------

Net cash provided by (used for) investments:
   Purchase of property, plant and equipment,net..................     (59,120)         (38,000)         (18,367)
   Investments in affiliates......................................      (1,500)          (8,700)               -
   Assets acquired by purchase of businesses......................           -         (128,438)          (2,318)
   Utilization of industrial revenue bonds........................           -            3,752                -
                                                                      --------         --------         --------
          Net cash used for investments...........................     (60,620)        (171,386)         (20,685)
                                                                      --------         --------         --------
Net cash provided by (used for) financing:
   Proceeds of common stock offering..............................           -           43,313           53,647
   Proceeds from exercise of stock options........................       1,068            1,211              729
   Proceeds of new long-term borrowings...........................     140,343          140,730            8,267
   Net increase (decrease) in short-term borrowings...............       2,247            7,834           (7,860)
   Repayment of long-term borrowings..............................    (124,031)        (105,993)         (51,971)
   Cash dividends.................................................     (10,821)          (8,450)          (5,103)
                                                                      --------         --------         --------
          Net cash provided by (used for) financing...............       8,806           78,645           (2,291)
                                                                      --------         --------         --------
Effect of exchange rate changes on cash...........................         (71)             (18)            (161)
                                                                      --------         --------         --------
Increase (decrease) in cash and cash equivalents..................      (5,548)         (38,794)          23,541
Cash and cash equivalents at the beginning of the year............       5,548           44,342           20,801
                                                                      --------         --------         --------
Cash and cash equivalents at the end of the year..................    $      -         $  5,548         $ 44,342
                                                                      ========         ========         ========

        The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Standard Products Company and Subsidiary Companies
June 30, 1994, 1993 and June 28, 1992

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Major intercompany items have been eliminated.

SHORT-TERM INVESTMENTS

Short-term investments include bankers acceptances and repurchase agreements at varying rates of interest and with original maturities less than thirty days. These investments are carried at cost which approximates market value. For purposes of reporting the Company's cash flow, these investments are cash equivalents.

FOREIGN CURRENCY TRANSLATION

The financial statements of the Company's Canadian, English and French subsidiaries have been translated in accordance with Statement of Financial Accounting Standards No. 52. Current rates of exchange are used to translate the balance sheets of these entities while the average exchange rate of each fiscal year is used for the translation of income accounts. The resulting unrealized gains and losses are recorded as a component of shareholders' equity.

PROPERTY, PLANT AND EQUIPMENT

For financial reporting purposes, the Company provides for depreciation of plant and equipment using the straight-line and sum-of-years' digits methods at annual rates based on the estimated service lives of the property. Maintenance and repair expenditures are charged to income as incurred. Expenditures for improvements and major renewals are capitalized. When assets are retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposition is credited or charged to income.

INVENTORIES

Inventories are stated at the lower of cost or market. The majority of domestic inventories are valued using the last-in, first-out (LIFO) method, and the remaining inventories are valued using the first-in, first-out (FIFO) method.

INVESTMENTS IN AFFILIATES

The Company's investments in affiliate operations are accounted for by both the equity and cost methods of accounting. The cost method is followed in those situations where the Company's ownership is less than 20% and operations are conducted by management of the affiliate. Income is recorded as received. The equity method of accounting is followed in those situations of larger ownership interests but less than 51%, and the Company's results of operations include those of the affiliate to the extent of its ownership interest.

EXCESS OF COST OVER NET ASSETS OF ACQUIRED COMPANIES

The excess cost over the fair value of acquired net assets is amortized on the straight-line method over the estimated useful life but not in excess of 40 years.

INCOME TAXES

In fiscal 1993, the Company adopted Statement of Financial Accounting Standard
(SFAS) No. 109, Accounting for Income Taxes. The effect of adopting SFAS No. 109 was immaterial, and prior years were not restated.

Income tax expense includes United States, foreign and state income taxes, exclusive of taxes on the undistributed income of foreign subsidiaries where it is the intention of the Company to have those subsidiaries reinvest the income locally. For fiscal 1994 and 1993, the Company determined tax expense and other deferred tax information using the liability method, which recognizes the differences in financial reporting bases and tax bases of assets and liabilities at tax rates currently in effect. For 1992, tax expense was based upon transactions included in determining financial statement income. Deferred taxes were provided for differences in the timing of reporting transactions for tax and financial reporting purposes. Permanent differences are included in the calculation of income tax expense currently.

RETIREMENT PLANS

The Company and its subsidiary companies have a number of plans providing pension, retirement or profit sharing benefits for substantially all employees. These plans include defined benefit, defined contribution and multi-employer plans. For defined benefit plans, those covering salaried employees provide pension benefits based upon the individual employee's average compensation over the last five years, while hourly plans provide benefits of stated amounts for each year of service. The Company's policy is to fund the pension costs of the defined benefit plans in accordance with Internal Revenue Service regulations. The defined contribution and multi-employer plans are funded as accrued, and the accrual is based upon hourly rates or a percentage of the unit's performance.

POSTRETIREMENT MEDICAL BENEFITS

The Company provides postretirement health and life insurance benefits for retired salaried and certain retired hourly employees. Benefits provided under various plans, individually arranged by business unit, include health and life insurance. The plans generally provide for a means to limit the cost of the plans to the Company through cost sharing or spending limitations.

In the fourth quarter of fiscal 1993, the Company adopted SFAS No. 106, Employers' Accounting For Postretirement Benefits Other Than Pensions, retroactive to the beginning of fiscal 1993. As a result, the previously reported quarterly results of operations were restated to reflect adoption of the standard as of the beginning of the fiscal year and the recognition of the expense of these plans on the accrual basis. The accumulated postretirement benefit obligation was recorded as a charge to earnings in 1993. In 1992, the expense of these plans was recognized as claims were paid.

FOREIGN EXCHANGE CONTRACTS

The Company enters into forward exchange contracts to hedge certain foreign currency transactions for periods consistent with the terms of the underlying transaction. The Company does not engage in speculation and does not hedge foreign currency positions which are not related to specific transactions. Gains and losses on the foreign exchange contracts generally offset losses and gains of the transactions being hedged, resulting in protection from the risks of foreign exchange movement for those transactions and avoiding losses affecting results of operations.

POSTEMPLOYMENT BENEFIT PLANS

In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 112, Employers' Accounting for Postemployment Benefits. The standard becomes effective for fiscal years beginning after December 15, 1993 with earlier adoption permitted. For the Company, adoption is required for fiscal 1995. The Company's accounting method for postemployment benefits has effectively complied with the provisions of SFAS No. 112.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to their 1994 presentation in the financial statements.

2.  ACQUISITIONS

In January 1993, the Company acquired all of the issued and outstanding shares of capital stock of Standard Products Industriel (SPI), a French Company, and its subsidiary companies. SPI designs, develops and manufactures window and glass weatherstrips, vehicle body and door seals and glass encapsulation products for French, other European and North American auto manufacturers.

The cost of the acquisition was approximately $125,500,000. The acquisition has been accounted for under the purchase method of accounting, and the financial statements of the Company include the acquired assets, assumed liabilities and results of operations of SPI since the date of acquisition. Valuation of the assets acquired and liabilities assumed in accordance with Accounting Principles Board Opinion No. 16 resulted in goodwill and other assets of approximately $54,000,000.

In 1993, incremental revenues related to SPI since the date of acquisition amounted to $46,411,000. Results of operations, including the effects of purchase valuations, reduced earnings per share by $.06. If the acquisition of SPI had been reflected in the consolidated results of operations from the beginning of the 1993 fiscal year, sales would have been $846,015,000, and income before extraordinary items and changes in accounting principles would have been $34,024,000, or $2.24 per share. For 1992, pro forma sales would have been $779,000,000, and pro forma income before extraordinary items and changes in accounting principles would have been $25,600,000, or $1.98 per share. All pro forma amounts are unaudited.

In July 1992, the Company's subsidiary, Holm Industries, Inc., acquired the assets of Jarrow Products, Inc., a manufacturer of commercial refrigeration gaskets and exterior door weatherstrip. The purchase price of $7,000,000 equalled the fair value of assets acquired. The financial statements of the Company include the results of Jarrow since August 1, 1992. The pro forma effect of the Jarrow acquisition was not material.

In fiscal 1993, the Company increased its ownership in NISCO, to 50% from 40% by making additional capital contributions and by purchasing partnership units from its joint venture partner, Nishikawa Rubber Company. The additional investment in NISCO was $8,700,000. In fiscal 1994, the Company invested $1,500,000 in its joint venture, Nishikawa Standard Company (NISCO). The Company's investment in NISCO at June 30, 1994 was $15,700,000. In 1994, the Company's share of NISCO's operating income was $1,603,000, compared to $363,000 of losses in 1993. The NISCO investment is reported in Other Assets in the accompanying consolidated balance sheet, and the operating results are reported in Other, net in the accompanying consolidated statement of income. Under the terms of NISCO's revolving credit and term loan facility, the joint venture partners are required to guarantee 50% of NISCO's borrowings. The Company's share of the guarantee at year end was $7,500,000.

3.  DISCONTINUED OPERATIONS

The Company previously closed its Port Clinton Division, which had been dedicated primarily to the Company's former military business. Reserves were provided for the costs associated with the discontinuance. At June 30, 1994, the remaining balance of the reserve of $3,975,000, which is included in Accrued Expenses in the accompanying consolidated balance sheet, is for building and site work and closure costs.

4.  FINANCING ARRANGEMENTS

Long-term debt at June 30, 1994 and 1993 consisted of the following:

(Thousands of Dollars)             1994        1993
                               --------    --------
Senior notes................   $100,000    $ 25,000
Revolving credit agreement       30,000      75,000
Other debt..................      6,534       8,319
First mortgage industrial
  revenue bonds.............        537      13,144
                               --------    --------
Total.......................    137,071     121,463
Less-current maturities.....      1,690       5,856
                               --------    --------
                               $135,381    $115,607


At June 30, 1994, Senior Notes outstanding of $100,000,000 include two issues, $75,000,000 and $25,000,000. The $75,000,000 Senior Notes, placed directly with three affiliated insurance companies, are unsecured and accrue interest at 6.55%. Interest payments are payable semi-annually, and annual principal payments of $12,500,000 begin in December 1998 through December 2002, with the balance due on maturity in December 2003.

Coinciding with the issuance of the $75,000,000 fixed rate Senior Notes, the Company entered into a currency and interest rate swap transaction to establish fixed interest rates on intercompany borrowings of its French subsidiary. The nominal amount is 150,000,000 FF and the term extends to November 2000.

The $25,000,000 Senior Notes are also unsecured notes placed directly with the holders. The interest rate is 9.81%, interest is paid semiannually and the notes are payable July 1, 1999.

Each of the Senior Note agreements require the Company to maintain certain financial covenants as to net worth, leverage and working capital.

The Revolving Credit Agreement (Credit Agreement) represents borrowings from a group of banks that have committed to make available for borrowing up to $125,000,000 until January 1997 with provisions for extending the agreement beyond that date upon satisfaction of certain requirements. The Company has the right to convert up to $50,000,000 of revolving loans into a five-year term loan with quarterly repayments thereafter. The loans may be denominated in either U.S. dollars or certain other currencies based upon Eurodollar interest rates or the agent bank's base rate. At June 30, 1994, borrowings under the Credit Agreement bear interest at 5.0%. A commitment fee of .25% is due on the unused portion of the agreement. The terms of the Credit Agreement also require the Company to maintain certain financial covenants as to net worth, leverage and working capital.

The maturities of long-term debt for the five years subsequent to June 30, 1994 are $1,690,000 in 1995, $1,594,000 in 1996, $31,466,000 in 1997, $1,177,000 in
1998 and $13,613,000 in 1999.

Under the most restrictive covenants of the Company's various loan agreements, principally the Credit Agreement, $63,929,000 of retained earnings were not restricted at June 30, 1994 for the payment of dividends, and the ratio of current assets to current liabilities was 1.48 to 1, in excess of the minimum requirement of 1.25 to 1.

The Company and its subsidiaries also have from various banking sources approximately $38,000,000 of unused short-term lines of credit at rates of interest approximating the prime commercial rate. These funds are available subject to satisfying covenant restrictions as to funded debt limitations. In 1994, the average month-end borrowings were $8,400,000, and the highest month-end balance was $13,400,000. Comparable amounts for 1993 were $4,800,000 and $12,300,000 and $4,600,000 and $11,357,000, for 1992. The effective annual borrowing rate was 4.2% in 1994, 4.9% in 1993 and 8.6% in 1992.

Interest payments with respect to all of the Company's borrowing arrangements amounted to $9,655,000 in 1994, $10,430,000 in 1993 and $17,225,000 in 1992.

5.  FINANCIAL INSTRUMENTS

The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables and payables, debt obligations and swap transactions, and foreign exchange forward contracts. The book value of cash and cash equivalents, trade receivables and payables and short-term debt are considered to be representative of fair value because of the short maturity of these instruments. The fair value of long-term debt and the currency and interest rate swap has been estimated using discounted cash flow analyses based upon the incremental borrowing rates for similar types of borrowing arrangements with comparable terms and maturities. At June 30, 1994, the Company's long-term debt was $135,381,000, and this amount exceeded fair value by approximately $4,500,000.

The Company and its subsidiaries have entered into foreign exchange forward contracts to manage exposure to foreign exchange fluctuations. These contracts hedge primarily firm commitments of less than one year that are denominated in foreign currencies. At June 30, 1994, the Company had $4,300,000 of contracts outstanding and the carrying value of these contracts was not materially different from fair value.

6.  RETIREMENT PLANS

The cost of providing pension, retirement and profit sharing benefits charged to operations amounted to $4,932,000 in 1994, $5,141,000 in 1993 and $4,945,000
in 1992. For 1994, the expense of defined benefit plans equalled $533,000, while the expense of defined contribution plans was $3,859,000 and multi-employer plan expense was $540,000. Comparable figures for 1993 were $105,000, $4,389,000 and $607,000, and for 1992, $767,000, $3,568,000 and
$610,000. Pension expense of domestic and foreign defined benefit plans were based on the provisions of SFAS No. 87. Components of pension expense for defined benefit plans included the following items:

(Thousands of Dollars)                    1994     1993     1992
                                         ------   ------   ------
Service cost........................     $2,113   $1,772   $2,070
Interest cost on projected benefit
   obligation.......................      4,750    5,299    5,159
Actual (gain) on plan assets........     (1,391)  (8,206)  (9,037)
Net amortization and deferral.......     (4,939)   1,240    2,575
                                         ------   ------   ------
Net pension expense................      $  533   $  105   $  767
                                         ======   ======   ======

The funded status of the foreign and domestic defined benefit plans is displayed below and is based on information supplied by the actuary as of March 31 of each year. For 1994 and 1993, the calculations assume a weighted-average discount rate of 8%, an anticipated long-term rate of return of 9% and an increase in compensation levels of 5%. For 1992, the calculations assumed a weighted-average discount rate of 8.5%, an anticipated long-term rate of return on plan assets of 9.5% and an increase in compensation levels of 5.0%. The assets of the plans consist of listed bonds, stocks, mutual investment funds and cash securities. In connection with the recognition of the minimum liability as required by SFAS No. 87, the Company has recorded an intangible asset of $1,066,000, included in Other Assets in the accompanying consolidated balance sheet, and an equity reduction of $2,123,000.

(Thousands of Dollars)            1994                     1993
                           ------------------       -----------------
                           Less      Greater        Less     Greater
                           Than      Than           Than     Than
                           Plan      Plan           Plan     Plan
Accumulated benefits are:  Assets    Assets         Assets   Assets
- - -------------------------  -------   -------        -------  --------
Vested benefits..........  $41,776   $21,667        $51,486  $  7,973
Non-vested benefits......    1,303       600          1,388       356
                           -------   -------        -------  --------
Accumulated benefit
 obligation..............   43,079    22,267         52,874     8,329
Projected future
  compensation increases     6,739       777          6,984       236
                           -------   -------        -------  --------
Projected benefit
  obligation.............   49,818    23,044         59,858     8,565
Plan assets at fair
  market value...........   56,915    18,452         72,662     6,490
                           -------   -------        -------  --------
Projected benefit obliga-
  tion (in excess of) or
  less than plan assets..    7,097    (4,592)        12,804    (2,075)
Unrecognized transition
  (asset) liability......   (6,876)     (270)        (7,827)       53
Unrecognized (gain) loss     3,105     2,674            309       477
Adjustment required to
  recognize minimum
  liability..............        -    (3,188)             -      (830)
Unrecognized prior
 service cost............    2,526     1,562          2,268       536
                           -------   -------        -------  --------
  Prepaid Pension Cost,
    (Liability)            $ 5,852   $(3,814)       $ 7,554  $ (1,839)
                           =======   =======        =======  ========


The Company has accrued $8,224,000 for workers' compensation claims as of June 30, 1994, and this amount is included in Accrued Expenses in the accompanying consolidated balance sheet.

7.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The cost of providing health and life insurance benefits for certain retired employees has been determined under the provisions of SFAS No. 106 for 1994 and 1993. As a result, the estimated cost of these benefits has been accrued based on the employees' active service lives. In 1992, the cost of these benefits, which were primarily health care, were expensed as claims were paid. In 1994 and 1993, the expense for postretirement benefits other than pensions was $2,443,900 and $2,172,000, respectively, while expenses in 1992 for claims paid were $1,135,000. All plans under which these benefits are provided are unfunded.

In 1993, the Company recognized this change in accounting on the immediate recognition basis. The effect of adopting SFAS No. 106 as of the beginning of 1993 was to reduce pretax earnings by $13,389,000, and the accrual method of accounting for postretirement health care costs was approximately equal to the former claims paid method.

The Company continues to fund these benefits as claims are incurred. Spending limitations per annum are in effect for several plans and future retirees of other plans will pay a portion of these costs.

A summary of plan information is as follows:

(Thousands of Dollars)                 1994        1993
                                    ----------  ----------
Accumulated postretirement benefit
obligation (APBO):
   Retirees.......................     $21,782     $22,725
   Active participants eligible to
     receive benefits.............       1,978       2,498
   Other active plan participants.       2,519       3,021
                                    ----------  ----------
                                        26,279      28,244
   Unrecognized gain/(loss).......       1,522        (836)
                                    ----------  ----------
                                       $27,801     $27,408
                                    ==========  ==========
Periodic postretirement benefit
  cost:
   Current service cost...........     $   243     $   269
   Interest on postretirement
     benefit benefit obligation...       2,201       1,903
                                    ----------  ----------
                                       $ 2,444     $ 2,172
                                    ==========  ==========


Actuarial assumptions:
   Discount rate..................           8%          8%
   1993 to 2002 - health care cost
     trend rate...................  15% to 5.5% 15% to 5.5%
Effect of a 1% increase in health
care cost trend rate:
   Increase year end APBO.........         7.3%        7.2%
   Increase expense...............         6.8%        8.0%


8.  INVENTORY

The major components of inventory are as follows:

(Thousands of Dollars)          1994      1993      1992
                             -------   -------   -------
Raw Materials............    $20,477   $20,055   $12,481
Work-in-process and
 finished goods..........     32,541    26,622    27,617
                             -------   -------   -------

  Total, at both FIFO and
   LIFO cost.............    $53,018   $46,677   $40,098
                             -------   -------   -------

Excess of FIFO cost over
 LIFO cost...............    $11,651   $11,045   $11,126
                             =======   =======   =======


Approximately 60% of the Company's inventories are valued at LIFO cost.

9.  COMMITMENTS AND CONTINGENT LIABILITIES

The Company and its subsidiaries have operating leases covering manufacturing facilities and transportation and material handling equipment expiring at various dates through 2004. Rental costs charged to operations amounted to $11,844,000 in 1994, $9,162,000 in 1993 and $8,677,000 in 1992. At June 30,
1994, future commitments under the terms of non-cancelable operating leases for minimum rentals are $7,640,000 in 1995, $7,000,000 in 1996; $5,850,000 in 1997,
$4,250,000 in 1998, $2,600,000 in 1999 and $8,300,000 in 2000 through 2004.

The Company and its subsidiaries are involved in certain legal actions and claims. In the opinion of management, any liability which may ultimately be incurred would not materially affect the financial position or results of operations of the Company.

10.  COMMON SHARES

In October 1993, shareholders approved The Standard Products Company 1993 Employee Stock Option Plan.

Options to purchase common shares are granted under the 1993 plan and similar plans adopted in 1991, 1989 and 1985. For each plan, options are exercisable over periods of five or ten years. The option price is either the fair market value at the time the option is granted or 110% of the fair market value at the time the option is granted for those individuals owning more than ten percent of the common shares of the Company. Generally, options become exercisable one year from the date of grant and annually thereafter. No more than 40% of the grant can be exercised in any one plan year. Summarized below is stock option activity for 1994.

                        Shares    Range of Option Prices
                        -------   ----------------------
Stock options
  outstanding at
  June 30, 1993          397,405     $13.50  -  33.63
Options granted          105,500      29.13  -  32.05
Options exercised       (108,479)     13.50  -  22.80
Options cancelled         (5,068)     13.50  -  33.63
                        ---------    ----------------
Stock options
  outstanding at
  June 30, 1994          389,358     $13.50  -  33.63
                         =======     ================


At June 30, 1994, options for 151,457 shares were exercisable at an average exercise price of $23.07 a share. Shares reserved for the future granting of options were 373,995 at year end; 174,430 were reserved a year ago.

Under The Standard Products Company 1991 Restricted Stock Plan, 375,000 common shares were reserved for restricted stock awards. Shares awarded are earned ratably over the term of the restricted stock agreement, based upon achieving specified performance goals. Generally, transferability of shares earned is restricted for a specified number of years following the year in which they were earned. Until the restrictions lapse, the recipient is entitled to all of the rights of a shareholder, including the right to vote the shares, but the shares are restricted as to transferability and subject to forfeiture to the Company during the restriction period. In 1992, 187,500 shares were awarded. Of those shares, 20,800 were earned in 1994 and 25,000 were earned in 1993 and 1992. In 1994, $585,000 was charged to operations as compensation expense based upon the market value of the earned shares. The similar charge to operations in 1993 and 1992 was $866,000 and $665,000, respectively. At year end, 187,500 shares remain available for future awards.

11.  EARNINGS PER COMMON SHARE

Earnings per common share have been determined based on the weighted average common shares outstanding during the periods. The averages for 1994, 1993 and 1992 were 16,626,927, 15,114,013 and 13,009,741, respectively.

12.  SEGMENT INFORMATION

The Company's operations are in two industry segments. The Transportation Equipment Segment includes extruded and molded rubber and plastic products for automotive, building and marine industries and plastic and magnetic door seals for home appliances. The Tread Rubber Segment produces tread rubber for the truck tire retreading industry.

Net sales by segment include both sales to unaffiliated customers, as reported in the Company's consolidated statements of income, and intersegment sales. Operating income consists of net sales less applicable operating costs and expenses related to those sales. In computing operating income, general corporate expenses are excluded. Identifiable assets by segment are those assets that are used in the operations of each segment. General corporate assets are those not identifiable with the operations of a segment.

Approximately 56%, 65% and 71% of the Company's annual revenues in 1994, 1993 and 1992, respectively, are represented by direct sales to automotive original equipment customers - Chrysler, Ford and General Motors. Likewise, at year end, 36% of accounts receivable are concentrated in the automotive market. The Company does not view such a concentration in the automotive market as an unusual credit risk. Sales to the automotive original equipment customers include a number of different products and types of the same product, the sales of which are not interdependent.

BUSINESS SEGMENT INFORMATION

(Thousands of Dollars)        1994       1993        1992
                           --------   --------    --------
Net Sales:
  Transportation
    equipment.............$753,764   $650,055    $551,768
  Tread rubber............ 124,169    117,224     107,489
  Less-intersegment
    sales.................  (5,566)    (3,483)     (2,221)
                          --------   --------    --------

      Net sales...........$872,367   $763,796    $657,036
                          ========   ========    ========

Operating Income:
  Transportation
    equipment.............$ 58,476   $ 53,067    $ 46,392
  Tread rubber............   2,890      9,308       9,346
  General corporate
    expenses..............  (4,150)    (3,536)     (3,245)
                          --------   --------    --------
      Total operating
      income..............$ 57,216   $ 58,839    $ 52,493
                          --------   --------    --------
  Other expense, net......  (7,001)    (8,613)    (13,713)
                          --------   --------    --------
  Income from operations
    before taxes..........$ 50,215   $ 50,226    $ 38,780
                          ========   ========    ========


Identifiable Assets:
  Transportation
    equipment.............$519,088   $468,236    $303,097
  Tread rubber............  81,365     75,770      69,887
  General corporate
    assets................  23,861     20,844      25,809
                          --------   --------    --------
    Total identifiable
    assets............... $624,314   $564,850    $398,793
                          ========   ========    ========

Capital Expenditures*:
  Transportation
    equipment.............$ 57,291   $109,431    $ 16,810
  Tread rubber............   4,089      3,381       3,058
                          --------   --------    --------
    Total capital
    expenditures..........$ 61,380   $112,812    $ 19,868
                          ========   ========    ========
Depreciation and
Amortization:
  Transportation
    equipment.............$ 37,340   $ 26,529    $ 23,106
  Tread rubber............   3,155      3,358       3,122
                          --------   --------    --------
    Total
    depreciation and
    amortization..........$ 40,495   $ 29,887    $ 26,228
                          ========   ========    ========

* Includes assets acquired by purchase of businesses in 1993 and 1992.

GEOGRAPHIC AREA

(Thousands of Dollars)        1994       1993        1992
                          --------   --------    --------
Net Sales:
  United States...........$532,546   $491,184    $421,350
  Canada.................. 153,484    166,102     160,568
  Europe.................. 213,961    121,413      91,112
  Less-interarea sales.... (27,624)   (14,903)    (15,994)
                          --------   --------    --------
      Net sales...........$872,367   $763,796    $657,036
                          ========   ========    ========

Income From Operations:
  United States...........$ 19,691   $ 24,807    $ 14,903
  Canada..................   7,114      9,991      11,168
  Europe..................   8,796        817        (754)
  General corporate
    expenses, net of tax..  (2,569)    (2,192)     (2,012)
                          --------   --------    --------
       Income from
       operations.........$ 33,032   $ 33,423    $ 23,305
                          ========   ========    ========
Identifiable Assets:
  United States...........$311,947   $266,423    $220,327
  Canada..................  62,193     65,121      80,535
  Europe.................. 226,313    212,462      72,122
  General corporate
    assets................  23,861     20,844      25,809
                          --------   --------    --------
    Total identifiable
      assets..............$624,314   $564,850    $398,793
                          ========   ========    ========

13.  INCOME TAXES

(Thousands of Dollars)        1994       1993        1992
                          --------   --------    --------
Income before taxes:
  United States...........$ 36,097   $ 14,084    $ 18,092
  Foreign.................  14,118     18,625      20,688
                          --------   --------    --------
                          $ 50,215   $ 32,709    $ 38,780
                          ========   ========    ========

                                                 Deferred
                            Liability Method      Method
                          ------------------     --------
Amounts currently payable:
  Federal.................$  8,591   $  8,252    $  3,905
  Foreign.................   4,139      5,904       9,104
  State and local.........   1,262      2,130         917
                          --------   --------    --------
                          $ 13,992   $ 16,286    $ 13,926
                          ========   ========    ========

Deferred taxes:
  Federal.................$  4,485   $ (3,413)   $  1,457
  Foreign.................  (1,317)      (811)       (508)
  State and local.........      23     (1,916)        600
                          --------   --------    --------
                             3,191     (6,140)      1,549
                          --------   --------    --------

    Total provision.......$ 17,183   $ 10,146    $ 15,475
                          ========   ========    ========

Income before non-
  recurring items.........$ 17,183   $ 16,803    $ 15,475
Extraordinary item........       -     (1,569)          -
Cumulative effect on
  prior years of changes
  in accounting principles       -     (5,088)          -
                          --------   --------    --------
    Total provision.......$ 17,183   $ 10,146    $ 15,475
                          ========   ========    ========


The components of deferred taxes and their tax effect are as follows:

(Thousands of Dollars)      1994       1993        1992
                          --------   --------    --------

                                                 Deferred
                            Liability Method      Method
                          ------------------     --------
Cumulative effect on prior
  years of change in
  accounting principles.. $      -   $(5,088)    $      -
Alternative minimum tax..        -    (1,300)           -
Discontinued operations..    1,795         -        2,269
Excess of tax over book
  depreciation...........      249        37       (1,246)
Employee benefits........      630      (754)           -
All other items, none of
  which exceeds 5% of
  of computed tax........      517        965         526
                          --------   --------    --------
                          $  3,191   $ (6,140)   $  1,549
                          ========   ========    ========


A reconciliation of income tax expense to the U.S. statutory rate is as follows:

                             1994       1993        1992
                           --------   --------    --------
Tax at U.S. statutory rate    35.0%      34.0%       34.0%
Difference in effective
  rate of international
  operations..............    (2.1)      (3.8)        2.7
State and local income
  tax.....................     1.7         .4         2.6
Other.....................     (.4)        .4          .6
                          --------   --------    --------
Effective tax rate........    34.2%      31.0%       39.9%
                          ========   ========    ========


In accordance with the Company's policy, as of June 30, 1994, federal income taxes have not been provided on the undistributed earnings of foreign subsidiaries. If these earnings were distributed, approximately $8,000,000 of tax would be payable.

In connection with cash flow information, the Company paid $20,338,000 in 1994, $16,022,000 in 1993 and $12,200,000 in 1992 for federal, foreign and state taxes on income.

Through its United Kingdom subsidiaries, the Company has available net operating loss carryforwards of $28,000,000 for income tax purposes with no limit as to expiration under United Kingdom tax regulations. For financial reporting purposes and the adoption of SFAS No. 109, the Company has recognized valuation allowances equal to the deferred tax assets related to these tax loss carryforwards.

At June 30, 1994, deferred tax liabilities were $25,600,000 and deferred tax assets were $19,900,000. The major component of deferred tax liabilities is $25,000,000 for excess depreciation and amortization. In addition to the loss carryforward and valuation allowance noted above, deferred tax assets include $1,400,000 for discontinued operations and $14,400,000 related to employee benefits.

14.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth a summary of the quarterly results of operations for the years ended June 30, 1994 and 1993. Amounts previously reported in the first quarter of fiscal 1993 were restated to reflect the adoption of SFAS No. 106.

                                                                                     1994
                                                   ------------------------------------------------------------------------

                                                                           Three Months Ended
                                                   -----------------------------------------------------------------
                                                   Sept. 30         Dec. 31          March 31         June 30
                                                   --------         -------          --------         -------
                                                   (Thousands of Dollars Except Per Share Data)
Net Sales......................................    $201,691         $198,335         $222,676         $249,665
Gross Income...................................      26,165           24,623           28,150           40,489
Net Income.....................................       4,852            6,187            8,178           13,815
Earnings Per Common Share......................        $.29             $.37             $.49             $.83
                                                       ====             ====             ====             ====

                                                                                     1993
                                                   -----------------------------------------------------------

                                                                           Three Months Ended
                                                   -----------------------------------------------------------

                                                   Sept. 27          Jan. 3          April 4           June 30
                                                   --------         --------         --------         --------
                                                   (Thousands of Dollars Except Per Share Data)
Net Sales......................................    $164,417         $174,795         $200,934         $223,650
Gross Income...................................      17,807           24,481           30,717           35,602
Income before extraordinary item and
  cumulative effect on prior years of
  changes in accounting principles.............       4,436*           7,813           10,147           11,027
Extraordinary item, Net of tax.................           -                -           (2,559)               -
Cumulative effect on prior years of change
  in accounting principles, net of tax.........      (8,301)               -                -                -
                                                   --------         --------         --------         --------

Net Income (Loss)..............................    $ (3,865)        $  7,813         $  7,588         $ 11,027
                                                   ========         ========         ========         ========

Earnings Per Common Share:

Income before extraordinary item and
   cumulative effect on prior years of
   changes in accounting principles............      $  .29*          $  .52           $  .67           $  .73
Extraordinary item, net of tax.................           -                -             (.17)               -
Cumulative effect on prior years of change
  in accounting principles, net of tax.........        (.55)               -                -                -
                                                   --------         --------         --------         --------

Net Income (Loss)..............................      $ (.26)          $  .52           $  .50           $  .73
                                                   ========         ========         ========         ========

* Represents the amount previously reported for the first quarter of fiscal 1993.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To The Shareholders and the Board of Directors,
The Standard Products Company:


We have audited the accompanying consolidated balance sheets of The Standard Products Company (an Ohio corporation) and Subsidiary Companies as of June 30, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended June 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Standard Products Company and Subsidiary Companies as of June 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 1994 in conformity with generally accepted accounting principles.

As explained in Note 1 to the consolidated financial statements, effective June 29, 1992, the Company changed its methods of accounting for postretirement benefits other than pensions and income taxes.


                                        ARTHUR ANDERSEN & CO.



August 2, 1994,
Cleveland, Ohio.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS


The accompanying financial statements were prepared under management's direction, which has responsibility for their integrity and objectivity. These statements have been prepared in conformity with generally accepted accounting principles consistently applied and, where appropriate, reflect estimates based upon management's best judgment.

Management is further responsible for maintaining a system of internal accounting controls, designed to provide reasonable assurance that the books and records reflect the transactions of the companies and that its established policies and procedures are carefully followed. The system is continually reviewed for its effectiveness and is augmented by segregation of responsibilities, written policies and guidelines, the careful selection and training of qualified personnel and an internal audit program.

Management believes that the Company's accounting controls provide reasonable assurance that errors or irregularities that could be material to the financial statements do not occur or would be detected within a timely period by employees performing their assigned functions. However, inherent limitations exist in any system of internal controls and, of course, the cost of controls should not exceed their benefits. Management believes that the Company's balance between the costs and benefits of controls reasonably assures the reliability of its financial reporting at reasonable costs.

Arthur Andersen & Co., independent public accountants, are engaged to audit the financial statements of the Company and issue reports thereon. Their audit is conducted in accordance with generally accepted auditing standards and, accordingly, includes tests of accounting records and such other auditing procedures as they consider necessary in the circumstances. The accountants' report appears elsewhere.

The Board of Directors, through the Audit Committee of the Board, is responsible for: (1) assuring that management fulfills its responsibilities in the preparation of the financial statements; and (2) engaging the independent public accountants with whom the Committee reviews the scope of the audit and the accounting principles to be applied in financial reporting. The Audit Committee, which is comprised entirely of seven outside Directors, meets regularly (separately and jointly) with the independent public accountants, representatives of management, and the internal auditors to review the activities of each and to ensure that each is properly discharging its responsibilities. To ensure complete independence, Arthur Andersen & Co. has full and free access to meet with the Audit Committee, without management representatives present, to discuss the results of their audit, accounting and financial reporting matters and internal accounting controls.



                /s/ James S. Reid, Jr.          /s/ Aubrey E. Arndt
                    ------------------              --------------------
                James S. Reid, Jr.              Aubrey E. Arndt
                Chairman and Chief              Vice President - Finance
                Executive Officer

COMMON SHARES

The Company's common shares are listed on the New York Stock Exchange. Quarterly market and dividend data are shown in the following table.

                                                                                      Cash Dividends
                                      Price Range                                         Declared
                          -----------------------------------                     ------------------------
                                1994              1993                            1994             1993
                          ---------------   ----------------                      ----             ----
                           High      Low     High     Low
                          ------    -----   ------   ------
Quarter
   1st................    $36.63     $29.63  $28.50   $21.20                       $.16             $.128
   2nd...............     $36.00     $31.25  $26.00   $19.80                       $.16             $.128
   3rd................    $38.75     $32.50  $32.40   $25.70                       $.16             $.128
   4th................    $32.63     $26.25  $35.63   $31.00                       $.17             $.160
                                                                                   ----             -----
                                                                                   $.65             $.544
                                                                                   ====             =====

There were approximately 893 shareholders as of August 18, 1994.





IN MEMORIAM

This past year The Standard Products Co. lost a respected and well-loved colleague when Director Emeritus Charles (Charlie) Brooks passed away. Mr. Brooks became associated with Standard Products in 1967 following the acquisition of his two companies, Campbell Plastics Company and Cee-Bee Manufacturing Company. He became a senior executive of Standard Products and a member of the Board of Directors. Through his dedication and knowledge, he contributed significantly to the success of Standard Products. He is missed by all of us.


DIRECTORS                             OFFICERS
Richard J. Boland * +                 James S. Reid, Jr.
Consultant; Retired Senior Partner,   Chairman and Chief Executive Officer
Arthur Andersen & Co.
                                      Theodore K. Zampetis
Edward B. Brandon * +                 President and Chief Operating Officer
Chairman, President and Chief
Executive Officer, National           Gerard Mesnel
City Corporation                      Executive Vice President-
(Bank holding company)                Advanced Technology Worldwide

John D. Drinko -
Attorney - Baker & Hostetler,         Aubrey E. Arndt
Attorneys at Law                      Vice President-Finance

Curtis E. Moll * -                    John C. Brandmahl
Chairman and Chief Executive Officer, Vice President-Human Resources
MTD Products, Inc.
(Manufacturer of outdoor power        John C. Clegg
equipment, and tools, dies and        Vice President-Information Services
stampings for the automotive industry)
                                      Bruce G. Davis
Malcolm R. Myers * +                  Vice President-Purchasing &
Chairman and Chief Executive Officer, Supply, Worldwide
Cloyes Gear & Products, Inc.
(Manufacturer of automotive timing    Larry J. Enders
components)                           Vice President and President and
                                      Chief Executive Officer,
Leigh H. Perkins + -                  Oliver Rubber Company
Chairman, The Orvis Company, Inc.
(Manufacturer and distributor of      Joseph Farkas
fishing tackle and sporting goods)    President, Standard Products
                                      Industriel
Alfred M. Rankin, Jr. *
Chairman, President and Chief         James F. Keys
Executive Officer, NACCO Industries,  Vice President and Managing Director,
Inc. (Holding company with operations Standard Products Limited in mining, manufacturing of small
electrical appliances and fork lift   Stephan J. Mack
trucks and service parts.)            President, Holm Industries, Inc.

James S. Reid, Jr.                    Douglas N. Malm
Chairman and Chief Executive Officer  Vice President-Plastics Operations

Alan E. Riedel + -                    Joel H. Nussbaum
Retired Vice Chairman,                Vice President-Program Management
Cooper Industries, Inc.               and Engineering and Development
(A worldwide diversified manufacturer
of electrical products, electric      Valdis I. Petrovs
power equipment, tools and hardware,  Vice President-Rubber Operations automotive products and petroleum
and industrial equipment)             James D. Pry
                                      Group Vice President and President,
John D. Sigel *                       Standard Products (Canada) Limited
Partner - Hale and Dorr               and 5 Rubber Corporation
Attorneys at Law

W. Hayden Thompson * -                William A. Russell
Chairman and Chief Executive Officer, Vice President-Sales and Marketing
Solarflo Corporation
(Manufacturer of gas and electric
heating equipment)                    J. Richard Hamilton
                                      Secretary
Theodore K. Zampetis
President and Chief Operating Officer Charles F. Nagy
                                      Treasurer
*  Audit Committee
- - -  Finance Committee                  Thomas J. Stecz
+  Compensation Committee             Corporate Controller and Assistant
                                      Secretary



                FACILITIES
                ADMINISTRATIVE OFFICES
                2130 West 110th Street
                Cleveland, Ohio  44102
                (216) 281-8300

                SALES OFFICE, PRODUCT DEVELOPMENT AND WESTBORN SERVICE CENTER
                2401 South Gulley Road
                Dearborn, Michigan 48124

                PLANTS
                UNITED STATES:
                Hartselle, Alabama; Oakland and San Diego, California; Athens and Griffin, Georgia; St. Charles, Illinois; Scottsburg,
                Indiana; Lexington, Kentucky; Gaylord, Michigan; New Ulm,
                Minnesota; Schenectady, New York; Asheboro, Goldsboro, Rocky
                Mount and Salisbury, North Carolina; Cleveland and Wadsworth,
                Ohio; Export and Kittanning, Pennsylvania; Spartanburg and Winnsboro, South Carolina; Dallas and Paris, Texas.


                CANADA:
                Etobicoke, Georgetown, Mississauga, Mitchell and Stratford,
                Ontario

                FRANCE:
                Bezons, Bolbec, Courbevoie, Lillebonne and Vitre, France.

                UNITED KINGDOM:
                Grantham, Huntingdon and Plymouth, England; Maesteg, Wales.

                WAREHOUSE OPERATIONS:
                Dearborn and Greenville, Michigan; Charlotte, North Carolina.


                SHAREHOLDER INFORMATION

                COMMON SHARES
                New York Stock Exchange
                (Symbol SPD)

                REGISTRAR AND TRANSFER AGENT
                National City Bank
                Cleveland, Ohio

                ANNUAL MEETING
                The Annual Meeting of Shareholders will be held at 9 a.m., Monday, October 17, 1994 at the Company's administrative offices, 2130 West 110th Street, Cleveland, Ohio.

                FORM 10-K
                COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS SUBMITTED
                TO THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO
                SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST.  PLEASE
                ADDRESS YOUR REQUEST TO MR. AUBREY E. ARNDT, VICE
                PRESIDENT-FINANCE, AT THE COMPANY'S    ADMINISTRATIVE OFFICES,
                2130 WEST 110TH STREET, CLEVELAND, OHIO 44102.

                COUNSEL
                Baker & Hostetler
                Cleveland, Ohio

                AUDITORS
                Arthur Andersen & Co.
                Cleveland, Ohio


THE STANDARD PRODUCTS CO.
2130 West 110th Street
Cleveland, Ohio 44102
216-281-8300





                               Annual Report 1994

                                             APPENDIX TO ANNUAL REPORT TO SHAREHOLDERS

                                                                                     Paper Format
Photo No.                               Description                                  Document Page
- - ---------             ------------------------------------------------               -------------
      1               Row of cars                                                    Front Cover
      2               Chairman and CEO and President and COO                                  4
      3               Picture of the Globe                                                    5
      4               Passenger side of Chrysler Neon                                Transparent Sheet
                                                                                     over page 7
      5               Chrysler Neon                                                  Transparent Sheet
                                                                                     over page 7
      6               Machines at 5 Rubber's Griffin, Georgia Plant                           7
                      (On page 6 appears the following description of
                      this photograph:  "Every individual sealing system
                      assembly for Chrysler's four-door Neon receives a
                      final quality control check at the new Griffin,
                      Georgia, facility before it is shipped to the
                      customer's assembly plant.")
      7               Passenger seat of Ford Mustang                                 Transparent Sheet
                                                                                     over page 9
      8               Ford Mustang                                                   Transparent Sheet
                                                                                     over page 9
      9               Machines at NISCO's Bremen, Indiana Plant                               9
                      (On page 8 appears the following description of
                      this photograph:  "We manufacture the sponge rubber
                      sealing system for the new Ford Mustang and numerous
                      other models at our NISCO plant in Bremen, Indiana.
                      Here, a molded sponge rubber component is bonded
                      with the rubber extrusion to produce a one-piece
                      assembly for easy installation.")
     10               Passenger side panel of Chevrolet Lumina                       Transparent Sheet
                                                                                     over page 11
     11               Chevrolet Lumina                                               Transparent Sheet
                                                                                     over page 11
     12               Machines at Standard Products (Canada) Ltd.,                            11
                      Stratford, Ontario Plant  (On page 10 appears the
                      following description of this photograph:  "To help
                      maintain our leadership position in rubber extrusion
                      technology while controlling costs and improving
                      quality, we added a modern new rubber mixing facility
                      at one of our plants in Stratford, Ontario, during
                      the past fiscal year.")

Graphs
- - ------

                      Bar Graph No. 1                                                         2
                          Depicts comparison of Net Sales for the years
                          1985 through 1994 - refer to line entitled "Net
                          Sales" under caption "Income Statement" on table
                          on page 15 for figures

                      Bar Graph No. 2                                                         2
                          Depicts comparison of Earnings Per Share for the
                          years 1985 through 1994 - refer to the lines entitled
                          "Income (Loss) from Continuing Operations and Before
                          Extraordinary Item and Cumulative Effect on Prior Years
                          of Change in Accounting Principle" through "Net Income
                          (Loss)" under caption "Per Share" on table on page 15 for figures

                                                                                              Paper Format
Graphs                                  Description                                           Document Page
- - ------                ------------------------------------------------                        -------------
                      Bar Graph No. 3                                                         3
                          Depicts comparison of Capital Expenditures for the
                          years 1985 through 1994 - refer to line entitled
                          "Additions to Property, Plant & Equipment" under
                          caption "Other" on table on page 15 for figures

                      Bar Graph No. 4                                                         3

                                        Total Company R&D
                                      (Thousands of Dollars)

                          1985                                      $ 4,461
                          1986                                      $ 4,888
                          1987                                      $ 4,137
                          1988                                      $ 6,296
                          1989                                      $10,079
                          1990                                      $10,038
                          1991                                      $10,181
                          1992                                      $13,619
                          1993                                      $20,971
                          1994                                      $28,850

                      Bar Graph No. 5                                                Transparent Sheet
                          Depicts Major New Model Programs:  FY 1994-96,             over page 5
                          the Launch Dates and the car model

                      Bar Graph No. 6                                                         14
                          Depicts comparison of Dividends Declared Per Share
                          for the years 1985 through 1994 - refer to line
                          entitled "Cash Dividends Declared" under caption
                          "Per Share" on table on page 15 for figures

                      Bar Graph No. 7                                                         14
                          Depicts comparison of Book Value Per Share for the
                          years 1985 through 1994 - refer to line entitled
                          "Book Value" under caption "Per Share" on table on
                          page 15 for figures

                      Bar Graph No. 8                                                         14
                          Depicts comparison of Working Capital for the years
                          1985 through 1994 - refer to line entitled "Working
                          Capital" under caption "Balance Sheet" on table on
                          page 15 for figures

                                                                                              Paper Format
Graphs                                  Description                                           Document Page
- - ------                ------------------------------------------------                        -------------
                      Bar Graph No. 9                                                         14

                                           Total Capitalization
                                          (Thousands of Dollars)

                                     Long-term     Shareholders'
                                        Debt           Equity       Total
                                     ----------    -------------  ---------
                          1985       $ 20,588      $ 95,582       $116,170
                          1986       $ 17,504      $117,383       $134,887
                          1987       $ 18,180      $127,359       $145,539
                          1988       $ 16,577      $145,800       $162,377
                          1989       $ 75,213      $156,348       $231,561
                          1990       $ 99,480      $152,829       $252,309
                          1991       $113,298      $102,366       $215,664
                          1992       $ 69,289      $177,753       $247,042
                          1993       $115,607      $224,436       $340,043
                          1994       $135,381      $242,677       $378,058