Form 10-K, Exhibit 13
period 1996-06-30
STANDARD PRODUCTS CO
filed 1996-09-27
CIK 93448

                                                                      EXHIBIT 13


THE STANDARD PRODUCTS CO.
ANNUAL REPORT 1996






WORLDWIDE MANUFACTURING FOR THE WORLDWIDE AUTO INDUSTRY

                               ABOUT THE COMPANY

The Standard Products Co. has pursued a strategic focus to grow related businesses in rubber and plastic laminated extrusion technology into leadership positions in their industries and to build value for shareholders. The Company is one of the world's leading suppliers of sealing, trim and vibration-control systems for the worldwide automotive original equipment industry. We are also the major North American supplier of seals for home and commercial refrigerators and freezers, and residential doors and windows. Through our Oliver Rubber subsidiary, we are a leading manufacturer of tread rubber and equipment for the truck retread industry. The Company has production facilities and technical centers in five countries around the world.


                                     [MAP]


               Plants and Technical Centers;  Automotive Markets

            SEALING AND TRIM SYSTEMS FOR THE WORLDWIDE AUTO INDUSTRY

Our products and systems protect, decorate and improve the performance of more than 180 different car and light truck models produced around the world. Today, as fit and finish, ride quality, noise, and durability become increasingly critical differentiators, more attention is being focused on the products we design and manufacture.


                                   [DIAGRAM]

- - Plastic Bright Trim with Tape for Soft Bumpers
- - Engine Mounts
- - Hood Seals
- - Windshield Molding
- - Inner and Outer Belt Weatherstrip Assembly
- - Sunroof Sealing and Trim
- - Body Cushions
- - Bodyside Trim

                                   [DIAGRAM]

- - Encapsulated Glass Quarter Window
- - Trunk Lid Seal
- - Back Light Trim
- - Glass Run Channel Assembly
- - Door Seals
- - Quarter Window Trim Molding

[STANDARD PRODUCTS LOGO]

A COMMITMENT TO QUALITY

Standard Products is committed to manufacturing products that meet or exceed customer quality expectations. We reduced defective parts per million (PPM) by 30% in fiscal 1995 and by another 50% in fiscal 1996. Now we are driving toward an extremely competitive level of quality -- less than 100 PPM. Last year, nine of our North American automotive plants earned QS 9000 status, the U.S. auto industry's rigorous quality certification process. Our goal is for all our North American automotive plants to be certified QS 9000 by December 31, 1996. In addition, all of our plants in the United Kingdom have achieved ISO 9002 status.

FISCAL YEAR HIGHLIGHTS


(THOUSANDS OF DOLLARS EXCEPT SHARE DATA)       1996           1995          1994
Net Sales.................................  $1,083,920     $995,926       $872,367
Net Income................................      14,577       20,066         33,032
Earnings Per
    Common Share..........................  $      .87     $   1.20       $   1.99
Cash Dividends Declared
    Per Common Share .....................  $      .68     $    .68       $    .65
Shareholders' Equity .....................  $  258,765     $260,495       $242,677
Book Value
    Per Common Share .....................  $    15.42     $  15.56       $  14.55
Shares Outstanding
    at Year End ..........................      16,785       16,736         16,674

FISCAL 1996 IN REVIEW

Sales reached a record $1,083,920, putting us over the billion-dollar mark for the first time.

Earnings improved steadily throughout the year, culminating in fourth quarter profit of $.93 per share, the best quarter in our history.

We completed construction of our 236,000-sq.-ft. plant in Varginha, Brazil, and are now supplying 1,000 sealing systems per day for Fiat's new Palio world car.

We successfully completed the Ford Taurus/Sable launch, our largest ever, involving nine of our plants.

                              NET SALES [GRAPH]

                        TOTAL COMPANY R, E & D [GRAPH]

                        CAPITAL ADDITIONS, NET [GRAPH]

                          EARNINGS PER SHARE [GRAPH]

Standard Products stepped up its position in the rapidly expanding Brazilian auto industry with the opening of a new 236,000-sq.-ft. plant in Varginha. The facility is located near many of the automotive plants supplying the Brazilian and Argentine markets.

                                    [PHOTO]

CANADA Standard Products first expanded beyond the United States in the 1930s, setting up production in Canada. Today our Canadian production facilities, including a rubber-mixing plant, supply sealing and trim systems to automotive assembly plants throughout Canada and the United States.

- ---------------------

TO OUR SHAREHOLDERS:

What a difference a year makes. Twelve months ago, we were at the apex of the most intensive three-year schedule of new programs and capital investments in Standard Products' history. These programs had stretched our resources and squeezed profits, but we were confident in our strategy. These investments were the price of admission to the future. That future began to emerge in the third quarter of fiscal 1996 and became apparent in the fourth quarter of the year.

For the three months ended June 30, we reported record-breaking quarterly sales of $303.1 million and the highest quarterly earnings in the Company's history
- -- $15.5 million, equal to $.93 per share. This strong performance brought our annual sales to $1,083.9 million, putting us over the billion-dollar annual sales mark for the first time. Net income for the year was $14.6 million, or $.87 per share, compared with $20.1 million, or $1.20 per share, a year ago.

The quarter-to-quarter improvement was due primarily to three factors: higher volumes, stable material prices, and our ability to cut costs quickly and begin to move up the profit curve on new programs and new ventures.

Fiscal 1996 sales from Transportation Equipment, our largest business segment, were $958.1 million, up 10.3% over fiscal 1995. Most of the gain came from the North American market, largely due to our participation on the Ford Taurus/Sable, Chevrolet Lumina/Monte Carlo and Chrysler minivan programs.

Our automotive sales in Europe were $241.6 million, essentially flat


- ---------------------

BRAZIL Our world-class rubber and plastic extrusion plant in Varginha, Brazil, began production in January 1996. The facility supplies 100% of the automotive sealing systems for Fiat's new Palio world car. In addition to launching the Palio, we integrated the operations of Itatiaia Standard into Varginha and now serve other Brazilian automakers.

                                   [PHOTO]

Our newest North American plant is located in Griffin, Georgia. Opened in 1994, the plant produces window channels, weatherstrips and doorseals for Chrysler's popular minivans and Neon subcompact. These are among our biggest current programs.

with the prior year. Transportation Equipment volume also benefited from $29.5 million in sales from Brazil, compared with just $2.6 million a year ago. For most of the prior year, we had only a 20% interest in Itatiaia Standard, our Brazilian subsidiary, and its sales were not consolidated.

Oliver Rubber, our tread rubber subsidiary, was profitable on a slight increase in sales for the year. Oliver's decision to shut down its European operations affected the year-over-year sales comparison, but this was offset by initial revenues from a major new contract signed during the year. Treadco, the nation's largest independent truck-tire retreader, agreed to convert 22 of its truck tire precure retread facilities to Oliver licensees. Oliver will supply precured tread rubber, retread equipment and related items to the Treadco shops. The conversion is expected to be completed later this fall, and has grown to 25 shops.

Our Holm Industries subsidiary reported flat sales for the year in the refrigerator and freezer market. NISCO, our U.S.-based joint venture with Nishikawa Rubber Company of Hiroshima, Japan, which manufactures sponge automotive door seals, was profitable for the year on higher sales. Our share of NISCO's profits is 50% of the total. NISCO's sales are not consolidated in our income statement.

Looking back at fiscal 1996, we began the year with the launch of the Ford Taurus/Sable. Although launch costs on the Taurus/Sable were high, this was one of our most successful launches ever.

Meanwhile, in Brazil, government credit tightening dramatically reduced demand for new cars. The resulting slowdown exacerbated losses at Itatiaia Standard just as we were starting up our new plant. By the end of the fiscal year, however, market conditions had improved, Itatiaia

- ---------------------

UNITED STATES From our base in the U.S., we have built Standard Products into a global company with a manufacturing presence on three continents. Through investments in engineering and design, combined with kaizen process simplification, we are targeting to become the low-cost producer, bringing innovative products to our customers.

                                   [PHOTO]

An employee checks an extrusion oven at our plant in Huntingdon, England. Standard Products' long experience in international operations represents an important advantage as automakers increasingly demand a globally competitive level of quality for their new generation of world vehicles.

FRANCE   We established a presence in continental Europe with our 1993 acquisition of SPI. In addition to SPI's production facilities, the acquisition brought us valuable technology that has been shared throughout the Company. SPI's relationship with Fiat led to our Brazilian investment.

- ---------------------

Standard's plant in Sao Paulo had been integrated into the new plant in Varginha, and we had started launching our first Brazilian program, for the new Fiat Palio.

The 236,000-sq.-ft. plant in Varginha, Brazil, was built to supply 100% of the sealing systems for the Palio, designed by Fiat to be a world car. We are currently supplying 1,000 sealing systems per day for the Palio, and we expect to reach full production of 2,200 per day a year from now when Fiat ramps up production at a second assembly plant in Argentina. Our facility is also supplying other auto manufacturers in the rapidly expanding Brazilian and Argentine markets.

The new plant in Brazil and the successful North American and European launches over the past two years exemplify our aggressive growth strategy: We will sustain our strong base of business in North America and Europe by investing heavily in research, development and engineering, and through kaizen and continuous improvement efforts. A key element here is our two-year-old Worldwide Technology Organization, whose mission is to develop new products and processes, share our technological expertise across the Company, and ensure worldwide consistency of equipment and technology. For our customers' new plants in Latin America, Southeast Asia and elsewhere, the world's automakers are demanding a globally competitive level of quality and design engineering capabilities. Standard Products has been supplying these customers throughout the world for many, many years. We

- ---------------------

UNITED KINGDOM In addition to several production plants, the U.K. is also home to one of our worldwide rubber mixing centers and one of our major product development centers. The ability to interchange engineering and manufacturing technology around the globe is a key advantage Standard Products brings to its niche in the automotive marketplace.

are excited about these opportunities in South America, as well as in other countries with major automotive markets.

We have made significant strides in the last several years, substantially strengthening our engineering and design capabilities. We continue to strengthen our partnership with Nishikawa Rubber Company of Hiroshima, Japan, which has become an important source of strength to both Nishikawa and Standard Products.

As we improve our plant efficiency and bring costs down, we can do more with less and will continually reassess the most efficient use of our assets. That said, we must reiterate that this remains an intensely competitive business. We see significant overcapacity in the North American auto industry among both suppliers and customers. As a result, we are feeling heavy pressure from our customers for price reductions.

Although our upcoming launch schedule is lighter than last year, we still expect to bring on about $100 million in new business in fiscal 1997, replacing some $60 million in existing volume. Major launches include the Buick Century and Park Avenue, the Ford Escort coupe, the Jeep Cherokee, and the Fiat Palio 3-door in Brazil.

Barring a severe auto industry strike this fall, we look to improved results for fiscal 1997. Assuming reasonable economic conditions over the next several years, we see a highly competitive and slow growth world auto industry, with pockets of opportunity for us.

On behalf of the Board of Directors, we thank our employees for their pride and commitment and our shareholders, customers and suppliers for their ongoing support.


                                    [PHOTOS]


James S. Reid, Jr.
Chairman and Chief Executive Officer

Theodore K. Zampetis
President and Chief Operating Officer

August 28, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
(ALL AMOUNTS IN THOUSANDS OF DOLLARS)

Standard Products is recognized as one of the world's leading suppliers of sealing, trim and vibration-control systems to original equipment manufacturers
(OEMs) of passenger cars and light trucks. The Company also maintains leading positions in the sealing industry for the refrigeration and home building products businesses. These operations comprise the Company's Transportation Equipment Segment. The Company reports the results of its truck tire retreading business as the Tread Rubber Segment. This business also has a market-leading position in its industry.


TRANSPORTATION EQUIPMENT SEGMENT
GENERAL
Sealing and vibration control systems are usually made of extruded and molded rubber. These products are engineered to provide the driver of an automobile a smooth, quiet ride. The systems accomplish this by preventing moisture, wind and other forces from penetrating the openings in a vehicle and by reducing the impact of vibrations from poor road conditions or normal engine and powertrain operation. As such, these systems can be extremely important to the retail customer's satisfaction with a particular vehicle. Trim systems are generally made from plastic. The Company typically produces these components using the extrusion process rather than injection molding. The Company believes that its superior extrusion technology provides it with a competitive advantage.

This segment is highly dependent on the success of the OEMs worldwide and on three customers in particular (Ford, General Motors and Chrysler), the loss of one or more of which would have a material adverse effect on this segment. (See
Note 13 to the financial statements for details on sales by customer.) The market for new automobiles in any country is highly dependent on the general economic conditions in that country. As the Company continues to expand its global reach, it also spreads that risk over more areas. Currently, the areas in which the Company produces and ships parts appear relatively stable. The Brazilian economy continues to merit close attention, especially as we increase production. Revenues from the Company's operations in Brazil are expected to double next year from fiscal 1996 levels. The North American and European economies remain in low growth patterns that are typical of mature markets.

In addition to the factors noted above, the globalization of the economy continues to bring new competition for customers in North America. Management views the Company's extensive global experience as a major asset in the battle for new business. Continued globalization, however, will only increase the pressure from our customers to reduce prices.

While the Company's business is not seasonal in the traditional sense, July, August and December are usually lower volume months. OEMs typically perform model changeovers during July, European operations are closed for vacations in August and assembly plants are usually closed for a period from shortly before Christmas until after New Year's Day.

SALES PERFORMANCE -- 1996 VERSUS 1995
Fiscal 1996 sales for the Transportation Equipment Segment were $958,105, an increase of $89,213, or 10.3%, over the prior year. The following table details the sales of this segment by geographic location:

                                        1996      1995
North America.......................  $687,009  $626,152
Europe..............................   241,617   240,100
South America.......................    29,479     2,640
                                      --------  --------
     Total..........................  $958,105  $868,892


The sales increase in North America was entirely related to our automotive group, despite flat production of passenger cars and light trucks year-over-year in the North American auto market. Strong performance by individual platforms within the industry accounted for the increased sales volume. The Chrysler minivan and Jeep Grand Cherokee showed strong sales gains. This was also our first full year of production on the Chrysler minivan. The Ford Taurus/Sable, while slipping slightly in sales, has shown stronger volumes as the year progressed. This helped support our strong fourth quarter performance. The new Ford F-150 truck also helped to boost sales. North America also includes the results of our appliance sealing business which was essentially flat year-over-year, although fourth quarter production was strong, helping to offset previous quarterly declines in year-over-year sales. In Europe, volumes were up in the United Kingdom, principally on Ford platforms, while in France volumes declined primarily with Renault and Fiat. Foreign currency translations in France acted to almost entirely offset the volume declines, while in the United Kingdom they reduced the volume gains by over 40%. In South America, results for fiscal 1995 reflect one month's revenue, while fiscal 1996 reflects a full twelve months of sales. Our new plant in Varginha came on line in the last month of the third quarter of this year, adding solidly to the revenue base. The Fiat Palio will be the source of most of this region's revenue next year.

SALES PERFORMANCE -- 1995 VERSUS 1994
Fiscal 1995 sales for the Transportation Equipment Segment were $868,892, an increase of $115,128, or 15%, over the prior year. In North America, automotive sales were $531,086, an increase of 15%. The 1995 results reflect a full year of sales of parts for the General Motors Lumina/Monte Carlo models. Production of these models began late in fiscal 1994 at slow rates of production. During 1995, production levels increased to normal rates and, as a result, sales of the Company's parts to General Motors increased $45,000 compared to 1994. Similarly, Chrysler began production of the Neon models in mid-fiscal 1994 with rates of production gradually increasing. Fiscal 1995 includes a full year of sales of the Company's products for the Neon. The increase in sales over 1994 was $26,038. These sales gains were partially offset by lower production volumes of certain models and the conclusion of production of models for which the Company does not continue to supply parts.

In Europe, sales increased by $35,504 to $240,100, an increase of 17%. During fiscal 1995, the U.S. dollar weakened in relation to the currencies of the countries where the Company's European subsidiaries do business. For the year, the effect of the varying currency exchange rates contributed 56% of the increased sales in Europe, measured in U.S. funds. The remainder of the increase in sales is due to the sales of parts on new models and strong builds for the year compared to fiscal 1994.

In May, the Company completed its acquisition of Itatiaia Standard of Brazil. Its sales for June 1995 were $2,640.

Holm Industries, the Company's subsidiary which serves the appliance and building products industries, recorded sales of $94,217, an increase of $7,173, or 8.2% over the prior year. The increase in sales was due to strong refrigeration appliance sales during fiscal 1995, sales of new products and sales to new customers. In addition, Holm partially recovered raw material cost increases through increased selling prices.

OPERATING PERFORMANCE -- 1996 VERSUS 1995
Fiscal 1996 began poorly but finished on a high note. First quarter gross margins were affected by high start-up costs on several new launches. In addition, raw material costs that had steadily escalated during fiscal year 1995 remained high. Beginning in the second quarter of fiscal 1996, costs related to our largest launches in history began to subside at most locations and raw material prices started to decline. Continuous improvement programs also generated significant margin improvements as programs went from launch status to a more stable, repetitive environment.

Selling, general and administrative expenses increased substantially in this segment over the prior year. This increase was the result of start-up costs in Brazil, as well as the expenses related to the sale of receivables explained further in Note 4 to the financial statements.

The Company completed the reduction of its Canadian plastics plant previously accrued for in 1995. Additional costs were incurred of approximately $1,000 and were charged to normal operations in fiscal 1996.

OPERATING PERFORMANCE -- 1995 VERSUS 1994
Automotive production volume increased significantly during 1995 compared to the prior year. Volume increases were led by the production of parts for the Lumina/Monte Carlo and Neon models as well as volume gains for the year in Europe, contributing 1.7% of fiscal 1995 sales. These gains were offset, however, by lower margins on new product programs compared with those which were replaced. This decline represented 1.6% of fiscal 1995 sales. The Company experienced significant raw material price increases during fiscal 1995 throughout its operating units with rubber, plastics and chemicals increasing significantly. The effect of increases in raw material costs was .9% of fiscal 1995 sales. The Company encountered manufacturing and production problems at its Spartanburg, South Carolina plant throughout 1995. The resulting excessive manufacturing costs and tooling expenses were .7% of fiscal 1995 sales. The increase in research, engineering and development expenses represented .5% of 1995 sales. These expenses were incurred for current year programs as well as future programs.

The Company recorded $3,485 to provide for the reduction of its plastics plant in Canada. Charges included severance, idle assets and remaining lease commitments.

TREAD RUBBER SEGMENT
GENERAL
Oliver Rubber Company (Oliver) manufactures and markets precure and mold cure tread rubber, bonding gum, cement, repair materials and equipment for use in the tire retreading industry. In addition, Oliver supplies custom mixed rubber to The Standard Products Company and certain affiliates for use in the automotive original equipment business.

SALES PERFORMANCE -- 1996 VERSUS 1995
Sales for fiscal 1996 were $135,869, including intersegment sales of $10,054. This was an increase of 1.7%, or $2,213 over fiscal 1995. In fiscal 1995, the Company closed its European operations related to this segment. Accordingly, there were no sales in Europe in fiscal 1996. During fiscal 1995, sales in Europe were $5,239. Sales in North America increased by $7,452 in fiscal 1996. Roughly 46% of this increase came from additional intercompany sales to the Transportation Equipment Segment. During fiscal 1996, the Company made a significant investment in its mixing plant in Asheboro, North Carolina, resulting in improved quality and increased sales to the Transportation Equipment Segment's automotive parts plants. The remainder of the increase in sales is primarily attributable to the new agreement Oliver signed in fiscal 1996 to supply Treadco, Inc. with precure tread rubber, retread equipment and related items at all of its truck tire precure retreading locations. Treadco, Inc. is the largest independent truck tire retreader in the United States.

SALES PERFORMANCE -- 1995 VERSUS 1994
For fiscal 1995, sales of the Tread Rubber Segment were $133,656, including intersegment sales of $6,622. Sales increased by 7.6%, or $9,487 over fiscal 1994. In North America, sales increased $13,150. Sales volume increased over 1994 in both precure and mold cure rubber. In addition, the Company increased selling prices, primarily in the second half of fiscal 1995, to partially offset raw material cost increases which occurred during the year. Increased sales in North America were offset by a decrease in sales in Europe of $3,663. This was the result of the Company concluding operations in Europe in this segment.

SELECTED FINANCIAL DATA

(THOUSANDS OF DOLLARS EXCEPT SHARE DATA)                         1996        1995       1994       1993       1992

INCOME STATEMENT
Net Sales                                                     $1,083,920   $995,926   $872,367   $763,796   $657,036
Gross Income                                                     108,482     99,455    119,427    108,607     94,253
Selling, General & Administrative Expenses                        69,616     60,121     57,787     49,768     41,760
Rationalization of Business Units                                     --      8,832      4,424         --         --
Interest (Income) Expense, net                                    12,779     13,010      9,093      8,214     13,659
Other (Income) Expense, net                                       (2,437)       233     (2,092)       399         54
Provision for Taxes on Income                                     13,947     (2,807)    17,183     16,803     15,475
Income (Loss) from Continuing Operations and Before
   Extraordinary Item and Cumulative Effect on Prior
   Years of Change in Accounting Principle                        14,577     20,066     33,032     33,423     23,305
Income (Loss) from Operations and Disposal of
   Discontinued Division, Net of Tax                                  --         --         --         --         --
Income (Loss) Before Extraordinary Item and Cumulative
   Effect on Prior Years of Change in Accounting Principle        14,577     20,066     33,032     33,423     23,305
Extraordinary Item, Net of Tax                                        --         --         --     (2,559)        --
Cumulative Effect on Prior Years of Change in
   Accounting Principle, Net of Tax                                   --         --         --     (8,301)        --
Net Income (Loss)                                             $   14,577   $ 20,066   $ 33,032   $ 22,563   $ 23,305
Percent Net Income to Sales                                          1.3        2.0        3.8        3.0        3.5
Percent Net Income to Average Shareholders' Equity                   5.6        8.0       14.5       12.1       19.5


PER SHARE
Income (Loss) from Continuing Operations and Before
   Extraordinary Item and Cumulative Effect
   on Prior Years of Change in Accounting Principle           $      .87   $   1.20   $   1.99   $   2.21   $   1.79
Income (Loss) from Discontinued Operations                            --         --         --         --         --
Extraordinary Item, Net of Tax                                        --         --         --   $   (.17)        --
Cumulative Effect on Prior Years of Change in
   Accounting Principle, Net of Tax                                   --         --         --   $   (.55)        --
Net Income (Loss)                                             $      .87   $   1.20   $   1.99   $   1.49   $   1.79
Cash Dividends Declared                                       $      .68   $    .68   $    .65   $    .54   $    .38
Book Value                                                    $    15.42   $  15.56   $  14.55   $  13.56   $  11.82


BALANCE SHEET
Property, Plant & Equipment                                   $  548,816   $489,534   $422,576   $377,564   $279,830
Accumulated Depreciation                                         250,278    220,095    180,567    153,137    130,410
Total Assets                                                     684,695    701,889    624,314    564,850    398,793
Working Capital                                                   54,034    127,498     87,922     79,396     97,303
Long-term Debt                                                   143,041    190,522    135,381    115,607     69,289
Shareholders' Equity                                             258,765    260,495    242,677    224,436    177,753
Cash Dividends Declared                                       $   11,400   $ 11,445   $ 10,821   $  8,450   $  5,103


OTHER
Additions to Property, Plant & Equipment, net                 $   79,684   $ 54,671   $ 59,120   $ 38,000   $ 18,367
Depreciation & Amortization                                   $   52,545   $ 46,839   $ 40,495   $ 29,887   $ 26,228
Shares Outstanding                                                16,785     16,736     16,674     16,552     15,044
Average Shares Outstanding                                        16,758     16,711     16,627     15,114     13,010


(THOUSANDS OF DOLLARS EXCEPT SHARE DATA)                         1991        1990       1989       1988       1987

INCOME STATEMENT
Net Sales                                                     $  592,090   $590,699   $527,896   $473,035   $412,507
Gross Income                                                      38,946     65,316     81,452     83,878     81,911
Selling, General & Administrative Expenses                        40,073     35,011     27,111     23,694     21,388
Rationalization of Business Units                                     --         --         --         --         --
Interest (Income) Expense, net                                    11,663      8,608      3,125      1,430        (86)
Other (Income) Expense, net                                          285      1,846      2,062      1,612     (1,720)
Provision for Taxes on Income                                      7,879      8,060     18,333     20,373     29,165
Income (Loss) from Continuing Operations and Before
   Extraordinary Item and Cumulative Effect on Prior
   Years of Change in Accounting Principle                       (20,954)    11,791     30,821     36,769     33,164
Income (Loss) from Operations and Disposal of
   Discontinued Division, Net of Tax                             (24,655)        --     (2,132)    (2,712)    (1,639)
Income (Loss) Before Extraordinary Item and Cumulative
   Effect on Prior Years of Change in Accounting Principle       (45,609)    11,791     28,689     34,057     31,525
Extraordinary Item, Net of Tax                                        --         --         --         --         --
Cumulative Effect on Prior Years of Change in
   Accounting Principle, Net of Tax                                   --         --         --         --         --
Net Income (Loss)                                             $  (45,609)  $ 11,791  $  28,689  $  34,057   $ 31,525
Percent Net Income to Sales                                           --        2.0        5.4        7.2        7.6
Percent Net Income to Average Shareholders' Equity                    --        7.7       18.8       25.5       25.5


PER SHARE
Income (Loss) from Continuing Operations and Before
   Extraordinary Item and Cumulative Effect
   on Prior Years of Change in Accounting Principle           $    (1.65)  $    .93  $    2.33  $    2.71   $   2.33
Income (Loss) from Discontinued Operations                    $    (1.94)        --  $    (.16) $    (.20)  $   (.11)
Extraordinary Item, Net of Tax                                        --         --         --         --         --
Cumulative Effect on Prior Years of Change in
   Accounting Principle, Net of Tax                                   --         --         --         --         --
Net Income (Loss)                                             $    (3.59)  $    .93  $    2.17  $    2.51   $   2.22
Cash Dividends Declared                                       $      .47   $    .74  $     .69  $     .61   $    .46
Book Value                                                    $     8.06   $  12.05  $   12.05  $   10.96   $   9.14


BALANCE SHEET
Property, Plant & Equipment                                   $  251,151   $239,773  $ 200,801  $ 154,623   $131,036
Accumulated Depreciation                                         102,553     91,739     76,591     65,922     55,878
Total Assets                                                     369,272    362,399    333,741    255,211    226,009
Working Capital                                                   61,594     90,014     88,937     74,759     74,572
Long-term Debt                                                   113,298     99,480     75,213     16,577     18,180
Shareholders' Equity                                             102,366    152,829    156,348    145,800    127,359
Cash Dividends Declared                                       $    5,992   $  9,365  $   9,084  $   8,194   $  6,516


OTHER
Additions to Property, Plant & Equipment, net                 $   21,179   $ 39,230  $  32,506  $  21,345   $ 23,741
Depreciation & Amortization                                   $   24,747   $ 19,975  $  14,196  $  11,078   $  9,437
Shares Outstanding                                                12,695     12,689     12,975     13,293     13,928
Average Shares Outstanding                                        12,694     12,753     13,250     13,571     14,241


OPERATING PERFORMANCE -- 1996 VERSUS 1995
Operating income for the Tread Rubber Segment increased from $1,727 in fiscal 1995 to $4,078 in fiscal 1996. While this segment has made several improvements in its operating performance, particularly the quality of its mixing capabilities, the primary source of its improved profitability came from supply chain management. This resulted in savings on raw material costs that translated to improved operating income.

OPERATING PERFORMANCE -- 1995 VERSUS 1994
The effect of volume increases exceeded profitability decreases, representing
 .1% of fiscal 1995 sales. The effect of foreign currency variations on gross margins was minor. In 1995, the Company concluded its European tread rubber operations with the closure of the Oliver Rubber subsidiary in the United Kingdom. The Company reduced assets to their net realizable value, accrued costs for severance, liquidation and other expenses, and recognized deferred currency losses formerly included in the foreign currency translation account in the balance sheet. Total losses recorded amounted to $5,347, with $2,309 recorded in the first quarter and the balance recorded in the fourth quarter of fiscal 1995. The Company attempted to realize as much value as possible on remaining assets before beginning formal liquidation.

OTHER (INCOME) EXPENSE
Interest expense, net in fiscal 1996 was $12,779, a decrease of $231 from 1995 levels. This was primarily the result of two factors. Proceeds from the sale of accounts receivable (see Note 4 to the financial statements) were used to reduce outstanding debt. During the year the Company increased its borrowings to fund investments in Brazil and other capital programs. Therefore, average debt levels were only slightly lower in fiscal 1996 as compared to fiscal 1995. By year end, however, debt levels were substantially lower than June 30, 1995.

Interest expense, net in fiscal 1995 was $13,010 compared to $9,093 in 1994. Interest expense increased as rates and the level of borrowings both increased from 1994 levels. This was partially offset by higher interest income earned by more funds being invested by the Company's United Kingdom subsidiary.

Royalty and dividend income were comparable for each of the last three years. Other, net was income in fiscal 1996 of $1,764, an improvement of $2,811 over the 1995 expense of $1,047. As explained in Note 1 of the financial statements, the operating income of the Company's joint venture, Nishikawa Standard Company, increased by $2,073. Fiscal 1995 expense also included $942 of losses incurred in disposing of fixed assets.

Results of operations for fiscal 1996 include an effective tax rate of 48.9%. This high effective tax rate is the result of the Company's inability to utilize net operating losses generated in its Brazilian operations. The recognition of tax benefits related to the losses will be reported in future periods as opportunities to utilize these carryforwards become more certain.

The fiscal 1995 tax provision reflected the recognition of the benefit of the remaining net operating loss carryforward of $3,181 from the Company's subsidiary in the United Kingdom. The Company also recognized a tax benefit of $4,441 related to the write-off for tax purposes of Oliver Rubber's investment in the United Kingdom. Absent these two transactions, the Company's effective tax rate would have been 28%.

LIQUIDITY AND CAPITAL RESOURCES
The Company generated $122,740 from operating activities in fiscal 1996. This was a $69,631 increase over fiscal 1995. The large increase was primarily the result of the sale of $50,000 of receivables described in Note 4 of the financial statements. The Company also had several large tooling programs outstanding at year end that had the impact of increasing accounts receivable and accrued expenses. In addition, the Company reduced its inventories by over $9,000 through continuous improvement efforts at various locations.

During fiscal 1996, the Company continued its investment in new technology and equipment. Capital spending of $79,684 includes approximately $43,000 in Brazil. In addition, the Company has nearly completed a worldwide upgrade of its mixing facilities. New mixers in Brazil, the United States and Canada, will be joined in 1997 by new equipment in the United Kingdom. Fiscal 1997 capital additions are expected to be $65,000, including investment in a new facility in Mexico.

During the three-year period ended June 30, 1996, inflation has been relatively moderate and operating costs reflect current costs for raw materials and inventory, operating expenses and depreciation. It is important to understand that inflation, as reported on a consumer price index basis, may not bear a direct relationship to the Company's costs. Although inflation on the whole was stable during the period, as mentioned above, fiscal 1995 saw significant price increases in the raw materials used in operations. This was the result of increased costs of petroleum, polymers and chemicals used in our business that rose at a rate higher than general inflation. The Company does not expect inflation to have any near-term material effect on the costs of its products, although there can be no assurance that such an effect will not occur in the future.

Except for Brazil, the value of the Company's consolidated assets and liabilities located outside the United States (which are translated at period-end exchange rates) and income and expenses (which are translated using rates prevailing during the fiscal year) have been affected by the translation values of the Canadian dollar, French franc and British pound. Such translation adjustments are reported as a separate component of shareholders' equity. While exchange rate fluctuations have historically not had a significant impact on the Company's reported operating results, changes in the values of the currencies noted above will impact the translation adjustments in the future. The Company's operations in Brazil use the U.S. dollar as their functional currency. Translation adjustments for these operations are included in the determination of income.

At June 30, 1996, the Company was in compliance with the various covenants under the agreements pursuant to which it may borrow money. Management expects that it will remain in compliance with these covenants through the year ending June 30, 1997.

During the next year, the Company believes that its cash requirements for working capital, capital expenditures, dividends, interest and debt repayments will be met through internally generated funds and utilization of available borrowing sources.

PROSPECTIVE INFORMATION
During fiscal 1997, the Company anticipates that passenger car and light truck production in North America will remain flat compared to fiscal 1996. In addition, while the Company will launch several new programs in 1997, new volume will not approach the record levels of last year. With this in mind, fiscal 1997 should show improvement over last year's results. Operations in Brazil will be a key determinant in the success of next year.

CAUTIONARY STATEMENTS FOR PURPOSES OF "SAFE HARBOR"
UNDER THE PRIVATE SECURITIES REFORM ACT OF 1995
Certain statements in this Annual Report, in the Company's press releases and in oral statements made by or with the approval of an authorized executive officer of the Company constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These may include statements projecting, forecasting or estimating Company performance and industry trends. The achievement of the projections, forecasts or estimates is subject to certain risks and uncertainties. Actual results and events may differ materially from those projected, forecasted or estimated. The applicable risks and uncertainties include general economic and industry conditions that affect all international businesses, as well as matters that are specific to the Company and the markets it serves.

General risks that may impact the achievement of such forecasts include: compliance with new laws and regulations, significant raw material price fluctuations, currency exchange rate fluctuations, limits on repatriation of funds and political uncertainties. Specific risks to the Company include: risk of recession in the economies in which its products are sold, the concentration of a substantial percentage of the Company's sales with a few major OEM customers, labor relations at the Company, its customers and its suppliers; competition in pricing and new product development from larger companies with substantial resources; and continued globalization of the automotive supply base resulting in new competition in certain locations.

CONSOLIDATED STATEMENTS OF INCOME

                          The Standard Products Company and Subsidiary Companies
                                for the Years Ended June 30, 1996, 1995 and 1994



(THOUSANDS OF DOLLARS EXCEPT SHARE DATA)                               1996         1995          1994
Net Sales                                                         $ 1,083,920   $   995,926   $   872,367
Cost of Goods Sold:
  Materials, wages and other manufacturing costs                      934,504       863,260       724,090
  Research, engineering and development expenses                       40,934        33,211        28,850
                                                                  -----------   -----------   -----------
                                                                      975,438       896,471       752,940
                                                                  -----------   -----------   -----------
        Gross Income                                                  108,482        99,455       119,427
 Selling, General and Administrative Expenses                          69,616        60,121        57,787
 Rationalization of Business Unit                                       --            8,832         4,424
                                                                  -----------   -----------   -----------
                                                                       38,866        30,502        57,216
                                                                  -----------   -----------   -----------

Other (Income) Expense:
        Royalty and dividend income                                      (673)         (814)         (770)
        Net interest expense                                           12,779        13,010         9,093
        Other, net                                                     (1,764)        1,047        (1,322)
                                                                  -----------   -----------   -----------
                                                                       10,342        13,243         7,001
                                                                  -----------   -----------   -----------
Income before Taxes on Income                                          28,524        17,259        50,215
Provision for Taxes on Income                                          13,947        (2,807)       17,183
                                                                  -----------   -----------   -----------
        Net Income                                                $    14,577   $    20,066   $    33,032
                                                                  -----------   -----------   -----------
Earnings Per Common Share:
        Primary                                                   $      0.87   $      1.20   $      1.99
                                                                  -----------   -----------   -----------
        Fully Diluted                                             $      0.87   $      1.20   $      1.99
                                                                  -----------   -----------   -----------
        Weighted average shares outstanding                        16,757,767    16,711,451    16,626,927


The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS
  The Standard Products Company and Subsidiary Companies, June 30, 1996 and 1995



(THOUSANDS OF DOLLARS)                                                      1996             1995
ASSETS
Current Assets:
   Cash and cash equivalents                                           $     --       $     19,546
   Receivables, less allowances of $2,958 in 1996 and $4,978 in 1995      180,787          196,613
   Inventories                                                             60,377           69,458
   Prepaid insurance, taxes, etc.                                          19,680           21,820
                                                                       ----------     ------------
      Total current assets                                                260,844          307,437
                                                                       ----------     ------------
Property, Plant and Equipment, at cost:
   Land                                                                     9,668            7,553
   Buildings and improvements                                             106,039           92,907
   Machinery and equipment                                                368,697          332,729
   Furniture and fixtures                                                  43,103           37,407
   Capital projects in process                                             21,309           18,938
                                                                       ----------     ------------
                                                                          548,816          489,534
   Less - Accumulated depreciation                                       (250,278)        (220,095)
                                                                       ----------     ------------
                                                                          298,538          269,439
Goodwill, net                                                              71,653           64,976
Other Assets, net                                                          53,660           60,037
                                                                       ----------     ------------
                                                                       $  684,695     $    701,889
- --------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
      Short-term notes payable                                         $    1,198     $      4,609
      Current maturities of long-term debt                                  2,450            2,176
      Accounts payable
      Accrued payrolls                                                     99,093          102,066
      Accrued expenses                                                     26,651           26,360
      Dividend payable                                                     74,565           41,883
         Total current liabilities                                          2,853            2,845
                                                                       ----------     ------------
Long-term Debt, net of current maturities                                 206,810          179,939
                                                                       ----------     ------------
Other Postretirement Benefits                                             143,041          190,522
                                                                       ----------     ------------
Deferred Income Taxes and Other Credits                                    26,023           25,907
                                                                       ----------     ------------
                                                                           50,056           45,026
                                                                       ----------     ------------
Commitments and Contingent Liabilities
Shareholders' Equity:
      Serial preferred shares, without par value, authorized
        6,000,000 voting shares and 6,000,000 non-voting
        shares, none issued                                                   --              --
      Common shares, par value $1 per share; authorized
        50,000,000 shares, issued and outstanding 16,784,867
        in 1996 and 16,736,155 in 1995                                     16,785           16,736
     Paid-in capital                                                       96,906           96,237
     Retained earnings                                                    154,669          151,492
     Foreign currency translation adjustments                              (6,318)            (496)
     Minimum pension liability                                             (3,277)          (3,474)
                                                                       ----------     ------------
        Total shareholders' equity                                        258,765          260,495
                                                                       ----------     ------------
                                                                       $  684,695     $    701,889
- --------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                          The Standard Products Company and Subsidiary Companies
                                for the Years Ended June 30, 1996, 1995 and 1994

                                                                                   FOREIGN                   TOTAL
                                                                                  CURRENCY      MINIMUM      SHARE-
                                             COMMON       PAID-IN       RETAINED  TRANSLATION   PENSION      HOLDERS'
(THOUSANDS OF DOLLARS EXCEPT SHARE DATA)     SHARES       CAPITAL       EARNINGS  ADJUSTMENTS   LIABILITY    EQUITY
BALANCE, JUNE 30, 1993                        $16,552       $94,083     $120,660   $ (6,650)   $ (209)     $ 24,436
   Net income                                      --            --       33,032         --        --        33,032
   Cash dividends ($.65 per share)                 --            --      (10,821)        --        --       (10,821)
   Foreign currency translation adjustments        --            --           --     (3,709)       --        (3,709)
   Restricted stock awards                         --           585           --         --        --           585
   Sale of 122,042 shares to option holders       122           946           --         --        --         1,068
   Minimum pension liability                       --            --           --         --    (1,914)       (1,914)
                                              -------      --------     --------   --------   -------      --------
BALANCE, JUNE 30, 1994                        $16,674       $95,614      142,871   $(10,359)  $(2,123)     $242,677
   Net income                                      --            --       20,066         --        --        20,066
   Cash dividends ($.68 per share)                 --            --      (11,445)        --        --       (11,445)
   Foreign currency translation adjustments        --            --           --      9,863        --         9,863
   Restricted stock awards                         --           208           --         --        --           208
   Sale of 61,894 shares to option holders         62           415           --         --        --           477
   Minimum pension liability                       --            --           --         --    (1,351)       (1,351)
                                              -------      --------     --------   --------   -------      --------
BALANCE, JUNE 30, 1995                        $16,736       $96,237     $151,492   $   (496)  $(3,474)     $260,495
   Net income                                      --            --       14,577         --        --        14,577
   Cash dividends ($.68 per share)                 --            --     (11,400)         --        --       (11,400)
   Foreign currency translation adjustments        --            --          --      (5,822)       --        (5,822)
   Restricted stock awards                         --           419          --          --        --           419
   Sale of 48,712 shares to option holders         49           250          --          --        --           299
   Minimum pension liability                       --            --          --          --       197           197
                                              -------      --------    --------    --------   -------      --------
BALANCE, JUNE 30, 1996                        $16,785       $96,906    $154,669    $ (6,318)  $(3,277)     $258,765
- -------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                          The Standard Products Company and Subsidiary Companies
                                for the Years Ended June 30, 1996, 1995 and 1994



 (THOUSANDS OF DOLLARS)                                                      1996         1995         1994
Net cash provided by (used for) operating activities:
    Net income                                                            $  14,577    $  20,066     $  33,032
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                       52,545       46,839        40,495
         Deferred taxes and other credits                                       265       (2,631)       (7,839)
         Equity in income of non-consolidated affiliates                     (2,436)        (786)       (1,603)
         Effect of changes in foreign currency                                  192       (2,834)         (627)
         Other operating items                                                1,216       (2,151)       (6,464)
                                                                          ---------    ---------     ---------
         Net cash provided by operations                                     66,359       58,503        56,994
                                                                          ---------    ---------     ---------
Net cash provided by (used for) changes in operating
    assets and liabilities:
       Receivables                                                           18,160        9,436       (34,419)
       Inventories                                                            9,081      (14,790)       (6,304)
       Accounts payable and accrued expenses                                 27,000        6,465        31,047
       Other, net                                                             2,140       (6,505)         (981)
         Net cash provided by (used for) changes in
             operating assets and liabilities                                56,381       (5,394)      (10,657)
                                                                          ---------    ---------     ---------
         Net cash provided by operating activities                          122,740       53,109        46,337
                                                                          ---------    ---------     ---------
Net cash provided by (used for) investments:
     Purchase of property, plant and equipment, net                         (79,684)     (54,671)      (59,120)
     Investments in affiliates and non-consolidated entities                   (199)      (8,679)       (1,500)
     Assets acquired by purchase of businesses                               (1,581)        (840)           --
                                                                          ---------    ---------     ---------
         Net cash (used for) investments                                    (81,464)     (64,190)      (60,620)
                                                                          ---------    ---------     ---------
Net cash provided by (used for) financing:
     Proceeds from exercise of stock options                                    299          477         1,068
     Proceeds of long-term borrowings                                        37,791       55,929       140,343
     Net increase (decrease) in short-term borrowings                        (3,561)     (11,740)        2,247
     Repayment of long-term borrowings                                      (84,659)      (1,914)     (124,031)
     Cash dividends                                                         (11,400)     (11,445)      (10,821)
                                                                          ---------    ---------     ---------
         Net cash provided by (used for) financing                          (61,530)      31,307         8,806
                                                                          ---------    ---------     ---------
Effect of exchange rate changes on cash and cash equivalents                    708         (680)          (71)
                                                                          ---------    ---------     ---------

Increase (decrease) in cash and cash equivalents                            (19,546)      19,546        (5,548)
Cash and cash equivalents at the beginning of the year                       19,546           --         5,548
                                                                          ---------    ---------     ---------
Cash and cash equivalents at the end of the year                          $      --    $  19,546     $      --
- --------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

                          The Standard Products Company and Subsidiary Companies
                                for the Years Ended June 30, 1996, 1995 and 1994

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

The Company's investment in Nishikawa Standard Company (NSC), a 50% owned joint venture in the United States, is accounted for under the equity method. The Company's investment in NSC at June 30, 1996 and 1995 was $18,644 and $16,140, respectively and is included in Other Assets in the accompanying consolidated balance sheet. The Company's share of NSC's operating income was $2,504, $431 and $1,603 in fiscal 1996, 1995 and 1994, respectively.

Under the terms of NSC's revolving credit and term loan facility, the joint venture partners are required to guarantee 50% of NSC's borrowings. The Company's share of the guarantee at June 30, 1996 was $6,000.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include bank deposits and repurchase agreements at varying rates of interest and with original maturities less than thirty days. These investments are carried at cost which approximates market value.

The following is additional information related to the accompanying consolidated statements of cash flows:

                                          1996     1995     1994
Cash paid for interest ..............   $14,962  $13,935  $ 9,655
Cash paid for income taxes ..........   $ 6,206  $ 3,600  $20,338
- -----------------------------------------------------------------

FOREIGN CURRENCY TRANSLATION
The financial statements of the Company's foreign subsidiaries have been translated in accordance with Statement of Financial Accounting Standards
(SFAS) No. 52. Except for the Brazilian subsidiaries, current rates of exchange are used to translate the balance sheets of these entities, while the average exchange rate of each fiscal year is used for the translation of income and expense accounts. The resulting unrealized gains and losses are recorded as a component of shareholders' equity. As the Company's Brazilian subsidiaries operate in a highly inflationary economy, the U.S. dollar has been used as the functional currency in the translation of the Brazilian financial statements. Accordingly, foreign currency gains or losses of the Brazilian subsidiaries have been reflected in income currently.

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

EXCESS OF COST OVER NET ASSETS OF ACQUIRED COMPANIES
The excess cost over the fair value of acquired net assets is amortized on the straight-line method over the estimated useful life but not in excess of 40 years. The Company periodically evaluates its accounting for goodwill, considering historical and future profitability and business opportunities. At June 30, 1996, the Company believes that the goodwill is realizable and that the period of amortization is proper.

INCOME TAXES
Income tax expense includes United States, foreign and state income taxes, exclusive of taxes on the undistributed income of foreign subsidiaries where it is the intention of the Company to have those subsidiaries reinvest the income locally. The Company has determined tax expense and other deferred tax information using the liability method, which recognizes the differences in financial reporting bases and tax bases of assets and liabilities at tax rates currently in effect.

RETIREMENT PLANS
The Company's policy is to fund the pension costs of defined benefit plans in accordance with Internal Revenue Service regulations. Defined contribution and multi-employer plans are funded as accrued, and the accrual is based upon hourly rates, or a percentage of the unit's performance.

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

FINANCIAL INSTRUMENTS
The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, trade receivables and payables and debt obligations. The book value of cash and cash equivalents, trade receivables and payables and short-term debt are considered to be representative of fair value because of the short maturity of these instruments. The Company's trade accounts receivable are heavily concentrated in automotive original equipment manufacturers. The Company does not view such a concentration in the automotive market as an unusual credit risk. The fair value of long-term debt is based on rates available to the Company for debt with comparable terms and maturities.

Off balance sheet derivative financial instruments include a currency and interest rate swap transaction, an interest rate swap contract and foreign exchange contracts. The currency and interest rate swap transaction protects the Company from fluctuations in the value of the U.S. dollar in relation to the French franc and establishes a fixed U.S. dollar rate of return on a loan from the Company to its French subsidiary.

The interest rate swap transaction converts floating rate debt under its Revolving Credit Agreement to fixed rate debt.

The Company and its subsidiaries enter into foreign exchange contracts to manage exposure to foreign exchange fluctuations related to sales to foreign customers or purchases of equipment or inventory from foreign suppliers. These contracts hedge firm commitments to pay or receive European or Canadian foreign currency within a one-year period and the maturity coincides with the receipt or payment of the foreign funds. The Company does not engage in speculation and does not hedge foreign currency positions which are not related to specific transactions. Recognition of gains and losses on the foreign exchange contracts are generally deferred until settlement of the transaction being hedged. The gains and losses on the contracts offset losses and gains of the transactions being hedged, resulting in protection from the risks of foreign exchange movement for those transactions and avoiding losses affecting results of operations.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ENVIRONMENTAL COMPLIANCE AND REMEDIATION
Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon enacted laws and regulations, existing technology and the most probable method of remediation. The costs determined are not discounted and exclude the effects of inflation and other societal and economic factors. Where the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued.

REVENUE RECOGNITION
The Company recognizes revenues as products are shipped to its customers.

ACCOUNTING STANDARDS
In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets," and No. 123, "Accounting for Stock-Based Compensation." These statements are effective for fiscal years beginning after December 15, 1995. The Company expects the adoption of these accounting standards will not materially impact its results of operations or financial position.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform to their 1996 presentation in the financial statements.

2. ACQUISITIONS
In May 1995, the Company acquired the 80% of Itatiaia Standard not previously owned by it for total consideration of $4,040. The acquisition was accounted for under the purchase method of accounting and the financial statements of the Company include the acquired assets, assumed liabilities and results of operations for June 1995. Pro forma sales and operating results are not material. Valuation of the assets acquired and liabilities assumed in accordance with Accounting Principles Board Opinion No. 16 was finalized during fiscal 1996 and resulted in recording goodwill of approximately $10,800.

3. RATIONALIZATION OF BUSINESS UNITS
In 1995, the Company provided $8,832 to rationalize two business units. The Company has submitted the remaining assets of Oliver Rubber's European subsidiary for formal liquidation proceedings in the United Kingdom. As a result, a provision of $5,347 was recorded to reduce asset values to net realizable amounts, to accrue expenses of liquidation including severance for several employees, and to recognize foreign currency losses which were formerly deferred in the Company's foreign currency translation account. Of the amount provided, $2,309 was recorded in the first quarter of fiscal 1995 with the balance recorded in the fourth quarter. The Company attempted to realize as much asset value as possible before beginning formal liquidation. The liquidation was substantially completed in fiscal 1996.

The second business unit involves the Company's plastic plant in Canada. As part of its formal plan, in fiscal 1995, the Company recorded $3,485 to provide for a work force reduction of 328 employees at this plant. Costs included in this provision in the fourth quarter were pension curtailment, severance as required by Canadian law, lease obligations for the idled portion of the leased facility, removal costs of the Company-owned equipment and reduction of idled assets to net realizable value. Work force reductions began in the first quarter of fiscal 1996.

At June 30, 1996 the business was closed and all production was moved to other locations. Additional costs incurred to close this business were charged to normal operations as incurred.

4. ACCOUNTS RECEIVABLE SECURITIZATION
In September 1995, the Company and certain of its U.S. subsidiaries entered into an agreement to sell, on an ongoing basis, all of their accounts receivable to The Standard Products Funding Corporation (Funding Co.), a wholly owned subsidiary of the Company. Accordingly, the Company and those subsidiaries, irrevocably and without recourse, transfer all of their U.S. dollar denominated trade accounts receivable (principally representing amounts owed by original equipment customers in the U.S. automotive and related industries) to the Funding Co. The Funding Co. has sold and, subject to certain conditions, may from time to time sell an undivided interest in those receivables to the Clipper Receivables Corporation. The Funding Co. is permitted to receive advances of up to $50,000 for the sale of such undivided interest. At June 30, 1996, $50,000 has been advanced. Unless extended by amendment, the agreement expires in September 1998.

Proceeds from the sale were used to reduce outstanding borrowings under the Company's Revolving Credit Agreement and are reflected as operating cash flows in the accompanying consolidated statement of cash flows. Costs of the program, which primarily consist of the purchasers' financing and administrative costs, totaled $2,603 in fiscal 1996 and have been classified as Selling, General and Administrative Expenses in the accompanying consolidated statement of income.

The Company maintains an allowance for doubtful accounts receivable ($2,958 and $4,978 at June 30, 1996 and 1995, respectively) based on the expected collectibility of all trade accounts receivable, including receivables sold.

5. INVENTORY
The major components of inventory are as follows:

(THOUSANDS OF DOLLARS)                  1996     1995
Raw materials  . . . . . . . . . .     $27,186  $25,726
Work-in-process
  and finished goods . . . . . . .      33,191   43,732
     Total, at both FIFO               -------  -------
        and LIFO cost  . . . . . .     $60,377  $69,458
Excess of FIFO cost                    -------  -------
  over LIFO cost . . . . . . . . .     $13,719  $14,427
- -------------------------------------------------------

Approximately 50% of the Company's inventories are valued at LIFO cost.

6. FINANCING ARRANGEMENTS
Long-term debt at June 30, 1996 and 1995 consisted of the following:

(THOUSANDS OF DOLLARS)                      1996          1995
Senior notes . . . . . . . . . . . .    $100,000      $100,000
Revolving credit agreement . . . . .      40,000        85,000
Other debt . . . . . . . . . . . . .       5,491         7,698
                                        --------      --------
Total  . . . . . . . . . . . . . . .     145,491       192,698
Less -- current maturities . . . . .       2,450         2,176
                                        --------      --------
                                        $143,041      $190,522
- --------------------------------------------------------------


At June 30, 1996, Senior Notes outstanding of $100,000 include two issues, $75,000 and $25,000. The $75,000 Senior Notes, placed directly with three affiliated insurance companies, are unsecured and accrue interest at 6.55%. Interest payments are payable semiannually, and annual principal payments of $12,500 begin in December 1998 through December 2002, with the balance due on maturity in December 2003. The $25,000 Senior Notes are also unsecured notes placed directly with the holders. The interest rate is 9.81%, interest is paid semiannually and the notes are payable July 1, 1999.

Each of the Senior Note agreements require the Company to maintain certain financial covenants as to net worth, leverage and working capital.

The Revolving Credit Agreement (Credit Agreement) represents unsecured borrowings from a group of banks that have committed to make available for borrowing up to $125,000 until January 1998 with provisions for extending the agreement beyond that date upon satisfaction of certain requirements. The loans may be denominated in either U.S. dollars or certain other currencies based upon Eurodollar interest rates or the agent bank's base rate. At June 30, 1996, borrowings under the Credit Agreement bear interest at 6.19%. A commitment fee of .25% is due on the unused portion of the agreement. The Company has the right to convert up to $50,000 of revolving loans into a five-year term loan with quarterly repayments thereafter. The terms of the Credit Agreement also require the Company to maintain certain financial covenants as to net worth, leverage and working capital.

Under the most restrictive covenants of the Company's various loan agreements, $58,627 of retained earnings were not restricted at June 30, 1996 for the payment of dividends, and the ratio of current assets to current liabilities was 1.26 to 1, in excess of the minimum requirement of 1.25 to 1.

The maturities of long-term debt for the five years subsequent to June 30, 1996 are:

(THOUSANDS OF DOLLARS)
1997 . . . . . . . . . . . . . . . . . . . .     $ 2,450
1998 . . . . . . . . . . . . . . . . . . . .      41,706
1999 . . . . . . . . . . . . . . . . . . . .      13,825
2000 . . . . . . . . . . . . . . . . . . . .      37,510
2001 . . . . . . . . . . . . . . . . . . . .      12,500
Thereafter . . . . . . . . . . . . . . . . .      37,500
- --------------------------------------------------------


The Company and its subsidiaries also have, from various banking sources, approximately $52,400 of unused short-term lines of credit at rates of interest approximating Eurodollar interest rates. These funds are available subject to satisfying covenant restrictions as to funded debt limitations. In 1996, the average month-end borrowings on these lines were $9,000, and the highest month-end balance was $17,400. Comparable amounts for 1995 were $17,800 and $23,000 and $8,400 and $13,400 for 1994. The effective annual borrowing rate was 6.8% in 1996, 6.8% in 1995 and 4.2% in 1994. At year end, the weighted average interest rate was 6.2%.

7. FAIR VALUES OF FINANCIAL INSTRUMENTS
The carrying amounts and fair values of the Company's significant balance sheet financial instruments at June 30, 1996 and 1995, are as follows:

1996 (THOUSANDS OF DOLLARS)         CARRYING AMOUNT  FAIR VALUES
Cash and cash equivalents  . . . . . . .   $     --     $     --
Short-term bank debt . . . . . . . . . .      1,198        1,198
Long-term bank debt
   (including current portion) . . . . .    145,491      143,889
- ----------------------------------------------------------------
1995 (THOUSANDS OF DOLLARS)

Cash and cash equivalents                  $ 19,546     $ 19,546
Short-term bank debt . . . . . . . . . .      4,609        4,609
Long-term bank debt
   (including current portion) . . . . .    192,698      192,198
- ----------------------------------------------------------------

Off balance sheet derivative financial instruments at June 30, 1996 and 1995, held for purposes other than trading, were as follows:

                                        1996               1995
                                  -----------------   ---------------
                                  CONTRACT/           CONTRACT/
                                  NOTIONAL    FAIR    NOTIONAL  FAIR
(THOUSANDS OF DOLLARS)             AMOUNT    VALUES    AMOUNT  VALUES
Currency and
   interest rate swaps . . . . .   $38,350  $(431)    $18,350  $ 402
Foreign currency
   exchange agreements . . . . .    35,673    505       8,982   (186)
- --------------------------------------------------------------------

With regard to the combined currency and interest rate swap agreement, the nominal amount of 108,580 French francs is payable by the Company to a bank, while the amount due from the bank to the Company is $18,350. Periodic payments are made by the Company and the bank until maturity in November 2000. Interest rates are fixed with a rate of 6.5% on payments to the bank and 5.8% on payments from the bank. Exchange rate fluctuations of the French franc payable to the bank are offset by the French franc receivable from the French subsidiary.

The interest rate swap contract matures in March 1999. The Company pays a fixed interest rate of 5.18% to the bank and receives a floating rate LIBOR payment from the bank on the $20,000 notional amount of the swap contract.

Foreign exchange contracts hedging trade transactions mature over the next twelve months. Exchange contracts hedging foreign denominated intercompany loans mature no later than the maturity of the loan.

The counterparties to each of these agreements are major commercial banks. Management believes that losses related to credit risk are remote.

8. RETIREMENT PLANS
The Company and its subsidiary companies have a number of plans providing pension, retirement or profit sharing benefits for substantially all employees. These plans include defined benefit, defined contribution and multi-employer plans. For defined benefit plans, those covering salaried employees provide pension benefits based upon the individual employee's average compensation over the last five years, while hourly plans provide benefits of stated amounts for each year of service. The assets of the plans consist of listed bonds, stocks, mutual investment funds and cash securities.

Pension expense is determined using assumptions at the beginning of the year. The projected benefit obligation (PBO) is determined using the assumptions at the end of the year. Assumptions used to deter-mine pension expense and the PBO were:


                                         1996       1995        1994
Discount rate                           7.75%       8.50%       8.00%
Long-term rate of return
   on plan assets                       9.50%      10.00%       9.00%
Rate of increase in future
   compensation levels                  5.00%       5.00%       5.00%
- ---------------------------------------------------------------------


The cost of providing pension, retirement and profit sharing benefits charged to operations amounted to $6,999 in 1996, $5,444 in 1995, and $4,932 in 1994.
For 1996, the expense of defined contribution plans was $4,102 and multi-employer plan expense was $449. Comparable figures for 1995 were $3,683 and $508, and for 1994, $3,859 and $540. The expense of defined benefit plans increased during 1995 as a result of including employees of subsidiary companies in the Company's salaried pension plan. Components of pension expense for defined benefit plans included the following items:


(THOUSANDS OF DOLLARS)         1996        1995          1994
Service cost               $  2,737     $   2,753    $   2,113
Interest cost on PBO          6,265         5,868        4,750
Actual loss (gain)
  on plan assets            (12,654)          457       (1,391)
Net amortization
  and deferral                6,100        (7,871)      (4,939)
                           ---------    ---------    ---------
Net pension expense        $  2,448     $   1,207    $     533
- --------------------------------------------------------------


The funded status of the foreign and domestic defined benefit plans is displayed below and is based on information supplied by the Company's actuary as of March 31 of each year. In connection with the recognition of the minimum liability as required by SFAS No. 87, as of June 30, 1996, the Company has recorded an intangible asset of $1,085 included in Other Assets in the accompanying consolidated balance sheet, and an equity reduction of $3,277.


(THOUSANDS OF DOLLARS)                         1996                       1995
                                       -------------------         ------------------
                                        LESS      GREATER           LESS      GREATER
                                        THAN        THAN            THAN        THAN
                                        PLAN        PLAN            PLAN        PLAN
      Accumulated benefits are:        ASSETS      ASSETS          ASSETS      ASSETS
Vested benefits                    $  46,166     $  25,278      $  41,143     $  22,930
Non-vested benefits                    2,230           530          1,373           639
Accumulated benefit                ---------     ---------      ---------     ---------
   obligation                         48,396        25,808         42,516        23,569
Projected future
   compensation
   increases                           5,719           642          7,196           840
                                   ---------     ---------      ---------     ---------
PBO                                   54,115        26,450         49,712        24,409
Plan assets at fair
   market value                       60,413        21,056         52,870        19,145
                                   ---------     ---------      ---------     ---------
PBO (in excess of)
   or less than
   plan assets                         6,298        (5,394)         3,158        (5,264)
Unrecognized transition
   asset                              (5,634)         (256)        (6,268)         (248)
Unrecognized loss                      2,054         3,696          7,136         3,741

Adjustment required to
   recognize minimum
   liability                              --        (4,362)            --        (4,569)
Unrecognized prior
   service cost                        2,247         1,526          2,320         1,611
                                   ---------     ---------      ---------     ----------
Prepaid pension cost,
   (liability)                     $   4,965     $  (4,790)     $   6,346     $  (4,729)
- ------------------------------------------------------------------------------------------


The Company has accrued $13,289 and $11,175 for Workers' Compensation claims as of June 30, 1996 and 1995, respectively.

9. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The cost of providing health and life insurance benefits for certain retired employees has been accrued based on the employees' active service lives. The expense for postretirement benefits other than pensions is detailed below. All plans under which these benefits are provided are unfunded.

The Company continues to fund these benefits as claims are incurred. Spending limitations per annum are in effect for several plans and future retirees of other plans will pay a portion of these costs.

A summary of plan information is as follows:

(THOUSANDS OF DOLLARS)                                      1996        1995        1994
Accumulated postretirement
  benefit obligation (APBO):
     Retirees                                             $20,989      $19,874     $21,782
     Active participants eligible
       to receive benefits                                  2,177        1,872       1,978
     Other active plan
       participants                                         2,516        2,558       2,519
                                                          -------      -------     -------
                                                           25,682       24,304      26,279
     Unrecognized gain (loss)                               2,048        3,689       1,522
                                                          -------      -------     -------
                                                          $27,730      $27,993     $27,801
                                                          -------      -------     -------
Periodic postretirement
  benefit cost:
     Current service cost                                 $   286      $   248     $   243
     Interest on postretirement
       benefit obligation                                   1,990        2,033       2,201
     Net amortization                                         (74)          --          --
                                                          -------      -------     -------
                                                          $ 2,202      $ 2,281     $ 2,444
                                                          -------      -------     -------
Actuarial assumptions:
  Discount rate                                              7.75%        8.50%       8.00%
  1996 to 2004 -- health care
     cost trend rate                                    11.5%-5.5%   13.9%-5.5%    15%-5.5%

Effect of a 1% increase in
     health care cost trend rate:
       Increase year end APBO                                 6.6%         6.3%        7.3%
       Increase expense                                       9.5%         7.3%        6.8%
- ----------------------------------------------------------------------------------------------


10. LEASES
The Company and its subsidiaries have operating leases covering manufacturing facilities, transportation and material handling equipment, and computer hardware and software expiring at various dates through 2006.

The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of June 30, 1996:

1997                                $  8,660
1998                                   6,500
1999                                   3,720
2000                                   1,710
2001 and later years                   4,440
                                    --------
Total minimum payments required     $ 25,030
- --------------------------------------------


Rent expense was $14,627, $14,209 and $11,844 for the years ended June 30, 1996, 1995 and 1994, respectively.


11. COMMITMENTS AND CONTINGENT LIABILITIES
The Company and its subsidiaries are involved in certain legal actions and claims. In the opinion of management, any liability which may ultimately be incurred would not materially affect the financial position or results of operations of the Company.

12. COMMON SHARES
Options to purchase common shares have been granted under various employee stock option plans adopted by shareholders. For each plan, options are exercisable over periods of five or ten years. The option price is either the fair market value at the time the option is granted or 110% of the fair market value at the time the option is granted for those individuals owning more than ten percent of the common shares of the Company. Generally, options become exercisable one year from the date of grant and annually thereafter. No more than 40% of the grant can be exercised in any one plan year. Summarized below is stock option activity for 1995 and 1996.


                                    SHARES   RANGE OF OPTION PRICES
Stock options outstanding
   at June 30, 1994                 389,358    $13.50 - $36.99
Options granted                      58,600     21.63
Options exercised                   (59,807)    13.50 - $17.70
Options cancelled                   (54,580)    13.50 - $33.63
                                    -------
Stock options outstanding
   at June 30, 1995                 333,571    $13.50 - $36.99
Options granted                     156,000     17.88 - $23.50
Options exercised                   (44,056)    13.50 - $15.84
Options cancelled                   (57,875)    21.63 - $33.63
                                    -------
Stock options outstanding
   at June 30, 1996                 387,640    $17.88 - $36.99
- --------------------------------------------------------------


At June 30, 1996, options for 104,016 shares were exercisable at an average exercise price of $29.66 a share. Shares reserved for the future granting of options were 245,193 at year end; 369,978 were reserved a year ago.

Under The Standard Products Company 1991 Restricted Stock Plan, 375,000 common shares were reserved for restricted stock awards. Shares awarded are earned ratably over the term of the restricted stock agreement, based upon achieving specified performance goals. Generally, transferability of shares earned is restricted for a specified number of years following the year in which they were earned. Until the restrictions lapse, the recipient of earned restricted shares is entitled to all of the rights of a shareholder, including the right to vote the shares, but the shares are restricted as to transferability and subject to forfeiture to the Company during the restricted period. Shares awarded were 75,000 in 1995 and 187,500 in 1992. Of the shares awarded, 18,400 shares were earned in 1996, 16,800 shares in 1995 and 20,800 shares in 1994. In 1996, $419 was charged to operations as compensation expense based upon the market value of the earned shares. The similar charge to operations in 1995 and 1994 was $208 and $585, respectively. At year end, 112,500 shares remain available for future awards.

13. SEGMENT INFORMATION
The Company's operations are in two industry segments. The Transportation Equipment Segment includes extruded and molded rubber and plastic products for automotive, building and marine industries and plastic and magnetic door seals for home appliances. The Tread Rubber Segment produces tread rubber for the truck tire retreading industry. Net sales by segment include both sales to unaffiliated customers, as reported in the Company's consolidated statements of income, and intersegment sales. Operating income consists of net sales less applicable operating costs and expenses related to those sales. In computing operating income, general corporate expenses are excluded. Identifiable assets by segment are those assets that are used in the operations of each segment. General corporate assets are those not identifiable with the operations of a segment.

The Company's major customers include automotive original equipment manufacturers. The percentage of sales of each of these major customers to total consolidated sales for the three-year periods 1996, 1995 and 1994, respectively, has been as follows: Chrysler -- 17%, 15% and 13%; Ford -- 26%, 23% and 26%; General Motors -- 14%, 18% and 17%. Sales to the automotive original equipment customers include a number of different products and types of the same product, the sales of which are not interdependent.



BUSINESS SEGMENT INFORMATION
(THOUSANDS OF DOLLARS)                                  1996         1995           1994
Net Sales:
  Transportation
     equipment                                   $    958,105   $    868,892   $     753,764
  Tread rubber                                        135,869        133,656         124,169
  Less -- intersegment
     sales                                            (10,054)        (6,622)         (5,566)
                                                 ------------   ------------   -------------

        Net sales                                $  1,083,920   $    995,926   $     872,367
- --------------------------------------------------------------------------------------------
Operating Income:
  Transportation
     equipment                                   $     39,836   $     41,882   $      59,676
  Tread rubber                                          4,078          1,727           6,114
  Rationalization of
     business units                                      --           (8,832)         (4,424)
  General corporate
     expenses                                          (5,048)        (4,275)         (4,150)
                                                 ------------   ------------   -------------
        Total operating
           income                                $     38,866   $     30,502   $      57,216
                                                 ------------   ------------   -------------

  Other expense, net                                  (10,342)       (13,243)         (7,001)
                                                 ------------   ------------   -------------
     Income from
        operations
        before taxes                             $     28,524   $     17,259   $      50,215
- --------------------------------------------------------------------------------------------
Identifiable Assets:
  Transportation
     equipment                                   $    585,274   $    595,109   $     519,088
  Tread rubber                                         70,788         74,229          81,365
  General corporate
     assets                                            28,633         32,551          23,861
                                                 ------------   ------------   -------------

          Total identifiable
          assets                                 $    684,695  $     701,889   $     624,314
- --------------------------------------------------------------------------------------------
Capital Additions, net:(1)
  Transportation
     equipment                                   $     74,456  $      48,904   $      55,305
  Tread rubber                                          5,228          5,767           3,815
                                                 ------------   ------------   -------------
          Total capital
            additions                            $     79,684  $      54,671   $      59,120
- --------------------------------------------------------------------------------------------
Depreciation and Amortization:
  Transportation
     equipment                                   $     48,328  $      42,951   $      37,340
  Tread rubber                                          4,217          3,888           3,155
                                                 ------------   ------------   -------------
          Total depreciation
            and amortization                     $     52,545  $      46,839   $      40,495
- --------------------------------------------------------------------------------------------


(1) Includes assets acquired by purchase of businesses in 1995.


GEOGRAPHIC AREA
(THOUSANDS OF DOLLARS)                                  1996         1995           1994
Net Sales:
  United States                                  $    618,491  $     574,064   $     532,546
  Canada                                              212,046        203,265         153,484
  Europe                                              242,977        245,362         213,961
  Brazil                                               29,479          2,640            --
  Less -- inter-area sales                            (19,073)       (29,405)        (27,624)
                                                 ------------   ------------   -------------
          Net sales                              $  1,083,920  $     995,926   $     872,367
- --------------------------------------------------------------------------------------------
Net Income:
  United States                                  $      5,423  $      12,821   $      19,691
  Canada                                                8,785          1,946           7,114
  Europe                                               10,732          7,915           8,796
  Brazil                                              (10,345)           (51)           --
  General corporate
     expenses, net of tax                              (2,843)        (2,565)         (2,569)
                                                 ------------   ------------   -------------
          Net income                             $     14,577  $      20,066   $      33,032

- --------------------------------------------------------------------------------------------
Identifiable Assets:
  United States                                  $    297,744  $     340,235   $     311,947
  Canada                                               79,845         81,979          62,193
  Europe                                              210,215        234,918         226,313
  Brazil                                               68,258         12,206            --
  General corporate
    assets                                             28,633         32,551          23,861
                                                 ------------   ------------   -------------
          Total identifiable
            assets                               $    684,695  $     701,889   $     624,314
- --------------------------------------------------------------------------------------------

14. INCOME TAXES
(THOUSANDS OF DOLLARS)                                  1996         1995           1994
Income before taxes:
  United States                                  $     10,626  $       1,265   $      36,097
  Foreign                                              17,898         15,994          14,118
                                                 ------------   ------------   -------------
                                                 $     28,524  $      17,259   $      50,215

- --------------------------------------------------------------------------------------------
Amounts currently payable:
  Federal                                        $      3,822  $      (3,174)  $       8,591
  Foreign                                               3,585          5,779           4,139
  State and local                                       1,304          1,038           1,262
                                                 ------------   ------------   -------------
                                                 $      8,711  $       3,643   $      13,992

- --------------------------------------------------------------------------------------------
Deferred taxes:
  Federal                                        $      2,656  $        (233)  $       4,485
  Foreign                                               2,536         (6,101)         (1,317)
  State and local                                          44           (116)             23
                                                 ------------   ------------   -------------
                                                        5,236         (6,450)          3,191
                                                 ------------   ------------   -------------

  Total provision                                $     13,947   $     (2,807)  $      17,183
- --------------------------------------------------------------------------------------------


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

A reconciliation of income tax expense to the U.S. statutory rate is as follows:


                                   1996    1995    1994
Tax at U.S. statutory rate         35.0%   35.0%   35.0%
Difference in effective rate
   of international operations     10.6   (34.3)   (2.1)
Write-off of investment              --   (25.7)     --
State and local income tax          3.1     3.4     1.7
Permanent book to tax
   differences not deductible       2.9     6.0      --
Other, net                         (2.7)    (.7)    (.4)
                                   ----    ----    ----
Effective tax rate                 48.9%  (16.3)%  34.2%
- --------------------------------------------------------


In accordance with the Company's policy, as of June 30, 1996, federal income taxes have not been provided on the undistributed earnings of foreign subsidiaries. If these earnings were distributed, approximately $8,000 of tax would be payable.

In fiscal 1995, the Company recognized the benefit of tax loss carryforwards at Standard Products Limited (SPL) in the United Kingdom by reducing its valuation allowance to zero on these amounts. During fiscal 1996, SPL generated sufficient taxable income to fully utilize those net operating loss carryforwards. As of June 30, 1996, the Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized principally due to the inability of its Brazilian subsidiaries to fully utilize available net operating loss carryforwards. The subsequent recognition of tax benefits relating to the valuation allowance will be reported in the consolidated statement of income as opportunities to utilize these carryforwards become more certain.

At June 30, 1996, deferred tax liabilities were $34,300 and deferred tax assets, included in prepaids and other assets, were $23,900. The major component of deferred tax liabilities is $28,300 for excess depreciation and amortization. Deferred tax assets include $1,400 for discontinued operations and rationalization of business units and $16,600 related to employee benefits.

15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth a summary of the quarterly results of operations for the years ended June 30, 1996 and 1995:

(THOUSANDS OF DOLLARS                                 1996
EXCEPT PER SHARE DATA)                         THREE MONTHS ENDED
                          SEPT. 30       DEC. 31  MARCH 31   JUNE 30
Net sales                 $238,760     $264,747  $277,274  $303,139
Gross income                 9,405       21,769    33,879    43,429
Net income                  (9,784)       1,545     7,283    15,533
Earnings per
  common share            $  (0.58)    $   0.09  $   0.43  $   0.93
- -------------------------------------------------------------------

(THOUSANDS OF DOLLARS                               1995
EXCEPT PER SHARE DATA)                       THREE MONTHS ENDED
                          SEPT. 30       DEC. 31  MARCH 31   JUNE 30

Net sales                 $220,927    $243,808   $265,013  $266,178
Gross income                21,598      26,385     26,015    25,457
Net income                   2,898       5,331      6,851     4,986
Earnings per
  common share            $   0.17    $   0.32   $   0.41  $   0.30
- -------------------------------------------------------------------



TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS,
THE STANDARD PRODUCTS COMPANY:

We have audited the accompanying consolidated balance sheets of The Standard Products Company (an Ohio corporation) and Subsidiary Companies as of June 30, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Standard Products Company and Subsidiary Companies as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP
July 23, 1996
Cleveland, Ohio

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

Arthur Andersen LLP, independent public accountants, are engaged to audit the financial statements of the Company and issue reports thereon. Their audit is conducted in accordance with generally accepted auditing standards and, accordingly, includes tests of accounting records and such other auditing procedures as they consider necessary in the circumstances. The accountants' report appears elsewhere.

The Board of Directors, through the Audit Committee of the Board, is responsible for: (1) assuring that management fulfills its responsibilities in the preparation of the financial statements; and (2) engaging the independent public accountants, with whom the Committee reviews the scope of the audit and the accounting principles to be applied in financial reporting. The Audit Committee, which is comprised entirely of outside Directors, meets regularly (separately and jointly) with the independent public accountants, representatives of management, and the internal auditors to review the activities of each and to ensure that each is properly discharging its responsibilities. To ensure complete independence, Arthur Andersen LLP has full and free access to meet with the Audit Committee, without management representatives present, to discuss the results of their audit, accounting and financial reporting matters and internal accounting controls.

J.S. Reid, Jr.

James S. Reid, Jr.
Chairman and
Chief Executive Officer

D.R. Sheley, Jr.

Donald R. Sheley, Jr.
Vice President, Finance and Chief Financial Officer

The Company's common shares are listed on the New York Stock Exchange. Quarterly market and dividend data are shown in the following table.

                                                     Cash Dividends
                             Price Range                Declared
                         1996            1995        1996     1995
           Quarter   High    Low     High    Low
           1st      $24.00  $17.00  $31.13  $24.88    $0.17    $0.17
           2nd      $18.75  $13.50  $25.25  $21.38    $0.17    $0.17
           3rd      $25.00  $16.38  $24.13  $18.50    $0.17    $0.17
           4th      $28.25  $23.00  $22.63  $19.13    $0.17    $0.17
                                                      $0.68    $0.68

There were approximately 1,005 shareholders as of August 1, 1996.

THE STANDARD PRODUCTS COMPANY

Directors
JAMES C. BAILLIE *
Senior Partner and Chairman
Tory Tory DesLauriers & Binnington
Barristers & Solicitors

EDWARD B. BRANDON *+
Retired Chairman
National City Corporation
(Bank holding company)

JOHN DODDRIDGE o
Chairman and Chief Executive Officer
Intermet Corporation
(Manufacturer of precision ductile and gray iron castings for the automotive and truck industries)

JOHN D. DRINKO o
Attorney - Baker & Hostetler
Attorneys at Law

CURTIS E. MOLL *o
Chairman and Chief Executive Officer MTD Products, Inc.
(Manufacturer of outdoor power equipment, and tools, dies and stampings for the automotive industry)

MALCOLM R. MYERS *+
Chairman
Cloyes Gear & Products, Inc.
(Manufacturer of automotive timing components)

LEIGH H. PERKINS +o
Chairman
The Orvis Company, Inc.
(Manufacturer and distributor of fishing tackle and sporting goods)

ALFRED M. RANKIN, JR. *
Chairman, President and Chief Executive Officer
NACCO Industries, Inc.
(Holding company with operations in mining, manufacturing of small electrical appliances and fork lift trucks and service parts)

JAMES S. REID, JR.
Chairman and Chief Executive Officer

ALAN E. RIEDEL +O
Retired Vice Chairman
Cooper Industries, Inc.
(A worldwide diversified manufacturer of electrical products, electric power equipment, tools and hardware and automotive products)

JOHN D. SIGEL *
Senior Partner - Hale and Dorr
Attorneys at Law

W. HAYDEN THOMPSON *o
Chairman and Chief Executive Officer Solarflo Corporation
(Manufacturer of gas and electric heating equipment)

THEODORE K. ZAMPETIS
President and Chief Operating Officer

DIRECTOR EMERITUS

RICHARD J. BOLAND
Consultant; Retired Senior Partner Arthur Andersen LLP


OFFICERS

JAMES S. REID, JR.
Chairman and Chief Executive Officer

THEODORE K. ZAMPETIS
President and Chief Operating Officer

JAMES F. KEYS
Executive Vice President
International Operations

TED M. MCQUADE
Executive Vice President
North American Automotive Operations

GERARD MESNEL
Executive Vice President, Worldwide Technology and President and Directeur General, Standard Products Industriel

DONALD R. SHELEY, JR.
Vice President, Finance and Chief Financial Officer

JOHN C. BRANDMAHL
Vice President, Human Resources

LARRY J. ENDERS
Vice President and President and Chief Executive Officer
Oliver Rubber Company

STEPHAN J. MACK
President, Holm Industries, Inc.

STEPHEN J. LEVITT
Managing Director
Standard Products Limited

DAVID P. GREENEISEN
Vice President, Engineering

WAYNE E. HODGES
Vice President, Sales and Marketing

GEORGE E. KRANZ
Vice President, Purchasing and
Supply Worldwide

J. RICHARD HAMILTON
Secretary

CHARLES F. NAGY
Treasurer

BERNARD J. THEISEN
Corporate Controller and Assistant Secretary

FACILITIES

CORPORATE HEADQUARTERS AND WESTBORN SERVICE CENTER
2401 South Gulley Road
Dearborn, Michigan 48124
(313) 561-1100

PLANTS

UNITED STATES:
Hartselle, Alabama; Oakland and San Diego, California; Athens and Griffin, Georgia; St. Charles, Illinois; Scottsburg, Indiana; Lexington, Kentucky; Gaylord, Michigan; New Ulm, Minnesota; Schenectady, New York; Asheboro, Goldsboro, Rocky Mount and Salisbury, North Carolina; Cleveland and Wadsworth, Ohio; Export and Kittanning, Pennsylvania; Spartanburg and Winnsboro, South Carolina; Dallas and Paris, Texas

BRAZIL:
Itaquaquecetuba and Varginha, Brazil

CANADA:
Etobicoke, Georgetown, Mississauga, Mitchell and Stratford, Ontario

FRANCE:
Bezons, Bolbec, Lillebonne and Vitre, France

UNITED KINGDOM:
Huntingdon and Plymouth, England; Maesteg, Wales

WAREHOUSE OPERATIONS:
Dearborn and Greenville, Michigan; Charlotte, North Carolina


SHAREHOLDER INFORMATION

COMMON SHARES
New York Stock Exchange
(Symbol SPD)

REGISTRAR AND TRANSFER AGENT
National City Bank
Cleveland, Ohio

ANNUAL MEETING
The Annual Meeting of Shareholders will be held at 9 a.m., Tuesday, October 22, 1996 at the Company's Reid Division, 2130 West 110th Street, Cleveland, Ohio.

FORM 10-K
Copies of the Company's Annual Report on Form 10-K as submitted to the Securities and Exchange Commission are available to shareholders without charge upon written request. Please address your request to Mr. Donald R. Sheley, Jr., Vice President, Finance, at the Company's Corporate Headquarters, 2401 South Gulley Road, Dearborn, Michigan 48124.

COUNSEL
Baker & Hostetler
Cleveland, Ohio

AUDITORS
Arthur Andersen LLP
Cleveland, Ohio

INVESTOR RELATIONS COUNSEL
Edward Howard & Co.
Cleveland, Ohio


* Audit Committee
o Finance Committee
+ Compensation Committee

                        [STANDARD PRODUCTS COMPANY LOGO]

                           THE STANDARD PRODUCTS CO.
                             Corporate Headquarters
                             2401 South Gulley Road
                            Dearborn, Michigan 48124
                                 (313) 561-1100