Form 10-K405, Exhibit 13
period 1997-06-30
STANDARD PRODUCTS CO
filed 1997-09-16
CIK 93448

                                                       PROXY STATEMENT
                                                       SELECTED FINANCIAL DATA
                                                       MANAGEMENT'S DISCUSSION
                                                       AND ANALYSIS
                                                       1997 CONSOLIDATED
 [THE STANDARD PRODUCTS COMPANY LOGO]                  FINANCIAL STATEMENTS
                                                       AND NOTES




--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ------------------

     Notice is hereby given that the annual meeting of shareholders of The Standard Products Company, an Ohio corporation (the "Company"), will be held at the Company's Reid Division offices located at 2130 West 110th Street, Cleveland, Ohio 44102, on Tuesday, October 21, 1997, at 9:00 a.m., Cleveland time, for the following purposes:

          1. To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in said reports is contemplated.

          2. To elect five directors, each to serve for a term of three years.

          3. To consider a proposal to approve the Company's 1997 Employee Stock Option Plan and to reserve 350,000 authorized but unissued Common Shares, $1 par value, for purposes of such plan.

          4. To consider a proposal to approve the Company's 1997 Restricted Stock Plan and to reserve 150,000 authorized but unissued Common Shares, $1 par value, for purposes of such plan.

          5. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on September 8, 1997, will be entitled to notice of and to vote at said meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

                                          By order of the Board of Directors,

                                          Richard N. Jacobson
                                          RICHARD N. JACOBSON
                                          General Counsel and Secretary

Dated: September 16, 1997

                         THE STANDARD PRODUCTS COMPANY

                                PROXY STATEMENT
                               ------------------

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders of The Standard Products Company, an Ohio corporation (the "Company"), to be held at the Company's Reid Division offices located at 2130 West 110th Street, Cleveland, Ohio 44102, on Tuesday, October 21, 1997 at 9:00 a.m., Cleveland time. This proxy statement and the accompanying notice and proxy will first be sent to shareholders by mail on or about September 16, 1997.

     Annual Report. A copy of the Company's Summary Annual Report to Shareholders for the fiscal year ended June 30, 1997 is enclosed with this proxy statement. The Company's audited consolidated financial statements and certain other financial information for its fiscal year ended June 30, 1997, are included as pages F-1 to F-22, inclusive, annexed to this proxy statement.

     Solicitation and Revocation of Proxies. This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of proxies will be borne by the Company. The Company has retained Georgeson & Company, at an estimated cost of $8,500 plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation of proxies by mail, Georgeson & Company and regular employees of the Company may solicit proxies by telephone or facsimile.

     If the enclosed proxy is returned, the shares represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specifications, they will be voted to elect the directors set forth under "Election of Directors" below and FOR Proposal One and Proposal Two set forth herein. A shareholder's presence alone at the meeting will not operate to revoke his or her proxy. The proxy is revocable by a shareholder at any time insofar as it has not been exercised by giving notice to the Company in writing at its address indicated above or in open meeting.

     Outstanding Shares. The close of business on September 8, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On such date, the Company's voting securities outstanding consisted of 16,846,738 Common Shares, $1 par value, each of which is entitled to one vote at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to persons known to management to be the beneficial owners as of June 30, 1997, of more than five percent of the Company's Common Shares:

                                                                AMOUNT AND NATURE OF       PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP       OF CLASS
            ------------------------------------                --------------------       --------
James S. Reid, Jr.(1).......................................         1,333,393(2)            7.9%
  2401 South Gulley Road
  Dearborn, MI 48124
The Capital Group Companies, Inc............................         1,138,600(3)            6.8%
  333 South Hope Street
  Los Angeles, CA 90071

-------------------------
(1) Mr. Reid is Chairman of the Board of Directors of the Company and was its Chief Executive Officer until July 24, 1997.

(2) Includes 846,814 shares owned by Mr. Reid (which amount includes 6,591 restricted shares earned in fiscal 1996 but subject to forfeiture); 139,196 shares owned by his wife, Donna S. Reid; 10,220 shares which Mr. Reid has the right to acquire pursuant to stock options currently exercisable or exercisable within 60 days; 71,987 shares held by a life trust in which Mr. Reid has a remainder interest; 1,636 shares held for his account under the Company's Employee Stock Purchase Plan and 14,109 shares held for his account under the Company's Individual Retirement and Investment Trust Plan; and 249,431 shares held by The Standard Products Foundation, of which Mr. Reid is President and a trustee. The number of shares shown above does not include shares owned by Mr. Reid's children or grandchildren, and 210,345 shares held by two trusts as to which Mr. Reid is an income beneficiary and John D. Drinko, a member of the Board of Directors is trust advisor, which shares are included in the number of shares reported by Mr. Drinko. The number shown also does not include 12,500 restricted shares awarded to Mr. Reid effective July 1, 1997.

(3) The information contained herein is based upon a Schedule 13G filing made by The Capital Group Companies, Inc. ("Capital Group"), for its fiscal year ended December 31, 1996. Capital Group is the parent holding company of a group of investment management companies that hold sole dispositive power over 1,138,600 Common Shares and sole voting power over 611,000 Common Shares. No dispositive or voting power is shared with respect to any Common Shares. Capital Group has disclaimed beneficial ownership of such securities; however, it may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of Common Shares of the Company as of June 30, 1997, by (a) the Company's directors (including nominees for director); (b) the Company's Chief Executive Officer during fiscal 1997 and the other four most highly compensated executive officers named in the Summary Compensation Table; and (c) the Company's executive officers and directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Common Shares set forth opposite their names.

                                                                 NUMBER OF SHARES        PERCENT
                  NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED       OF CLASS
                  ------------------------                      ------------------       --------

James S. Reid, Jr...........................................        1,333,393(1)            7.9%
John D. Drinko..............................................          787,035(2)            4.7%
John D. Sigel...............................................          303,540(3)            1.8%
Leigh H. Perkins............................................          243,772(4)            1.4%
Theodore K. Zampetis........................................          169,653(5)            1.0
Malcolm R. Myers............................................           87,125(6)             (7)
Curtis E. Moll..............................................           52,185(8)             (7)
Alan E. Riedel..............................................           25,012                (7)
W. Hayden Thompson..........................................           20,000                (7)
John Doddridge..............................................           10,000                (7)
Edward B. Brandon...........................................            6,000(9)             (7)
Alfred M. Rankin, Jr........................................            2,500                (7)
James C. Baillie............................................            2,000                (7)
James F. Keys...............................................           40,048(10)            (7)
Donald R. Sheley, Jr........................................            6,334(11)            (7)
Gerard Mesnel...............................................           12,037(12)            (7)
Ronald L. Roudebush.........................................           (13)                  (7)
All Executive Officers and Directors as a Group.............        3,184,825              18.9%

-------------------------
 (1) A description of the Common Shares beneficially owned by Mr. Reid is set forth in Note 2 under "Security Ownership of Certain Beneficial Owners" above.

 (2) Includes 47,010 shares owned by Mr. Drinko; 22,143 shares held in an individual retirement account of which Mr. Drinko is the beneficiary; 36,175 shares owned by his wife, Elizabeth G. Drinko; 1,000 shares held in a trust account of which Mrs. Drinko is the beneficiary; 165,076 shares owned by a corporation of which Mr. Drinko is a shareholder, officer and director; 51,218 shares owned by a charitable foundation established by Mr. Drinko and his wife; 210,345 shares held by two trusts as to which Mr. Drinko is a trust advisor and of which Mr. Reid is an income beneficiary; 129,062 shares owned by a foundation of which Mr. Drinko is President and a trustee; and 125,006 shares held by a charitable lead trust of which Mr. Drinko is a co-trustee. The number of shares shown in the table above does not include 80,700 shares held by a charitable lead trust in which Mr. Drinko and Mr. Sigel are co-trustees; 78,125 shares owned by Cloyes Gear & Products, Inc. of which Mr. Drinko and Mr. Myers are directors; 3,000 shares owned by a foundation of which Mr. Drinko and Mr. Myers are trustees; and 29,752 shares owned by a foundation of which Mr. Drinko and Mr. Perkins are trustees.

 (3) Includes 17,278 shares owned by Mr. Sigel; 179,156 shares owned by his wife, Sally C. Reid; 26,406 shares held by trusts of which his wife is a trustee; 80,700 shares owned by a charitable lead trust of which Mr. Sigel and Mr. Drinko are co-trustees. In addition, Mr. Sigel is a trustee of The Standard Products Foundation, which owns 249,431 shares, which shares are included in the number of shares reported by Mr. Reid, and are not included in the number reported by Mr. Sigel. Mr. Sigel is the son-in-law of Mr. Reid, Chairman of the Board of Directors of the Company.

 (4) Includes 125,873 shares owned by Mr. Perkins; 88,147 shares held by his wife, Romi Perkins; and 29,752 shares owned by a foundation of which he and Mr. Drinko are trustees.

 (5) Includes 106,544 shares owned by Mr. Zampetis (which amount includes 25,091 restricted shares earned in fiscal 1995, 1996, and 1997 but subject to forfeiture); 24,833 shares owned by his wife, Ann J. Zampetis; 648 shares held for his account under the Company's Employee Stock Purchase Plan; 11,176 shares held for his account under the Company's Individual Retirement and Investment Trust Plan; and 26,452 shares which Mr. Zampetis has the right to acquire pursuant to stock options currently exercisable or exercisable within 60 days.

 (6) Includes 6,000 shares owned by Mr. Myers; 78,125 shares owned by Cloyes Gear & Products, Inc.; and 3,000 shares owned by a foundation of which Mr. Myers and Mr. Drinko are Trustees.

 (7) Represents less than one percent.

 (8) Includes 210 shares owned by his wife, Sara Moll; 45,725 shares owned by the pension fund of MTD Products, Inc.; and 6,250 shares owned by a charitable foundation of which he is a trustee.

 (9) In addition, Mr. Brandon is a trustee of The Standard Products Foundation, which owned 249,431 shares as of June 30, 1997, which shares are included in the number of shares reported by Mr. Reid.

(10) Includes 31,812 shares owned by Mr. Keys (which amount includes 10,037 restricted shares earned in fiscal 1995, 1996, and 1997 but subject to forfeiture); 2,306 shares held for Mr. Keys in his account under the Company's Individual Retirement and Investment Trust Plan; 5,930 shares which Mr. Keys has the right to acquire pursuant to stock options currently exercisable or exercisable within 60 days.

(11) Includes 2,334 shares owned by Mr. Sheley; and 4,000 shares which Mr. Sheley has the right to acquire pursuant to stock options currently exercisable or exercisable within 60 days.

(12) Includes 10,037 restricted shares earned in fiscal 1995, 1996, and 1997, but subject to forfeiture; and 2,000 shares which Mr. Mesnel has the right to acquire pursuant to stock options currently exercisable or exercisable within 60 days.

(13) Mr. Roudebush's employment with the Company commenced on July 1, 1997. See "Executive Compensation -- Certain Employment Agreements" for a description of the restricted stock and stock options granted to Mr. Roudebush.

     The persons named in the table above disclaim any beneficial ownership with respect to shares owned by their spouses and children or by any trust, estate, foundation, custody account or other entity of which they are a trustee, trust advisor or custodian.

                             ELECTION OF DIRECTORS

     In accordance with the Company's Amended Code of Regulations, the Board of Directors has fixed the number of directors at fourteen, divided into two classes of five and one class of four. The number of directors had been fixed at thirteen until July 24, 1997, when the Board, acting under its authority as set forth in the Company's Amended Code of Regulations, voted to increase the number of directors to fourteen. At the Annual Meeting, the shares represented by proxies, unless otherwise specified, will be voted for the election of the five nominees hereinafter named, each to serve for a term of three years and until his successor is duly elected and qualified.

     The nominees for director are James C. Baillie, Edward B. Brandon, James S. Reid, Jr., Alan E. Riedel, and Ronald L. Roudebush, all of whom are presently directors of the Company. Messrs. Baillie, Brandon, Reid, and Riedel were each elected at the 1994 Annual Meeting of the Company's Shareholders. Mr. Roudebush was elected by the Board on July 24, 1997 to fill the seat created when the Board voted to increase the number of directors to fourteen. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the five persons hereinafter named, although persons in addition to those nominees named herein may be nominated by the shareholders at the meeting.

     If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is intended that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                      EXPIRATION
                                                                          PERIOD       OF TERM
                                                                        OF SERVICE    FOR WHICH
   NAME AND AGE                    PRINCIPAL OCCUPATION                AS DIRECTOR     PROPOSED
   ------------                    --------------------                -----------    ----------
James C. Baillie     Partner, Tory Tory DesLauriers & Binnington,      1994 to date      2000
59                   Barristers & Solicitors, Toronto, Ontario,
                     Canada
Edward B. Brandon    Retired Chairman, President and Chief Executive   1976 to date      2000
65                   Officer, National City Corporation (bank holding
                     company)
James S. Reid, Jr.   Chairman of the Company                           1959 to date      2000
71
Alan E. Riedel       Retired Vice Chairman, Cooper Industries, Inc.    1976 to date      2000
67                   (worldwide diversified manufacturer of
                     electrical products, electric power equipment,
                     tools and hardware, and automotive products)
Ronald L. Roudebush  Vice Chairman and Chief Executive Officer of the  1997 to date      2000
50                   Company

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

     The following information is furnished with respect to each person continuing as a director.

                                                                        PERIOD      EXPIRATION
                                                                      OF SERVICE    OF CURRENT
   NAME AND AGE                  PRINCIPAL OCCUPATION                AS DIRECTOR       TERM
   ------------                  --------------------                -----------    ----------
John Doddridge      Chairman and Chief Executive Officer, Intermet   1995 to date      1998
57                  Corporation (manufacturer of precision ductile
                    and gray iron castings for the automotive and
                    truck industries)
Leigh H. Perkins    Chairman, The Orvis Company, Inc. (manufacturer  1969 to date      1998
69                  and distributor of fishing tackle and sporting
                    goods)
Alfred M. Rankin,   Chairman, President and Chief Executive          1989 to date      1998
Jr.                 Officer, NACCO Industries, Inc. (holding
55                  company with operations in mining and
                    manufacturing of small electrical appliances
                    and forklift trucks service parts)
John D. Sigel       Senior Partner, Hale and Dorr, Boston,           1991 to date      1998
44                  Massachusetts
                    (law firm)
W. Hayden Thompson  Chairman and Chief Executive Officer, Solarflo   1982 to date      1998
70                  Corporation (manufacturer of gas and electric
                    heating equipment)
John D. Drinko      Senior Partner, Baker & Hostetler LLP,           1957-1958         1999
76                  Cleveland, Ohio (law firm)                       1967-1968
                                                                     1969 to date
Curtis E. Moll      Chairman and Chief Executive Officer, MTD        1991 to date      1999
58                  Products, Inc. (manufacturer of outdoor power
                    equipment and tools, dies and stampings for the
                    automotive industry)
Malcolm R. Myers    Chairman, Cloyes Gear & Products, Inc.           1984 to date      1999
63                  (manufacturer of automotive timing components)
Theodore K.         President and Chief Operating Officer of the     1991 to date      1999
Zampetis            Company
52

     Each of the above directors and nominees for election as a director has had the principal occupation indicated for at least five years, except Messrs. Doddridge, Brandon, and Roudebush. Mr. Doddridge served as Vice Chairman and Chief Executive Officer of Magna International, Inc., from November 1992 to November 1994, and President of North American operations of Dana Corporation from mid-1989 to 1992. Mr. Brandon served as Chairman, President, and Chief Executive Officer of National City Corporation until his retirement on September 30, 1995. Mr. Roudebush was part owner and an officer of Milford Dodge, Inc., Milford, Ohio, an auto dealership, from August 1995 through May 1997. Prior to that, he had been employed in the automotive business of Rockwell International Corporation since 1973. From 1991 through November 1994, he served as President, Rockwell Automotive, the operating unit of Rockwell International Corporation which included all of Rockwell's worldwide automotive businesses.

     Mr. Brandon is a director of National City Corporation and RPM, Inc. Mr. Doddridge is a director of Detroit Diesel Corporation. Mr. Moll is a director of Shiloh Industries, Inc. Mr. Rankin is a director of The B.F.Goodrich Company and The Vanguard Group. Mr. Riedel is a director of Belden Inc., Arkwright Mutual Insurance Company and Chairman of Gardner Denver Machinery, Inc. Mr. Roudebush is a director of Simpson Industries, Inc. Mr. Zampetis is a director of Shiloh Industries, Inc. and National City Bank.

     During the fiscal year ended June 30, 1997, the Board of Directors held seven meetings. During the last fiscal year the Board of Directors appointed an Audit Committee, a Finance Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee. With the exception of Mr. Sigel, each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he served. Mr. Sigel attended five of the seven meetings of the Board, and two of the three meetings of the Audit Committee.

     The Audit Committee of the Board of Directors of the Company (the "Audit Committee"), of which Mr. Brandon was Chairman and Messrs. Baillie, Moll, Myers, Rankin, Sigel and Thompson were members, held three meetings and consulted informally on other occasions during the last fiscal year. The Audit Committee recommends annually to the Board of Directors the independent public accountants for the Company, reviews with the independent public accountants the arrangements for and scope of the audits to be conducted by them and the results of those audits, and reviews various financial and accounting matters affecting the Company.

     The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), of which Mr. Riedel was chairman and Messrs. Brandon, Myers and Perkins were members, held six meetings and consulted informally on other occasions during the last fiscal year. The Compensation Committee periodically reviews and determines the compensation, including fringe benefits and incentive compensation, of officers and management personnel of the Company and administers the Company's restricted stock and stock option plans. The Compensation Committee also determines the officers and key employees of the Company who participate in those plans and the stock options and restricted stock awards to be granted.

     The Finance Committee, of which Mr. Drinko was chairman and Messrs. Doddridge, Moll, Perkins, Riedel and Thompson were members, held two meetings and consulted informally during the last fiscal year. The Finance Committee administers the investments of the Company's retirement funds and renders advice and counsel to management on financial matters affecting the Company.

     Director's Compensation. Each director who is not an officer of the Company or a subsidiary of the Company is compensated at the rate of $23,000 per year. Each director also receives $1,000 for attendance at each meeting of the Board of Directors and for each meeting of any committee not held in conjunction with a meeting of the Board of Directors. Committee Chairmen receive an additional $1,000 per year.

                             EXECUTIVE COMPENSATION

     The following information is set forth with respect to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for fiscal year 1997.

                         I. SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                 ANNUAL COMPENSATION               COMPENSATION
                                          ----------------------------------   --------------------
                                                                                      AWARDS
                                                                               --------------------
                                                                               RESTRICTED
                                                                OTHER ANNUAL     STOCK       STOCK     ALL OTHER
           NAME AND              FISCAL    SALARY     BONUS     COMPENSATION    AWARD(S)    OPTIONS   COMPENSATION
      PRINCIPAL POSITION          YEAR      ($)       ($)(1)       ($)(2)         ($)         (#)        ($)(3)
      ------------------         ------    ------     ------    ------------   ----------   -------   ------------
James S. Reid, Jr.                1997    $600,000   $300,000       --            (4)           --       $3,454
Chairman and Chief                1996     600,000    158,190       --            --            --        3,594
Executive Officer                 1995     600,000    144,000       --            --            --        1,957
Theodore K. Zampetis              1997    $440,000   $220,000       --            (5)           --       $3,454
President and Chief               1996     410,000    108,096       --            --        50,000        3,594
Operating Officer                 1995     400,000     96,000       --            --            --        1,957
James F. Keys                     1997    $289,750   $144,875       --            (6)        5,000       $3,094
Executive Vice                    1996     241,074     63,559       --            --        15,000        3,734
President-International           1995     168,220     33,430       --            --            --        3,038
Donald R. Sheley, Jr.(7)          1997    $238,125   $119,063       --            --        10,000       $  360
Vice President-Finance            1996     215,625     56,849       --            --        10,000          240
and Chief Financial Officer       1995          --         --       --            --            --           --
Gerard Mesnel(8)                  1997    $224,250   $112,125       --            (9)       15,000           --
Executive Vice President --       1996     207,000     54,576       --            --         5,000           --
Advanced Technology Worldwide     1995     191,250     45,900       --            --            --           --

-------------------------
(1) Amounts shown represent bonuses earned pursuant to the Company's Officers Incentive Compensation Plan.

(2) Total perquisites and other personal benefits for each of the named executive officers do not exceed the threshold amounts specified in the regulations promulgated by the Securities and Exchange Commission.

(3) Amounts shown represent the Company's contributions on behalf of Messrs. Reid, Zampetis and Keys under the Individual Retirement and Investment Trust Plan and, in the case of Messrs. Reid, Zampetis and Sheley, under the Employee Stock Purchase Plan. During fiscal year 1997, the Company's contributions on behalf of both Mr. Reid and Mr. Zampetis under each of the Individual Retirement and Investment Trust Plan and the Employee Stock Purchase Plan were $3,094 and $360, respectively.

(4) Mr. Reid was awarded 62,500 restricted Common Shares (adjusted to reflect a 5-for-4 stock split of the Company's Common Shares effected in the form of a stock dividend paid on June 3, 1993, to shareholders of record on May 20,
    1993) in fiscal 1992. Under the terms of the award, up to 12,500 of the awarded Common Shares could be earned in each of five consecutive fiscal years beginning in fiscal 1992, based on the percentage of bonus earned during such fiscal year. Awarded Common Shares earned by Mr. Reid are subject to forfeiture until the end of the second fiscal year following the fiscal year in which such awarded Common Shares are earned. Mr. Reid earned 6,000 of the awarded Common Shares in fiscal year 1995 and 6,591 in fiscal year 1996, 6,000 of which shares vested on June 30, 1997, and 6,591 of which shares will vest on June 30, 1998. On June 23, 1997, the Compensation Committee awarded Mr. Reid an additional 12,500 restricted Common Shares, effective July 1, 1997. Under the terms of the award, all of the shares were considered earned on the effective date of the award. The shares are subject to forfeiture until the earlier of July 1, 1999 or the date on which Mr. Reid retires from his position as Chairman of the Board of the Company. In the event of Mr. Reid's death, all earned but unvested awarded Common Shares shall vest in his designated beneficiary. Based on the last reported sale price of the Company's Common Shares on the New York Stock Exchange on June 30, 1997, the total Common Shares earned during the past three years under the 1992 award and the 1997 award had a fair market value of $633,548. No more shares can be earned by Mr. Reid under either award. Dividends are paid only with respect to the awarded Common Shares which are earned. For a discussion of the bonuses payable to the Company's officers, see "Executive Compensation -- Compensation Committee Report."

(5) Mr. Zampetis was awarded 125,000 restricted Common Shares (adjusted to reflect a 5-for-4 stock split of the Company's Common Shares effected in the form of a stock dividend paid on June 3, 1993 to shareholders of record on May 20, 1993) in fiscal 1992. Under the terms of the award, up to 12,500 of the awarded Common Shares may be earned in each of ten consecutive fiscal years beginning in fiscal 1992, based on the percentage of bonus earned during such fiscal year. Awarded Common Shares earned by Mr. Zampetis are subject to forfeiture until the end of the third fiscal year following the fiscal year in which such awarded Common Shares are earned, except that if his employment is terminated by the Company without "cause" or if he terminates his employment for "good reason," as defined in his employment agreement (see "Certain Employment Agreements") or if his employment is not continued beyond August 31, 1999, all Common Shares then earned by him which are subject to forfeiture will become immediately vested. In addition, he will continue to be eligible to earn additional Common Shares, which will not be subject to forfeiture, during any period when his base salary is continued after his employment ends. Mr. Zampetis earned 6,000 of the awarded Common Shares in fiscal year 1995, 6,591 Common Shares in fiscal year 1996, and 12,500 in fiscal year 1997. 10,400 shares earned by Mr. Zampetis in fiscal year 1994 vested on June 30, 1997. The shares earned in fiscal years 1995, 1996, and 1997 will vest on the last day of fiscal 1998, 1999, and 2000, respectively. In the event of Mr. Zampetis' death, all earned but unvested awarded Common Shares and one-half of awarded but unearned Common Shares will vest in his designated beneficiary. Based on the last reported sale price of the Company's Common Shares on the New York Stock Exchange on June 30, 1997, the total Common Shares earned during the past three years under the 1992 award had a fair market value of $633,548. Dividends are paid only with respect to the awarded Common Shares which have been earned. For a discussion of the bonuses payable to the Company's officers, see "Executive Compensation -- Compensation Committee Report."

(6) Mr. Keys was awarded 50,000 restricted Common Shares in fiscal 1995. Under the terms of the award, up to 5,000 of the awarded Common Shares may be earned in each of ten consecutive fiscal years beginning in fiscal 1995, based on the percentage of bonus earned during such fiscal year. Awarded Common Shares earned by Mr. Keys are subject to forfeiture until the end of the third fiscal year following the fiscal year in which such awarded Common Shares are earned. Mr. Keys earned 2,400 of the awarded Common Shares in fiscal year 1995, 2,637 Common Shares in fiscal 1996, and 5,000 shares in fiscal 1997. These shares will vest on the last day of fiscal 1998, 1999, and 2000, respectively. In the event of Mr. Keys' death, all earned but unvested awarded Common Shares and one-half of awarded but unearned Common Shares will vest in his designated beneficiary. Based on the last reported sale price of the Company's Common Shares on the New York Stock Exchange on June 30, 1997, the total Common Shares earned during the past three years under the 1995 award had a fair market value of $253,434. Dividends are paid only with respect to the awarded Common Shares which have been earned. For a discussion of the bonuses payable to the Company's officers, see "Executive Compensation -- Compensation Committee Report."

(7) Mr. Sheley commenced employment with the Company on July 17, 1995.

(8) In addition to serving as Executive Vice President -- Advanced Technology Worldwide, Mr. Mesnel also serves as President and Directeur General, Standard Products Industriel, the Company's subsidiary in France.

(9) Mr. Mesnel was awarded 25,000 restricted Common Shares in fiscal 1995. Under the terms of the award, up to 5,000 of the awarded Common Shares may be earned in each of five consecutive fiscal years beginning in fiscal 1995, based on the percentage of bonus earned during such fiscal year. Awarded Common Shares earned by Mr. Mesnel are subject to forfeiture until the end of the third fiscal year following the fiscal year in which such awarded Common Shares are earned. Mr. Mesnel earned 2,400 of the awarded Common Shares in fiscal year 1995, 2,637 Common Shares in fiscal 1996, and 5,000 shares in fiscal 1997. These shares will vest on the last day of fiscal 1998, 1999, and 2000, respectively. In the event of Mr. Mesnel's death, all earned but unvested awarded Common Shares and one-half of awarded but unearned Common Shares will vest in his designated beneficiary. Based on the last reported sale price of the Company's Common Shares on the New York Stock Exchange on June 30, 1997, the total Common Shares earned during the past three years under the 1995 award had a fair market value of $253,434. Dividends are paid only with respect to the awarded Common Shares which have been earned. For a discussion of the bonuses payable to the Company's officers, see "Executive Compensation -- Compensation Committee Report."

                     II. OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                                     -------------------------------------                  POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                PERCENTAGE OF                                 ANNUAL RATES OF
                                                TOTAL OPTIONS                                      STOCK
                                                 GRANTED TO                                  PRICE APPRECIATION
                                     OPTIONS      EMPLOYEES      EXERCISE                    FOR OPTION TERM(3)
                                     GRANTED      IN FISCAL        PRICE      EXPIRATION    --------------------
              NAME                    #(1)         YEAR(2)       ($/SHARE)       DATE        5%($)       10%($)
              ----                   -------    -------------    ---------    ----------     -----       ------
James S. Reid, Jr................        --           --              --         --               --          --
Theodore K. Zampetis.............        --           --              --         --               --          --
James F. Keys....................     5,000         2.14           25.25      June 2007     $ 67,832    $166,569
Donald R. Sheley, Jr.............    10,000         4.28           25.25      June 2007      135,664     333,138
Gerard Mesnel....................    15,000         6.42           25.25      June 2007      203,496     499,707

-------------------------
(1) Options are not exercisable for the one-year period from the date of grant, then no more than 40% of such options may be exercised in any succeeding one-year period.

(2) Based on 233,450 options granted to all employees during the fiscal year.

(3) These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of the Company's stock price. No gain to optionees is possible without an actual increase in the price of the Company's shares, which increase will benefit all of the Company's shareholders. All calculations are based on a ten-year option period, and upon the assumption that 40% of each option grant will be exercised at the end of the eighth and ninth years after the date of the grant, and 20% will be exercised at the end of the ten-year term.

              III. AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF
                                                                           NUMBER OF          UNEXERCISED
                                                                          UNEXERCISED        IN-THE-MONEY
                                                                          OPTIONS AT          OPTIONS AT
                                                                            FISCAL              FISCAL
                                                                          YEAR-END(#)         YEAR-END($)
                                            SHARES          VALUE        -------------      ---------------
                                          ACQUIRED ON      REALIZED      EXERCISABLE/        EXERCISABLE/
                 NAME                     EXERCISE(#)        ($)         UNEXERCISABLE       UNEXERCISABLE
                 ----                     -----------      --------      -------------       -------------
James S. Reid, Jr.....................        --              --         10,220/ 1,200      $            --
Theodore K. Zampetis..................        --              --         26,452/34,188      $29,771/$57,729
James F. Keys.........................        --              --          5,930/16,070      $ 7,228/$19,023
Donald R. Sheley, Jr..................        --              --          4,000/16,000      $12,500/$18,750
Gerard Mesnel.........................        --              --          2,000/18,000      $ 3,500/$ 5,250

CERTAIN EMPLOYMENT AGREEMENTS

     The Company entered into a letter agreement with James S. Reid, Jr., dated July 24, 1997, with respect to Mr. Reid's continuing employment arrangements. The letter confirmed that Mr. Reid would resign his position as Chief Executive Officer of the Company, effective July 24, 1997, but will remain as Chairman of the Board. The letter provides that effective September 1, 1997, Mr. Reid's annual salary will be $200,000 per year. That rate of compensation will continue until the Company's Annual Meeting of Shareholders in October 1999, when it is anticipated that Mr. Reid will resign from his position as Chairman of the Board. In addition to receiving his pension under the Company's Salaried Employees' Retirement Plan (under federal law, payment of his pension commenced on April 1, 1997, after he reached age 70 1/2), he will begin receiving payments on September 1, 1997 from the Company's supplemental pension plan. Mr. Reid will also continue to participate in all other executive and employee benefit plans of the Company. For purposes of calculating

Mr. Reid's annual bonus under the Company's Officers Incentive Bonus Plan, his pension and supplemental pension payments will be considered part of his base salary.

     Ronald L. Roudebush was employed by the Company on July 1, 1997, and was elected by the Board of Directors as a member of the Board and Vice Chairman and Chief Executive Officer, effective July 24, 1997. He has entered into a two-year "evergreen" employment agreement with the Company, expiring on June 30, 2007. Under the agreement, Mr. Roudebush will receive a base salary of $500,000 per year, and will participate in the Company's Officers Incentive Bonus Plan. His bonus under the Plan will not be less than $200,000 for fiscal year 1998. He will also participate in all executive and employee benefit plans of the Company. In the event of his termination without "cause," or if he resigns his employment for "good reason" or within six months after a "change in control," Mr. Roudebush will be entitled to a lump sum equal to two years of base salary and bonus payments, and a continuation of benefits during the two-year period. Mr. Roudebush has also executed a non-compete agreement with the Company.

     Mr. Roudebush was awarded stock options to purchase 200,000 shares of the Company's Common Shares under its 1996 Stock Option Plan, at a price equal to the fair market value of the Company's Common Shares on July 1, 1997. Those options will vest in four equal annual installments, commencing on July 2, 1998. After vesting, all options will remain exercisable until June 30, 2007, provided that Mr. Roudebush remains employed until that date. In the event of a change in control of the Company, as defined in the option agreements, all nonvested options will immediately become vested and to the extent not then exercisable, will become exercisable upon the termination, or in certain cases, the resignation of Mr. Roudebush.

     Mr. Roudebush was also awarded 50,000 shares of restricted stock under the Company's 1991 Restricted Stock Plan. Pursuant to the terms of his award, Mr. Roudebush will have an opportunity to earn up to 12,500 shares of the Company's Common Shares in each of fiscal years 1998 through 2001. The number earned in each of those years will be the percentage of 12,500 which equals the percentage of the Company's earnings per share target for that year which is achieved by the Company. Shares earned will become vested at the end of the third fiscal year following the fiscal year in which they were earned, except that in the event of a change in control of the Company, as defined in the Plan, all shares granted to Mr. Roudebush will immediately vest. In the event of Mr. Roudebush's death, all earned but unvested awarded Common Shares and one-half of awarded but unearned Common Shares will vest in his designated beneficiary.

     The Company has also entered into an employment agreement with Theodore K. Zampetis, pursuant to which he will continue to serve as President and Chief Operating Officer. The agreement provides an incentive for Mr. Zampetis to remain in his present position at least through August 31, 1999, by providing for his base salary to continue for one month for each year of service if he serves through that date. Mr. Zampetis had 24 years of service as of June 30, 1997. He will also be entitled to the same salary continuation if, prior to August 31, 1999, his employment is terminated without "cause," or if he resigns his employment for "good reason" or within six months after a "change in control". In addition, he will receive pension service credit for the same period his base salary continues. See also footnote 5 under "Executive Compensation -- 1. Summary Compensation Table" regarding the restricted stock previously awarded to him.

     If Mr. Zampetis and the Company agree to continue his employment after August 31, 1999, the employment term will convert to a three-year "evergreen" arrangement, under which he will be entitled to a continuation of his base salary and the benefits described in the previous paragraph for a three-year period following the occurrence of any of the events described in the previous paragraph. In no event will payments under his agreement continue beyond his 65th birthday. Mr. Zampetis has also signed a non-compete agreement.

PENSION PLAN AND SUPPLEMENTAL PLAN

     Salaried employees of the Company with one year of full-time service are eligible to participate in The Standard Products Company Salaried Employees' Pension Plan (the "Pension Plan") and The Standard Products Company Supplemental Salaried Employees' Pension Plan (the "Supplemental Plan"). Except as otherwise noted in "Table I. Summary Compensation Table," the amounts shown therein exclude amounts, if any, expended for financial reporting purposes by the Company as contributions, reserves or benefits paid under the Pension Plan and the Supplemental Plan.

     The Pension Plan provides for normal retirement benefits based on the highest average monthly compensation for 60 consecutive months within the last 120 months prior to retirement (final average compensation). The basic formula is 1 1/15% times final average compensation (up to but not exceeding Social Security-covered compensation), plus 1 2/3% of the amount (if any) of final average compensation in excess of Social Security-covered compensation, all multiplied by the participant's years of pension service under the Plan (up to a maximum of 30 years). Employees who were hired prior to July 1, 1976, may have their normal retirement benefit calculated under an alternative formula as follows: final average compensation multiplied by a percentage equal to the sum of (i) 21.25%, plus (ii) 0.75% for each year of pension service up to a maximum of 25 years (that is, a maximum of 40%). In addition, the Plan provides that the minimum normal retirement benefit shall in all events be no less than $13 multiplied by a participant's years of pension service. Certain of these benefit formulas were adopted effective July 1, 1989, to comply with the Tax Reform Act of 1986. Notwithstanding any new benefit formulas, each participant is entitled to a benefit no less than his or her accrued benefit as of June 30, 1989. Participants may elect that retirement benefits be paid in the form of a life annuity, a ten-year or five-year sum certain annuity, or various joint and surviving spouse options; the Plan's normal retirement benefit amount is payable monthly, based on a single-life annuity with five years certain.

     Compensation covered under the Pension Plan includes (i) base salary, (ii) bonuses, (iii) payments for overtime, (iv) salary deferred under the Company's Individual Retirement Plan, and (v) the taxable amount value of Restricted Stock that vests in any Plan Year under the Restricted Stock Plan. Extraordinary payments and Company contributions to the Company's Individual Retirement Plan are not included in compensation. Additionally, the collective value of the taxable amount of vested Restricted Stock and bonuses received in any Plan Year in excess of 50% of base salary in that Plan Year is not included in compensation.

     The Supplemental Plan is a nonqualified plan which provides a supplemental benefit for eligible salaried employees under terms and conditions similar to those under the Pension Plan. The supplemental benefit is equal to the excess of
(i) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and benefit limitations imposed by federal law over (ii) the benefit payable to the employee under the Pension Plan.

     The table below shows estimated annual benefits payable (assuming payments made in the normal retirement form, and not under any of the various survivor forms of benefit payments) under the Pension Plan and the Supplemental Plan to any salaried employee upon retirement in the 1997 Plan Year at age 65 after selected periods of service.

AVERAGE ANNUAL                                       ESTIMATED ANNUAL BENEFITS UPON RETIREMENT IN 1997 PLAN YEAR
 SALARY USED                                                       WITH YEARS OF SERVICE INDICATED
 TO DETERMINE                                       --------------------------------------------------------------
   BENEFITS                                         15 YEARS       20 YEARS       25 YEARS       30 YEARS AND OVER
--------------                                      --------       --------       --------       -----------------
   $125,000      ............................       $ 28,613       $ 45,313       $ 50,000           $ 57,225
    150,000      ............................         34,863         54,375         60,000             69,725
    175,000      ............................         41,113         63,438         70,000             82,225
    200,000      ............................         47,363         72,500         80,000             94,725
    225,000      ............................         53,613         81,563         90,000            107,225
    250,000      ............................         59,863         90,625        100,000            119,725
    300,000      ............................         72,363        108,750        120,604            144,725
    350,000      ............................         84,863        126,875        141,438            169,725
    400,000      ............................         97,363        145,000        162,271            194,725
    450,000      ............................        109,863        163,125        183,104            219,725
    500,000      ............................        122,363        181,250        203,938            244,725
    550,000      ............................        134,863        199,375        224,771            269,725
    600,000      ............................        147,363        217,500        245,604            294,725
    650,000      ............................        159,863        235,625        266,438            319,725
    700,000      ............................        172,363        253,750        287,271            344,725
    750,000      ............................        184,863        271,875        308,104            369,725
    800,000      ............................        197,363        290,000        328,938            394,725
    850,000      ............................        209,863        308,125        349,771            419,725
    900,000      ............................        222,363        326,250        370,604            444,725

     As of June 30, 1997, the credited years of service for retirement purposes were as follows: Mr. Reid -- 41; Mr. Zampetis -- 24; Mr. Keys -- 25; and Mr. Sheley -- 1. Mr. Mesnel does not participate in the Plan.

     On August 18, 1997, the Board of Directors authorized the establishment of two non-qualified deferred compensation plans, to be effective November 1, 1997. Under the first of the plans, management and executive-level employees of the Company, including the named executive officers, will be permitted to defer compensation that could have been deferred under the Company's 401(k) plan but for the limitations placed on "highly-compensated" employees under the Internal Revenue Code, and but for the dollar limit that can be contributed annually to such a plan under Section 402(g) of the Internal Revenue Code. The second plan permits additional amounts of compensation to be deferred by the same individuals, regardless of any limitation placed on their ability to contribute to the 401(k) plan.

     Under both plans, compensation deferred by eligible participants will be credited to an unfunded account established for each participant. No funds will be set aside to satisfy the obligation owed under the plans. Amounts deferred will be credited with interest at the Moody's Long-Term Baa Corporate Bond Index rate, which approximates the Company's long-term borrowing rate. Participants will receive payment of the amounts owed to them from the general assets of the Company. Those amounts will generally not be payable until after the participant terminates employment. In the event of a change in control of the Company, as such term is defined in the plans, cash equal to the amounts credited to the accounts of participants will be funded in a "rabbi trust," which will exist solely to pay benefits to participants, except that such funds will be available to creditors of the Company in the event of the insolvency of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Brandon, Myers, Perkins and Riedel are the members of the Company's Compensation Committee. There are no Compensation Committee interlocks.

     Transactions with Management. Edward B. Brandon, a director of the Company, is a director and the retired Chairman, President and Chief Executive Officer of National City Corporation. The Company has a $125,000,000 revolving credit agreement with National City Bank, Cleveland, Ohio ("National City"), a wholly owned subsidiary of National City Corporation, and three other banks, until January 1999. National City has a 31.4% participation in such credit agreement. The Company borrowed from National City during the 1997 fiscal year on a short-term uncommitted line of credit at prevailing market rates.

     John D. Drinko, a director of the Company, is senior advisor to the policy committee of Baker & Hostetler LLP, which law firm acts as principal outside counsel for the Company.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Common Shares with the cumulative total return of a hypothetical investment in each of the Standard & Poor's Composite -- 500 Index and the Dow Jones Auto Parts Index based on the respective market price of each such investment at the end of each of the Company's fiscal years shown below, assuming in each case an initial investment of $100 on July 1, 1992, and reinvestment of dividends.

        MEASUREMENT PERIOD              STANDARD           DOW JONES         STANDARD &
      (FISCAL YEAR COVERED)           PRODUCTS CO.        AUTO PARTS           POOR'S
                                                             INDEX           COMPOSITE -
                                                                              500 INDEX
1992                                     100.00             100.00             100.00
1993                                     134.61             124.04             113.65
1994                                     115.88             121.53             115.25
1995                                      88.66             135.44             145.30
1996                                      98.09             150.50             183.08
1997                                     109.73             185.90             246.61

COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Compensation Committee, which has responsibility for reviewing all aspects of the compensation program for the executive officers of the Company. The Compensation Committee is comprised of the four directors listed at the end of this report, none of whom is an employee of the Company.

     The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key managers and align their compensation with the Company's overall business strategies, values, and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy to compensate executive officers based on their responsibilities, achievement of annual established goals and the Company's overall annual and longer-term performance.

     The primary components of the Company's executive compensation program are:
(i) base salaries, (ii) annual cash incentive opportunities, and (iii) long-term incentive opportunities in the form of stock-based awards. Each of these primary components of compensation is discussed below.

     Base Salaries. Base salaries for each of the Company's executive officers are generally established annually by the Compensation Committee using as a guide one or more widely accepted salary evaluation systems -- taking into account individual and Company performance and competitive, inflationary, and internal equity considerations.

     With respect to the $600,000 base salary established for Mr. Reid in June 1996 for fiscal 1997, which is the same base salary as paid to Mr. Reid in fiscal 1996, the Compensation Committee took into account Mr. Reid's overall responsibilities, as well as a review of the compensation paid to chief executive officers of comparable companies.

     Annual Cash Incentives. All executives of the Company are eligible to receive annual cash bonus awards based on a set percentage of base salary with a maximum bonus attainable equal to 50% of base salary. Each year the Company's Board of Directors, usually at the Board meeting held in August, sets a target goal for maximum bonus awards based on the Company's earnings per common share. Actual bonus awards paid are proportional to the percentage of the target goal actually attained. The bonus target in fiscal year 1997 was $2.25 (exclusive of the charge taken by the Company in the third quarter of fiscal 1997 in respect of the closure of two automotive parts plants) per common share. Since earnings per common share, as adjusted for the bonus awards, for fiscal 1997 were $2.33 (exclusive of special charges), the bonus award for fiscal 1997 to each executive officer of the Company, including Mr. Reid, was equal to 50% of base salary.

     Long-Term Stock Incentives. The Company's restricted stock plan permits the Compensation Committee to award restricted shares, which awards are designed to attract and retain well-qualified personnel for positions of substantial responsibility with the Company and its subsidiaries. Awards of restricted Common Shares may be made by the Compensation Committee in its sole discretion. Awards of 62,500 and 125,000 restricted Common Shares (adjusted to reflect a 5-for-4 stock split of the Company's Common Shares effected in the form of a stock dividend paid on June 3, 1993 to shareholders of record on May 20, 1993) were made in fiscal 1992 to Messrs. Reid and Zampetis, respectively. An additional award of 12,500 shares was made to Mr. Reid on July 1, 1997. In fiscal 1995, Mr. Keys was awarded 50,000 restricted Common Shares, and Mr. Mesnel was awarded 25,000 restricted Common Shares. See "Table I -- Summary Compensation Table" set forth on page 7 of this proxy statement for a discussion of the terms pursuant to which the restricted Common Shares awarded to Messrs. Reid, Zampetis, Keys, and Mesnel are earned and subject to forfeiture. Other than the foregoing awards, the only award made under the Plan was made to Mr. Roudebush, who became employed by the Company on July 1, 1997, and was elected Vice Chairman and Chief Executive Officer of the Company on July 24, 1997. The award to Mr. Roudebush is described in this proxy statement under "Certain Employment Agreements" on page 9.

     The Company's stock option plans permit the Compensation Committee, in its sole discretion, to grant stock option awards which are designed to encourage and enable key management employees of the Company to acquire a larger stock ownership and personal financial interest in the Company. The Compensation Committee believes that stock option awards subject to periodic vesting enable the Company to attract and retain qualified individuals for service with the Company. Individual option grants, with exercise prices at least equal to the fair market value of the Company's Common Shares on the date of grant, are determined by the Compensation Committee based on the executive's current performance, potential for future responsibility, and the impact of the particular executive officer's performance on the operational results of the Company. Stock option awards during the last fiscal year to each of the Chief Executive Officer and the other four most highly compensated executive officers of the Company are set forth in "Table II -- Option Grants in Last Fiscal Year" on page 9 of this proxy statement. The award to Mr. Roudebush is described in this proxy statement under "Certain Employment Agreements" on page 9.

                                          Alan E. Riedel, Chairman
                                          Edward B. Brandon
                                          Malcolm R. Myers
                                          Leigh H. Perkins

                 PROPOSAL ONE: 1997 EMPLOYEE STOCK OPTION PLAN

     The Board of Directors of the Company, at a meeting of the Board on August 18, 1997, approved The Standard Products Company 1997 Employee Stock Option Plan (the "1997 Stock Option Plan") and directed that the 1997 Stock Option Plan be submitted to the shareholders for approval at the annual meeting. The primary purpose of the 1997 Stock Option Plan is to encourage and enable key management employees of the Company and its subsidiaries to acquire a larger stock ownership and personal financial interest in the Company and thereby provide additional incentive for the promotion of the welfare of the Company and for the continued service of the participants with the Company. A copy of the 1997 Stock Option Plan is attached to this proxy statement as Exhibit A.

     THE FOLLOWING DESCRIPTION OF THE 1997 STOCK OPTION PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT A.

Description of the Plan

     Shareholder approval of the 1997 Stock Option Plan is being sought to qualify the 1997 Stock Option Plan as an incentive stock option plan under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), in order for awards of options to be eligible for exemption from the dollar limitation on deductions imposed by Section 162(m) of the Code and to satisfy a condition of the Plan requiring shareholder approval of the Plan.

     Under the 1997 Stock Option Plan, awards of options to purchase Common Shares may be made to key employees of the Company or its subsidiaries. The options provided for under the 1997 Stock Option Plan may be either incentive stock options intended to qualify for favorable tax treatment under Section 422 of the Code or nonqualified stock options which do not qualify for such treatment.

     The aggregate number of Common Shares with respect to which awards may be made under the 1997 Stock Option Plan is 350,000. Such maximum number of Common Shares is subject to appropriate adjustment upon the occurrence of certain events, including stock dividends, recapitalizations, mergers, reorganizations, consolidations, stock splits, stock consolidations or certain other changes in the Common Shares. Common Shares which are not purchased under an option which has terminated or lapsed may be used for the further grant of options under the 1997 Stock Option Plan.

     The 1997 Stock Option Plan is administered by the Compensation Committee, each member of which is a "Non-Employee Director" (as defined in Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act")) and an "outside director" within the meaning of Section 162(m) of the Code. Subject to the terms of the 1997 Stock Option Plan, the Compensation Committee has sole authority to determine and designate persons to whom awards are to be made under the 1997 Stock Option Plan and the nature and terms, including vesting schedules, of such awards.

     Options granted under the 1997 Stock Option Plan may not be exercised more than ten years after the date of grant. The aggregate fair market value (determined on the date of grant) of the Common Shares subject to incentive stock options under all option plans of an employer corporation (and its parent and subsidiary corporations) which are exercisable for the first time by an employee in any calendar year may not exceed $100,000. In no event shall there be granted under the 1997 Stock Option Plan to any employee options to purchase more than 250,000 Common Shares. The Compensation Committee, in its sole discretion, will determine the vesting schedule of each option granted under the 1997 Stock Option Plan; provided, however, that options may not be exercised during the first year after they are granted. The 1997 Stock Option Plan provides that the option price shall not be less than 100% of the fair market value of the Common Shares on the date such option is granted or 110% of such fair market value in the case of an incentive stock option granted to an employee holding more than 10% of the Company's outstanding Common Shares on the date of grant. The purchase price of the Common Shares subject to options must be paid in full by an optionee at the time of exercise of such option in either cash or Common Shares.

     No cash consideration will be received by the Company for granting options under the 1997 Stock Option Plan. Options will be granted in consideration of the services rendered or to be rendered to the Company by the employees receiving the options.

     Options will be granted to key management employees of the Company or its subsidiaries who are in a position to contribute substantially to the growth and success of the Company and its subsidiaries. No director who is not an employee of the Company or one of its subsidiaries will be eligible to receive options.

TAX CONSEQUENCES

     With respect to nonqualified stock options, in general, for federal income tax purposes under present law:

           (i) The grant of a nonqualified stock option, by itself, will not result in income to the optionee.

           (ii) Except as provided in (v) below, the exercise of a nonqualified stock option (in whole or in part, according to its terms) will result in ordinary income to the optionee at that time in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise over the option price.

          (iii) Except as provided in (v) below, the tax basis of the shares acquired upon exercise of a nonqualified stock option, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, will be the fair market value of the shares on the date of exercise.

          (iv) No deduction will be allowable to the employer corporation upon the grant of a nonqualified stock option, but upon the exercise of a nonqualified stock option, a deduction will in general be allowable to the employer corporation at that time in an amount equal to the amount of ordinary income realized by the optionee exercising such option, provided withholding and/or reporting requirements are satisfied.

           (v) With respect to the exercise of a nonqualified stock option and the payment of the option price by the delivery of Common Shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period of the optionee in the shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at the time in the amount of the fair market value of such excess shares, the tax basis of such excess shares will be equal to the fair market value of such shares at the time of exercise, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

     With respect to incentive stock options, in general, for federal income tax purposes under present law:

           (i) Neither the grant nor the exercise of an incentive stock option, by itself, will result in income to the optionee; however, the excess of the fair market value of the shares at the time of exercise over the option price is (unless there is a disposition of the shares acquired upon exercise of an incentive stock option in the taxable year of exercise) includable in alternative minimum taxable income which may, under certain circumstances, result in alternative minimum tax liability to the optionee.

           (ii) If the shares acquired upon exercise of an incentive stock option are disposed of in a taxable transaction after the later of two years from the date on which the option is granted or one year from the date on which such shares are transferred to the optionee, long-term capital gain or loss will be realized by the optionee in an amount equal to the difference between the amount realized by the optionee and the optionee's basis which, except as provided in (v) below, is the option price.

          (iii) Except as provided in (v) below, if the shares acquired upon the exercise of an incentive stock option are disposed of within the two-year period from the date of grant or the one-year period after the transfer of the shares to the optionee (a "disqualifying disposition"):

             (a) Ordinary income will be realized by the optionee at the time of such disqualifying disposition in the amount of the excess, if any, of the fair market value of the shares at the time of such exercise over the option price, but not in an amount exceeding the excess, if any, of the amount realized by the optionee over the option price.

             (b) Short-term or long-term capital gain will be realized by the optionee at the time of any such disqualifying disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the shares at the time of such exercise.

             (c) Short-term or long-term capital loss will be realized by the optionee at the time of any such disqualifying disposition in an amount equal to the excess, if any, of the option price over the amount realized.

          (iv) No deduction will be allowed to the employer corporation with respect to incentive stock options granted or shares transferred upon exercise thereof, except that if a disqualifying disposition is made by the optionee, the employer corporation will in general be entitled to a deduction in the taxable year in which the disqualifying disposition occurred in an amount equal to the amount of ordinary income realized by the optionee making such disposition, provided withholding and/or reporting requirements are satisfied.

           (v) With respect to the exercise of an incentive stock option and the payment of the option price by the delivery of Common Shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period (except for purposes of the one-year period referred to in (iii) above) of the optionee in shares received will include this holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, no taxable income will be realized by the optionee at that time, such excess shares will be considered incentive stock option stock with a zero basis, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee. If the shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years from the date the option relating to the surrendered shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the optionee will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the shares surrendered over the basis of such shares. If any of the shares received are disposed of in a disqualifying disposition, the optionee will be treated as first disposing of the shares with a zero basis.

     The Board of Directors may at any time amend the 1997 Stock Option Plan or any part thereof as it shall deem advisable; provided, however, that the Board of Directors shall obtain any approval by shareholders which is necessary pursuant to Sections 422 and 162(m) of the Code. No amendment may be made in any option then outstanding under the 1997 Stock Option Plan, however, which would impair the rights of the optionee without the consent of such optionee.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the Common Shares present at the annual meeting is required to adopt this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 1997 STOCK OPTION PLAN.

                    PROPOSAL TWO: 1997 RESTRICTED STOCK PLAN

     The Board of Directors of the Company, at a meeting of the Board on August 18, 1997, approved The Standard Products Company 1997 Restricted Stock Plan (the "Restricted Stock Plan") and directed that the Restricted Stock Plan be submitted to the shareholders for approval at the annual meeting. The primary purposes of the Restricted Stock Plan are to attract and retain well-qualified personnel for positions of substantial responsibility with the Company and to provide incentives to such persons to enhance the long-term welfare of the Company and to continue in its service, through the award of Common Shares over an extended period of time, the number of which Common Shares shall generally depend on the earnings performance of the Company over a period of years. A copy of the Restricted Stock Plan is attached to this proxy statement as Exhibit B.

     THE FOLLOWING DESCRIPTION OF THE RESTRICTED STOCK PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT B.

DESCRIPTION OF THE PLAN

     The Plan provides for the grant of awards of Common Shares to select officers and key employees of the Company. An award of Common Shares to an employee is evidenced by a written agreement between the Company and the employee. Such agreement, subject to the provisions of the Restricted Stock Plan, will specify the performance goals and other conditions to which an award of Common Shares is subject, and the period of time that awarded shares will be subject to forfeiture. Awarded Common Shares will be issued in the name of the employee, delivered to the employee and held by the Company subject to forfeiture. The award of Common Shares to an employee under the Restricted Stock Plan does not entitle such employee to, or disqualify him from, a further award of Common Shares at a later date.

     The aggregate number of Common Shares that may be awarded under the Restricted Stock Plan is 150,000. In no event will there be awarded under the Restricted Stock Plan any more than an aggregate number of 100,000 Common Shares to any one individual. The Committee may adjust the number and kind of Common Shares available for distribution and subject to forfeiture to prevent dilution or enlargement of rights in the event of a change in the number or kind of outstanding shares of the Company by reason of recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in the corporate structure or shares of capital stock in the Company.

     Common Shares issued under the Restricted Stock Plan which are subject to forfeiture are non-transferable but holders of such shares have all other rights of a shareholder, including the right to vote such shares and to receive dividends. The Committee may provide in the written agreement with the employee that the forfeiture period with respect to awarded Common Shares may lapse upon an employee's death or disability or upon a "Change in Control" of the Company (as such term is defined in the Restricted Stock Plan). Any Common Shares awarded under the Restricted Stock Plan which are subject to forfeiture (i) may not be sold, transferred, assigned, pledged, hypothecated, anticipated, alienated, encumbered or changed, whether voluntarily, involuntarily or by operation of law, and (ii) shall be forfeited to the Company in the event the employee to whom such Common Shares were awarded voluntarily terminates his employment with the Company during the period of time, if any, specified by the Committee. Absence or leave approved by the Committee is not considered an interruption of service or employment for purposes of the Restricted Stock Plan. At the time the award is made and the certificates representing the Common Shares are delivered to the employee and held by the Company, the employee shall execute one or more blank stock powers and deliver the same to the Company so that shares which are forfeited may be cancelled.

TAX CONSEQUENCES

     An employee is deemed to have ordinary income in an amount equal to the fair market value of the awarded Common Shares in the taxable year in which the awarded Common Shares are no longer subject to forfeiture unless, within 30 days of when such Common Shares are awarded, an employee makes an election under Section 83(b) of the Code to include in income the fair market value (determined without regard to any restrictions other than those which by their terms will never lapse) of the shares on the date of award. The employer corporation is entitled to deductions for federal income tax purposes in the same amount in the employer corporation's taxable year in which the employee has income if the employer corporation deducts and withholds appropriate federal withholding tax.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of Common Shares entitling such holders to exercise a majority of the voting power of the Company is required to adopt this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE RESTRICTED STOCK PLAN.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company at 2401 South Gulley Road, Dearborn, Michigan 48124, Attention: Corporate Secretary, on or before May 16, 1998, for inclusion in the Company's proxy statement and form of proxy relating to the 1998 Annual Meeting of Shareholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and owners of more than 10% of the Company's Common Shares, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended June 30, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% beneficial owners were complied with.

                                 OTHER MATTERS

     Copies of the Company's Annual Report on Form 10-K as submitted to the Securities and Exchange Commission are available to shareholders without charge upon written request. Please address your request to Mr. Donald R. Sheley, Jr., Vice President, Finance at the Company's Corporate Headquarters, 2401 South Gulley Road, Dearborn, Michigan 48124.

     The Company has not selected its independent public accountants for the current fiscal year. This selection will be made later in the year by the Board of Directors. Representatives of Arthur Andersen LLP, which served as the Company's independent public accountants during the fiscal year ended June 30, 1997, are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     If the enclosed proxy is executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under "Election of Directors" above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

     Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted at the meeting to elect directors as set forth under "Election of Directors" above and FOR Proposals One and Two above. Under Ohio law and the Company's Second Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee. Under Ohio law and the Company's Second Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes with respect to Proposals One and Two will in effect be votes against such proposal. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

                                          By order of the Board of Directors,

                                          Richard N. Jacobson
                                          RICHARD N. JACOBSON
                                          General Counsel and Secretary

Dated: September 16, 1997

                                   EXHIBIT A

                         THE STANDARD PRODUCTS COMPANY
                        1997 EMPLOYEE STOCK OPTION PLAN

     1. INCENTIVE PURPOSE. The purpose of The Standard Products Company 1997 Employee Stock Option Plan (the "Plan") is to encourage and enable key management employees of The Standard Products Company, an Ohio corporation (the "Company"), and its subsidiaries to acquire a larger stock ownership and personal financial interest in the Company and thereby provide additional incentive for the promotion of the welfare of the Company and for the continued service of the participants with the Company.

     2. AMOUNT OF STOCK. Upon the approval of the Plan by the shareholders, there shall be reserved, allotted and set aside for issuance under the Plan 350,000 of the presently authorized but unissued Common Shares, $1.00 par value, of the Company (the "Common Shares"), subject to Paragraph 13. As set forth in Paragraph 19 of the Plan, all of such options may be granted as incentive stock options, all of such options may be granted as nonqualified stock options, or such options may be granted as both incentive stock options and nonqualified stock options.

     3. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors which shall consist of not less than three members, none of whom are employees of the Company or its subsidiaries or are eligible to receive an incentive or nonqualified stock option while serving as a member of the Committee, and each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor definition adopted by the Securities and Exchange Commission, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board may also select one or more qualified Directors to serve as alternate members of the Committee, who may take the place of any absent member or members at any meeting of the Committee. The Committee shall be authorized to administer the Plan in accordance with its terms and may adopt, amend or repeal such rules and regulations as the Committee may desire concerning the conduct of its affairs. The interpretation and construction by the Committee of any provision of the Plan or of any stock option granted under it and the administration of the Plan by the Committee shall be final. No member of the Board of Directors or the Committee shall be liable for any action taken or omitted or any determination made in good faith in connection with the Plan.

     4. PARTICIPATION. Subject to the limitations herein set forth, the Committee may grant incentive or nonqualified stock options from time to time during the period ending August 17, 2007, to such key management employees of the Company or any subsidiary thereof as in the opinion of the Committee will best further the interests of the Company and achieve the purposes of the Plan. No option shall be granted to any individual who, at the time the option is granted:

          (i) Shall not be an employee of the Company or a subsidiary (as defined in Section 424(f) of the Code) thereof, or

          (ii) Shall be a member of the Committee.

     5. THE OPTION PRICE. Except as provided in Paragraph 7, the option price per Common Share to be paid upon the exercise of any stock option, as determined by the Committee, shall be not less than the fair market value per Common Share at the time the option is granted. Such fair market value shall be the first sale price per Common Share (or in the event there are no sales, then the average of the opening bid and asked prices per Common Share) on the New York Stock Exchange on the date on which the option is granted.

     6. LENGTH OF OPTION. Except as otherwise provided, each option shall be exercisable no later than ten (10) years from the date it is granted. Each option granted to an employee, who at the time the incentive stock option is granted to him, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the employee corporation or of its parent or subsidiary corporation under the attribution rules set forth in Section 424(d) of the Code, shall be exercisable no later than five (5) years from the date it is granted. The Committee, in its sole discretion, will determine the vesting schedule of each option granted under this Plan; provided, however, that no option may be exercised prior to one year from the date it is granted. Except as provided in Paragraphs 8, 9 and 10 hereof, no option may be exercised unless the optionee is at the time of such exercise in the employ of the Company or of a subsidiary thereof and shall have been continuously so employed since the granting of his option. Absence or leave approved by the Committee in accordance with applicable provisions of the Code and the regulations promulgated thereunder shall not be considered an interruption of employment for purposes of the Plan.

     7. LIMITATION ON GRANTING OF OPTIONS. The Committee shall not grant incentive stock options if the aggregate fair market value (determined at the time the option is granted) of Common Shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all option plans of his employer corporation and its parent and subsidiary corporations) shall exceed $100,000. In no event shall there be granted under the 1997 Stock Option Plan or any other stock option plan of the Company to any employee in any calendar year options to purchase more than 250,000 Common Shares. If any employee, at the time an incentive stock option is granted to him, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the employer corporation or its parent or subsidiary corporations (taking into account the attribution of stock ownership rules set forth in Section 424(d) of the Code), the option price per Common Share to be paid upon the exercise of such incentive stock option shall not be less than one hundred and ten percent (110%) of the fair market value per Common Share at the time the incentive stock option is granted, as determined in accordance with Paragraph 5.

     8. TERMINATION OF EMPLOYMENT. If an optionee shall cease to be employed by the Company or a subsidiary thereof on account of normal retirement, early retirement, or disability, either physical or mental, he may exercise his option to the extent that he was entitled to exercise it at the date of such cessation or for such greater number of shares subject to the option as to which the Committee may authorize an acceleration of time of exercise under the option. If such cessation of employment is for any reason other than death or permanent and total disability (within the meaning of Section 22 (e)(3) of the Code), said optionee may exercise his option to the same extent, but only within the three months next succeeding such cessation of employment; provided, however, that in the event of an uninterrupted transfer of employment to or between the Company and/or any parent or subsidiary corporation of the Company, such option shall continue in effect until the employee ceases to be employed by all such affiliated corporations. Neither the Plan, nor the granting of any option thereunder, will confer upon any optionee any right with respect to continuance of employment by the Company, or any subsidiary thereof, nor will it interfere in any way with his right, or the employer's right, to terminate his employment at any time.

     9. DEATH OF OPTIONEE. In the event of the death of an optionee while in the employ of the Company or a subsidiary thereof, the options theretofore granted to him shall be exercisable only within one year next succeeding such death, or within the balance of the period of the option if less than one year, and then only by the administrator or executor of his estate and to the extent that the deceased optionee was entitled to exercise it at the date of his death.

     10. DISABILITY OF OPTIONEE. In the event of the permanent and total disability (within the meaning of Section 22(e)(3) of the Code) of the optionee while in the employ of the Company or a subsidiary thereof, the options theretofore granted to him shall be exercisable only within the one-year period next succeeding his cessation of employment or within the balance of the period of the option if less than one year.

     11. NONASSIGNABILITY. Each option shall by its terms provide that it is not transferable by the optionee other than by will or the laws of descent and distribution and that it is exercisable during his lifetime, only by the optionee or by the optionee's duly authorized legal representative if the optionee is unable to exercise his option as a result of the optionee's disability, but only if, and to the extent, permitted by Section 422 of the Code, and after his death, only by his administrator or executor, as above permitted; provided, however, that if so provided in the instrument evidencing the Option, the Compensation Committee may permit any optionee to transfer the Option during his lifetime to one or more members of his family or to one or more trusts for the benefit of one or more members of his family, provided that no consideration is paid for the transfer and that such transfer would not result in the loss of any exemption under Rule 16b-3 for any Option that the

Compensation Committee does not permit to be so transferred. The transferee of an Option shall be subject to all restrictions, terms, and conditions applicable to the Option prior to its transfer, except that the Option shall not be further transferable inter vivos by the transferee. The Compensation Committee may impose on any transferable Option and on the Common Shares to be issued upon the exercise of the Option such limitations and conditions as the Committee deems appropriate.

     12. METHOD OF EXERCISE. Options shall be exercised in blocks of fifty (50) or more shares. Exercise of options shall be by the execution by the person entitled at the time to exercise the options of a written notice of such exercise and delivery thereof to the Company at its principal office in Dearborn, Michigan, which notice shall specify the number of shares being purchased. In the case of Common Shares purchased under options (unless such Common Shares have in either case been registered under the Securities Act of 1933 (the "1933 Act")), the written notice shall contain a representation in form approved by the Company that such Common Shares are being acquired not with a view to resale or distribution and will not be sold or otherwise transferred except upon compliance with the 1933 Act and the Rules and Regulations issued thereunder. In the case of the exercise of an option, such notice shall be accompanied by payment in full of the option price of the Common Shares. Payment of the option price with respect to any stock option may be made in cash or in Common Shares valued at the closing sale price per Common Share (or in the event there are no sales, then the average of the closing bid and asked prices per Common Share) on the New York Stock Exchange on the last trading day preceding the date on which the option is exercised. Upon receipt of such notice and payment, the Company will promptly issue and deliver its certificate for the number of Common Shares being purchased under options. No person, estate or other entity shall have any of the rights of a shareholder with reference to Common Shares subject to an option until a certificate or certificates for the shares have been delivered. An option granted under this Plan may be exercised for any lesser number of Common Shares than the full amount for which it could be exercised subject to the first two sentences of this Paragraph. Such a partial exercise of an option shall not affect the right to exercise the option from time to time in accordance with this Plan for the remaining Common Shares subject to the option.

     13. ADJUSTMENTS. In the event of any change in the number or kind of outstanding shares of the Company by reason of recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in the corporate structure or shares of stock of the Company, the Committee in its discretion shall make an appropriate adjustment in the number and kind of shares for which options may thereafter be granted both in the aggregate and as to each optionee, as well as in the number and kind of shares subject to options theretofore granted and the option price payable upon exercise of such options.

     14. REALLOCATION OF UNUSED SHARES. Shares which are not purchased under options which terminate or lapse may be used for the further grant of options under the Plan.

     15. EXPIRATION AND TERMINATION OF THE PLAN. Options may be granted under the Plan at any time up to and including August 17, 2007, on which date the Plan will expire, except as to options then outstanding under the Plan, which options shall remain in effect until they have been exercised or have expired.

     16. AMENDMENT AND REVOCATION. The Board of Directors shall have the right to alter, amend or revoke the Plan or any part thereof at any time and from time to time; provided, however, that the Board of Directors shall obtain any approval by shareholders which is necessary for continued applicability of Rule 16b-3 of the Securities and Exchange Commission; and provided, further, that, without the consent of the optionees, no change may be made in any option theretofore granted which will impair the rights of such optionees.

     17. COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES.

     a. No option shall be exercisable and no Common Shares will be delivered under this Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with the rules of all domestic stock exchanges on which the Company's Common Shares may be listed. Any share certificate issued to evidence Common Shares may bear legends and statements the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No option shall be exercisable, and no Common Shares will be delivered under this Plan, until the Company has obtained consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable.

     b. In the case of the exercise of an option by a person or estate acquiring the right to exercise the option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of the option and may require such consents and releases of taxing authorities as it may deem advisable.

     18. WITHHOLDING OF TAXES. No later than the date as of which an amount first becomes includable in the gross income of an optionee for federal income tax purposes with respect to any option granted under the Plan, the optionee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Shares, including Common Shares that are a part of the option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its subsidiaries and affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due the optionee.

     19. TYPES OF OPTIONS. Options granted under the Plan may be: (i) options which are intended to qualify and are identified as incentive stock options under Section 422 of the Code; (ii) options which are not intended clearly to qualify under Section 422 of the Code and are clearly identified as options which are not to be treated as incentive stock options under Section 422 of the Code; or (iii) both of the foregoing.

     20. GOVERNING LAW. The Plan, all options and action taken thereunder and any agreements relating thereto, shall be governed by and construed in accordance with the laws of the State of Ohio.

                                   EXHIBIT B

                         THE STANDARD PRODUCTS COMPANY
                           1997 RESTRICTED STOCK PLAN

     1. INCENTIVE PURPOSE. The purposes of The Standard Products Company 1997 Restricted Stock Plan (the "Plan") are to attract and retain well qualified personnel for positions of substantial responsibility with the Company and its subsidiaries and to provide incentives to such persons to enhance the long-term welfare of the Company and to continue in its service through the award of Common Shares which are generally earned over an extended period of time.

     2. DEFINITIONS. For purposes hereof, the following words and phrases shall have the meanings indicated.

     (a) "Change in Control" means the occurrence of any of the following events:

          (1) When any "person," as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company and any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding capital stock; provided, however, that with respect to any director who, on the effective date of this Plan, is the beneficial owner or has the option to acquire five percent or more of such capital stock outstanding on such effective date, capital stock so owned or acquired pursuant to any such options shall not be counted in determining such 20% or more combined voting power;

          (2) when, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 2(a)(2); or

          (3) the completion of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, or any merger of the Company into another company (unless the persons who were shareholders of the Company immediately prior to such transaction own more than 70% of the voting stock and value of the surviving company immediately following such merger in substantially the same proportions as they owned immediately prior to the merger).

     (b) "Committee" means the Compensation Committee of the Board of Directors of the Company.

     (c) "Common Shares" means Common Shares, $1 par value per share, of the Company.

     (d) "Company" means The Standard Products Company.

     (e) "Disability" means disability as determined under procedure established by the Committee for purposes of the Plan.

     (f) "Employee" means any employee of the Company or a Subsidiary who is an officer or other key employee thereof.

     (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (h) "Plan" means The Standard Products Company 1997 Restricted Stock Plan, as set forth herein and as the same subsequently may be amended or modified.

     (i) "Subsidiary" means a corporation which is a wholly-owned subsidiary, directly or indirectly, of the Company.

     (j) Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular.

     (k) Masculine pronouns used herein shall be deemed to refer both to women and men.

     3. AMOUNT OF STOCK. Upon the approval of the Plan by the shareholders, there shall be reserved, allotted or set aside for issuance under the Plan 150,000 of the presently authorized but unissued Common Shares of the Company, subject to paragraph 13. Any Common Shares issued hereunder may consist, in whole or in part, of authorized and unissued Common Shares or treasury shares.

     4. ADMINISTRATION. The Plan shall be administered by the Committee, each member of which is a "Non-Employee Director," as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Code. The Board may also select one or more Non-Employee Directors to serve as alternate members of the Committee, who may take the place of any absent member or members at any meeting of the Committee. The Committee shall administer the Plan in accordance with its terms and may adopt, amend and repeal such rules and regulations as the Committee may desire concerning the conduct of its affairs. The interpretation and construction by the Committee of any provision of the Plan or of any stock award granted under it and the administration of the Plan by the Committee shall be final. No member of the Board of Directors or the Committee shall be liable for any action taken or omitted or determination made in good faith in connection with the Plan. Subject to the terms of the Plan, the Committee shall determine the Employees to whom Common Shares shall be awarded under the Plan, the number of Common Shares to be awarded to Employees under the Plan (which number shall not exceed 100,000 Common Shares over the term of the Plan), the performance goals, terms and other conditions, if any, of the award, the period of time that awarded shares are subject to forfeiture as provided in paragraph 8 below and the statements or legends to be placed on certificates representing the Common Shares issued under the Plan.

     5. ELIGIBILITY. Common Shares may be awarded under the Plan to Employees subject to the attainment of such performance goals or fulfillment of such other conditions, if any, as the Committee in its sole discretion shall determine. No member of the Committee shall be eligible for an award of Common Shares under the Plan while serving as a Committee member.

     6. TERMS AND CONDITIONS OF AWARD. An award of Common Shares to an Employee shall be evidenced by a written agreement between the Company and the Employee. Such agreement shall specify the performance criteria, such as earnings per share, stock price, or return on equity, terms and other conditions to which an award of Common Shares is subject, if any, and the period of time, if any, that awarded shares are subject to forfeiture, subject in any event to the provisions of this Plan. The award of Common Shares to an Employee under the Plan shall not entitle such employee to, or disqualify him from, a further award of Common Shares at a later date.

     7. SECURITIES LAWS AND SECURITIES EXCHANGE RESTRICTIONS ON COMMON SHARES AWARDED UNDER THE PLAN. In the case of all Common Shares awarded under the Plan (unless such Common Shares have been registered under the Securities Act of 1933 (the "1933 Act"), the written agreement evidencing the award of Common Shares shall contain a representation in form approved by the Committee and the Company that such Common Shares are being acquired not with a view to resale or distribution and will not be sold or otherwise transferred by the employee to whom the award is made, except in compliance with the 1933 Act and the rules and regulations thereunder. The Committee may impose such other restrictions on the Common Shares as it may deem advisable, including, without limitation, any restrictions necessary to meet the requirements of the New York Stock Exchange or any other stock exchange or quotation system of a national securities association under which the Common Shares or shares of the same class are then listed and traded, and any Blue Sky or state securities laws applicable to the Common Shares. Share certificates issued in connection with awards of Common Shares under the Plan shall bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state securities laws and regulations.

     8. FORFEITURE OF COMMON SHARES. Common Shares awarded to an Employee under the Plan shall be subject to forfeiture for such period of time as shall be determined by the Committee and set forth in the written agreement evidencing the award. The Committee may provide in the written agreement that the forfeiture period with respect to awarded Common Shares may lapse upon an Employee's death, Disability, Change in Control of the Company, or such other event as determined by the Compensation Committee. Any Common Shares awarded under the Plan which are subject to forfeiture (a) shall not be sold, transferred, assigned, pledged, hypothecated, anticipated, alienated, encumbered or charged, whether voluntarily, involuntarily, or by operation of law, and (b) shall be forfeited to the Company in the event an Employee to whom such Common Shares were awarded voluntarily ceases to be an Employee during the period of time, if any, specified by the Committee. Absence or leave approved by the Committee shall not be considered an interruption of service or employment for purposes of the Plan. Common Shares awarded under the Plan will be issued in the name of Employee to whom awarded and held by the Company for the Employee subject to forfeiture for such period of time as the Committee may determine. At the time the award is made and the certificates representing the Common Shares delivered to the Employee and held by the Company, the Employee shall execute one or more blank stock powers and deliver the same to the Company so that any shares which are forfeited may be cancelled.

     9. TERM OF PLAN. This Plan shall continue until terminated by the Committee. The Committee shall have the unrestricted right to amend, modify, suspend or terminate the Plan at any time.

     10. SHAREHOLDER RIGHTS. Employees to whom awards of Common Shares have been granted under the Plan shall have all rights of shareholders with respect to the Common Shares which are the subject of such awards, subject to the provisions of paragraph 8 hereof.

     11. NO ENLARGEMENT OF EMPLOYEE RIGHTS. The award of Common Shares under the Plan to an Employee shall not confer any right to the Employee to continue in the employ of the Company or of a Subsidiary and shall not restrict or interfere in any way with the right of his employer to terminate his employment, with or without cause, at any time.

     12. WITHHOLDING OF TAXES. The Committee may require, as a condition to the award of Common Shares to an Employee under the Plan, that such Employee pay to the Company, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to the award to such Employee of Common Shares. The Company, to the extent permitted or required by law, shall have the right to deduct, from any payment of any kind otherwise due to such Employee, any federal, state or local taxes of any kind required by law to be withheld with respect to the award of Common Shares under the Plan to such Employee. In order to facilitate payment of applicable withholding taxes, an employee to whom an award of Common Shares has been granted may request, subject to the Committee's sole discretion, the Company to purchase an amount of Common Shares equal to the federal and state withholding tax, if any, payable in the taxable year in which the awarded Common Shares are no longer subject to forfeiture; provided that the proceeds of the Company's purchase shall be used to pay such withholding taxes and that no purchase shall be made if such purchase would violate a rule or regulation promulgated under the 1934 Act or the 1933 Act.

     13. ADJUSTMENT OF SHARES. The Committee may adjust the number and kind of Common Shares, both in the aggregate and as to each grantee, available for distribution and subject to forfeiture to prevent dilution or enlargement of rights in the event of a change in the number or kind of outstanding shares of the Company by reason of recapitalization, merger, consolidation, reorganization, separation, liquidation, stock splits, stock dividend, combination of shares or any other change in the corporate structure or Common Shares of the Company.

                         THE STANDARD PRODUCTS COMPANY

           INDEX TO SELECTED FINANCIAL DATA, MANAGEMENT'S DISCUSSION
         AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     AND CONSOLIDATED FINANCIAL STATEMENTS

Selected Financial Data.....................................     F-1

Management's Discussion and Analysis of Results of
  Operations and Financial Condition........................     F-2

Consolidated Financial Statements and Supplemental Data

  Management's Responsibility for Financial Statements......     F-7

  Report of Independent Accountants.........................     F-7

  Consolidated Statements of Income for the Years ended June
     30, 1997, 1996 and 1995................................     F-8

  Consolidated Balance Sheets, June 30, 1997 and 1996.......     F-9

  Consolidated Statements of Cash Flows for the Years ended
     June 30, 1997, 1996 and 1995...........................    F-10

  Consolidated Statements of Shareholders' Equity for the
     Years ended June 30, 1997, 1996 and 1995...............    F-11

  Notes to Consolidated Financial Statements................    F-12

                            SELECTED FINANCIAL DATA

                                       1997         1996        1995       1994       1993       1992
                                       ----         ----        ----       ----       ----       ----
                                                 (THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
INCOME STATEMENT
Net Sales.........................  $1,108,268   $1,083,920   $995,926   $872,367   $763,796   $657,036
Gross Income......................     145,456      108,482     99,455    119,427    108,607     94,253
Selling, General & Administrative
 Expenses.........................      68,559       69,616     60,121     57,787     49,768     41,760
Non-Recurring Charge..............      17,661           --      8,832      4,424         --         --
Interest (Income) Expense, net....      11,859       12,779     13,010      9,093      8,214     13,659
Other (Income) Expense, net.......         918       (2,437)       233     (2,092)       399         54
Provision for Taxes on Income.....      18,929       13,947     (2,807)    17,183     16,803     15,475
Income (Loss) from Continuing
 Operations and Before
 Extraordinary Item and Cumulative
 Effect on Prior Years of Change
 in Accounting Principle..........      27,530       14,577     20,066     33,032     33,423     23,305
Income (Loss) from Operations and
 Disposal of Discontinued
 Division, Net of Tax.............          --           --         --         --         --         --
Income (Loss) Before Extraordinary
 Item and Cumulative Effect on
 Prior Years of Change in
 Accounting Principle.............      27,530       14,577     20,066     33,032     33,423     23,305
Extraordinary Item, Net of Tax....          --           --         --         --     (2,559)        --
Cumulative Effect on Prior Years
 of Change in Accounting
 Principle, Net of Tax............          --           --         --         --     (8,301)        --
Net Income (Loss).................  $   27,530   $   14,577    $20,066   $ 33,032   $ 22,563   $ 23,305
Percent Net Income to Sales.......         2.5          1.3        2.0        3.8        3.0        3.5
Percent Net Income to Average
 Shareholders' Equity.............        10.4          5.6        8.0       14.5       12.1       19.5
PER SHARE
Income (Loss) from Continuing
 Operations and Before
 Extraordinary Item and Cumulative
 Effect on Prior Years of Change
 in Accounting Principle..........  $     1.64   $      .87   $   1.20   $   1.99   $   2.21   $   1.79
Income (Loss) from Discontinued
 Operations.......................          --           --         --         --         --         --
Extraordinary Item, Net of Tax....          --           --         --         --   $   (.17)        --
Cumulative Effect on Prior Years
 of Change in Accounting
 Principle, Net of Tax............          --           --         --         --   $   (.55)        --
Net Income (Loss).................  $     1.64   $      .87   $   1.20   $   1.99   $   1.49   $   1.79
Cash Dividends Declared...........  $      .68   $      .68   $    .68   $    .65   $    .54   $    .38
Book Value........................  $    15.96   $    15.42   $  15.56   $  14.55   $  13.56   $  11.82
BALANCE SHEET
Property, Plant & Equipment.......  $  583,614   $  548,816   $489,534   $422,576   $377,564   $279,830
Accumulated Depreciation..........     280,608      250,278    220,095    180,567    153,137    130,410
Total Assets......................     691,859      684,695    701,889    624,314    564,850    398,793
Working Capital...................      46,565       53,455    127,498     87,922     79,396     97,303
Long-term Debt....................     121,804      143,041    190,522    135,381    115,607     69,289
Shareholders' Equity..............     268,357      258,765    260,495    242,677    224,436    177,753
Cash Dividends Declared...........  $   11,579   $   11,400   $ 11,445   $ 10,821   $  8,450   $  5,103
OTHER
Additions to Property, Plant &
 Equipment, net...................  $   59,004   $   79,684   $ 54,671   $ 59,120   $ 38,000   $ 18,367
Depreciation & Amortization.......  $   53,130   $   52,545   $ 46,839   $ 40,495   $ 29,887   $ 26,228
Shares Outstanding................      16,810       16,785     16,736     16,674     16,552     15,044
Average Shares Outstanding........      16,804       16,758     16,711     16,627     15,114     13,010

                                      1991       1990       1989       1988
                                      ----       ----       ----       ----
                                    (THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
INCOME STATEMENT
Net Sales.........................  $592,090   $590,699   $527,896   $473,035
Gross Income......................    38,946     65,316     81,452     83,878
Selling, General & Administrative
 Expenses.........................    40,073     35,011     27,111     23,694
Non-Recurring Charge..............        --         --         --         --
Interest (Income) Expense, net....    11,663      8,608      3,125      1,430
Other (Income) Expense, net.......       285      1,846      2,062      1,612
Provision for Taxes on Income.....     7,879      8,060     18,333     20,373
Income (Loss) from Continuing
 Operations and Before
 Extraordinary Item and Cumulative
 Effect on Prior Years of Change
 in Accounting Principle..........   (20,954)    11,791     30,821     36,769
Income (Loss) from Operations and
 Disposal of Discontinued
 Division, Net of Tax.............   (24,655)        --     (2,132)    (2,712)
Income (Loss) Before Extraordinary
 Item and Cumulative Effect on
 Prior Years of Change in
 Accounting Principle.............   (45,609)    11,791     28,689     34,057
Extraordinary Item, Net of Tax....        --         --         --         --
Cumulative Effect on Prior Years
 of Change in Accounting
 Principle, Net of Tax............        --         --         --         --
Net Income (Loss).................  $(45,609)  $ 11,791    $28,689   $ 34,057
Percent Net Income to Sales.......        --        2.0        5.4        7.2
Percent Net Income to Average
 Shareholders' Equity.............        --        7.7       18.8       25.5
PER SHARE
Income (Loss) from Continuing
 Operations and Before
 Extraordinary Item and Cumulative
 Effect on Prior Years of Change
 in Accounting Principle..........  $  (1.65)  $    .93   $   2.33   $   2.71
Income (Loss) from Discontinued
 Operations.......................  $  (1.94)        --   $   (.16)  $   (.20)
Extraordinary Item, Net of Tax....        --         --         --         --
Cumulative Effect on Prior Years
 of Change in Accounting
 Principle, Net of Tax............        --         --         --         --
Net Income (Loss).................  $  (3.59)  $    .93   $   2.17   $   2.51
Cash Dividends Declared...........  $    .47   $    .74   $    .69   $    .61
Book Value........................  $   8.06   $  12.05   $  12.05   $  10.96
BALANCE SHEET
Property, Plant & Equipment.......  $251,151   $239,773   $200,801   $154,623
Accumulated Depreciation..........   102,553     91,739     76,591     65,922
Total Assets......................   369,272    362,399    333,741    255,211
Working Capital...................    61,594     90,014     88,937     74,759
Long-term Debt....................   113,298     99,480     75,213     16,577
Shareholders' Equity..............   102,366    152,829    156,348    145,800
Cash Dividends Declared...........  $  5,992   $  9,365   $  9,084   $  8,194
OTHER
Additions to Property, Plant &
 Equipment, net...................  $ 21,179   $ 39,230   $ 32,506   $ 21,345
Depreciation & Amortization.......  $ 24,747   $ 19,975   $ 14,196   $ 11,078
Shares Outstanding................    12,695     12,689     12,975     13,293
Average Shares Outstanding........    12,694     12,753     13,250     13,571

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                   CONDITION
            (ALL AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

OVERVIEW

     The Standard Products Company (the "Company") is recognized as one of the world's leading suppliers of sealing, trim and vibration-control systems to original equipment manufacturers ("OEMs") of passenger cars and light trucks. The Company also maintains a leading position in providing sealing solutions for the refrigeration industry. These operations comprise the Company's Transportation Equipment Segment.

     The Company's truck tire retreading business is reported as the Tread Rubber Segment. This business also has a significant position in its industry.

     Net income of the Company and its consolidated subsidiaries was $27,530 in fiscal 1997, or $1.64 per common share compared with $14,577, or $0.87 per share in fiscal 1996. Results in 1997 included a non-recurring charge of $17,661, or $0.63 per share net of tax, for the closure of manufacturing facilities in Lexington, Kentucky and Schenectady, New York. The Company also incurred costs related to the closures of approximately $1,665, or $0.06 per share net of tax, in the second half of fiscal 1997 which did not qualify for immediate accrual.

     The Company's Financial Statements and Notes to Financial Statements on Pages F-7 through F-22, including the Report of Independent Accountants (the "Financial Statements"), should be read as an integral part of this discussion and analysis.

TRANSPORTATION EQUIPMENT SEGMENT

     Sales by geographic location in this segment were:

                           1997        1996        1995
                           ----        ----        ----
North America........    $682,817    $687,009    $626,152
Europe...............     234,504     241,617     240,100
South America........      58,680      29,479       2,640
                         --------    --------    --------
    Total............    $976,001    $958,105    $868,892
                         ========    ========    ========

SALES PERFORMANCE - 1997 VERSUS 1996

     Fiscal 1997 sales for the Transportation Equipment Segment were $976,001, an increase of $17,896, or 1.9% over the prior year.

     The overall sales increase was primarily attributable to the fact that the Company's new plant in Brazil was operational for the entire year. The new plant shipped products for only the final four months of fiscal 1996.

     The sales reduction in North America resulted primarily from decreases in sales of the Ford Taurus/Sable and Escort, Chevrolet Lumina and Plymouth/Dodge Neon. These reductions were not offset by increases in sales of the Jeep(R) Grand Cherokee and Chrysler minivan and by increased participation in various General Motors programs. In fiscal 1997, automotive production in North America was essentially flat compared to 1996, and trended downward in the fourth quarter of fiscal 1997, when car production by General Motors, Ford and Chrysler combined was more than 10% lower than in the same period of fiscal 1996. The Company is also under continued pressure from the OEMs to reduce the unit price of its products. The appliance sealing business experienced a $2,099 increase in sales over 1996 levels due to continued strong appliance demand in the United States.

     European sales decreased $7,113, or 2.9%, primarily as a result of currency translation related to the French franc. This was partially offset by currency translation gains arising from a stronger British pound. Volumes in Europe were up slightly over 1996 levels, principally as a result of sales to Toyota, Renault and Volvo.

SALES PERFORMANCE - 1996 VERSUS 1995

     Fiscal 1996 sales for the Transportation Equipment Segment were $958,105, an increase of $89,213, or 10.3%, over the prior year.

     The sales increase in North America was entirely related to automotive operations, and occurred despite flat year-over-year production of passenger cars and light trucks in the North American auto market. Strong sales performance by individual platforms within the industry accounted for the increased sales volume. The Chrysler minivan and Jeep(R) Grand Cherokee showed strong sales gains. Year-over-year performance was helped by the fact that this was the Company's first full year of production on the Chrysler minivan. The Ford Taurus/Sable, while declining slightly in sales, showed stronger volumes as the year progressed. This helped support the Company's strong fourth quarter performance. The new Ford F-150 truck also boosted sales. Sales in the appliance sealing business were essentially flat year-over-year, although strong fourth quarter production helped to offset previous quarterly declines in sales from the same periods in the prior year.

     In Europe, volumes increased in the United Kingdom, principally on Ford platforms, while in France volume declined, primarily due to reduced sales to Renault and Fiat. Foreign currency translations in France almost entirely offset the volume declines, while in the United Kingdom they reduced the volume gains by over 40%.

     In South America, results for fiscal 1995 reflect one month's revenue, while fiscal 1996 reflects a full twelve months of sales. Our new plant in Varginha, Brazil, came on-line in the last month of the third quarter of this year, adding solidly to the revenue base.

OPERATING PERFORMANCE - 1997 VERSUS 1996

     Despite only modest sales growth from 1996 to 1997, the Transportation Equipment segment experienced strong improvements in operating results. Operating income after charges for the plant closings in Lexington, Kentucky, and Schenectady, New York, was $55,439, an increase of $15,603 or 39.2% over fiscal 1996 levels. This improvement is attributable to the success of ongoing process improvement and cost reduction initiatives, including a focused effort on lowering raw material costs. Gross margin on sales showed continued improvement throughout the year. Operating income in Brazil also improved by over $8,500 as this operation moved from start-up toward full production.

     Research and development costs increased substantially due in large part to an investment by the Company in vehicle sealing systems that will have cosmetic, weight and performance characteristics superior to current products, as well as allow for cycle time improvements when placed in production. This investment totaled approximately $1,500 in fiscal 1997. Development is expected to continue into next year. The positive impact to the Company from these products and processes will be dependent on customers' acceptance of their benefits. The Company also incurred increased costs totaling $972 from the addition of engineering staff for its Brazilian operation.

     Selling, general and administrative expenses decreased from prior year levels due to the absence of start-up costs related to the Brazilian plant of $6,100. This decrease was substantially offset by increased personnel costs for areas targeted to improve customer service.

     As mentioned above and discussed in Note 3 to the attached financial statements, the Company incurred a charge of $17,661, before tax, for the closure of two North American manufacturing facilities. These closures were deemed necessary by management to consolidate operations and reduce overcapacity in this geographic area. Ongoing production programs at these sites were transferred to existing locations in the United States. The closures are expected to be completed by December 1997 and enhance Company profitability in future years. The Company continually reviews capacity as part of its business planning.

OPERATING PERFORMANCE - 1996 VERSUS 1995

     Fiscal 1996 began poorly but finished on a high note. First quarter gross margins were affected by high start-up costs on several significant new launches and high raw material costs. Beginning in the second quarter of fiscal 1996, costs related to these product launches and raw material costs began to decline. Cost reductions and process improvement programs also helped to generate significant margin improvements as the year unfolded.

     Selling, general and administrative expenses increased substantially in this segment over the prior year. This increase was the result of start-up costs in Brazil of approximately $9,100, as well as the expenses related to the sale of receivables explained further in Note 4 to the financial statements.

     The Company completed the closure of its Canadian plastics plant previously accrued for in 1995. Additional costs were incurred of approximately $1,000 and were charged to normal operations in fiscal 1996.

TREAD RUBBER SEGMENT
GENERAL

     Oliver Rubber Company ("Oliver") manufactures and markets precure and mold cure tread rubber, bonding gum, cement, repair materials and equipment for use in the tire retreading industry. In addition, Oliver supplies custom-mixed rubber to the Company and certain affiliates for use in the automotive original equipment business.

SALES PERFORMANCE - 1997 VERSUS 1996

     Fiscal 1997 sales for the North American based Tread Rubber segment totaled $145,497, an increase of 7.1% over fiscal 1996 sales of $135,869. Included in this amount were $13,230 of intersegment sales, an increase of 31.6% over prior year levels. The increase in intersegment sales resulted from investments made by Oliver to upgrade the capacity and quality of rubber mixing operations at its Asheboro, North Carolina plant. Increased sales to third parties were primarily the result of Oliver's agreement with Treadco, Inc., the largest independent truck tire retreader in the United States, which was signed in 1996.

SALES PERFORMANCE -- 1996 VERSUS 1995

     Sales for fiscal 1996 were $135,869, including intersegment sales of $10,054. This was an increase of 1.7%, or $2,213 over fiscal 1995.

     In fiscal 1995, Oliver closed its European operations. Accordingly, there were no sales in Europe in fiscal 1996. During fiscal 1995, sales in Europe were $5,239. Sales in North America increased by $7,452 in fiscal 1996. Roughly 46% of this increase came from additional intersegment sales to the Transportation Equipment segment. During fiscal 1996, Oliver made a significant investment in its mixing plant in Asheboro, North Carolina, resulting in improved quality and increased sales to the Transportation Equipment segment's automotive parts plants. The remainder of the increase in sales is primarily attributable to the new agreement Oliver signed in fiscal 1996 to supply Treadco, Inc. with precure tread rubber, retread equipment and related items at all of its truck tire precure retreading locations.

OPERATING PERFORMANCE -- 1997 VERSUS 1996

     Operating income in the Tread Rubber segment for fiscal 1997 was $9,128, an increase of $5,050, over the same period in the prior year. Approximately $2,300 of this increase is the result of the sales increases noted above. In addition, improved operating efficiencies due to the upgrade of manufacturing facilities, and an emphasis on improving product mix contributed to increased operating income. These increases were partially offset by increased administrative costs related to enhancing the information systems and selling capabilities of this segment.

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

OTHER (INCOME) EXPENSE

     Interest expense was $12,914 for 1997, compared to $14,944 for 1996, a decrease of $2,030. The decrease is primarily attributable to lower borrowings under the Company's revolving credit agreement during 1997. This is a result of reduced capital expenditures with the completion of the Brazilian plant and favorable cash flow from improved operations. The improvement was partially offset by increased interest from short-term borrowings, primarily in South America.

     Interest expense in fiscal 1996 was $14,944, an increase of $859 from 1995 levels. During the year the Company increased its borrowings to fund investments in Brazil and other capital programs. This increase was partially offset by proceeds from the sale of accounts receivable (see Note 4 to the Financial Statements), which were used to reduce outstanding debt.

     Royalty and dividend income have been comparable for each of the last three years. "Other, net" was an expense in fiscal 1997 of $521, a reduction of $4,450 over the 1996 income amount of $3,929. This reduction is primarily attributable to: (i) reduced interest income ($1,059), (ii) increased losses on fixed asset dispositions ($885), and (iii) reduced operating profit at the Company's joint venture, Nishikawa Standard Company ("NSC"). As explained in Note 1 of the Financial Statements, the Company's share of NSC's earnings decreased by $1,535. Other, net in fiscal 1996 exceeded the prior year level by $3,901, principally due to increased earnings at NSC.

     The Company's effective tax rate for fiscal 1997 was 40.7%. The reduction from the prior year relates primarily to improved operating results in Brazil. While Brazil lost money in both 1996 and 1997, reduced losses in the current year resulted in a lower effective tax rate because the Company has not recognized these benefits in either year. Implementation of royalty agreements between the Company and certain of its foreign subsidiaries also served to lower the effective tax rate between 1996 and 1997.

     The Company's effective tax rate for fiscal 1996 was 48.9%, as a result of the Company's inability to utilize net operating losses generated in its Brazilian operations. Recognition of tax benefits related to those losses will be reported in future periods as opportunities to utilize these carryforwards become more certain.

LIQUIDITY AND CAPITAL RESOURCES

     The Company generated $80,045 of net cash from operating activities in fiscal 1997. The major sources were net income and non-cash items such as depreciation and amortization. Inventory increased by $3,733 from the prior year due to increased volume in Brazil. Inventory builds at Lexington and Schenectady related to the closure of those locations also increased inventory balances from the prior year.

     During fiscal 1997, the Company's net capital spending totaled $59,004, a decrease of $20,680 from the prior year when most of the expenditures to construct the Company's plant in Varginha, Brazil, were incurred. Fiscal 1997 capital spending did, however, include approximately $10,300 for the completion of the Brazilian plant as well as approximately $13,400 in Canada which included expansion of an existing plant to accommodate future General Motors demand for vibration control systems. Additional significant expenditures were also made in the United Kingdom to upgrade mixing facilities and in construction of a new plant in Mexico which is 70% owned by the Company as part of a joint venture with the Nishikawa Rubber Company of Hiroshima, Japan. Capital spending for fiscal 1998 is expected to be approximately $65,000 and will include the cost of completing the Mexican facility, which is anticipated to commence operations in the second quarter of the year.

     The Company utilized improved cash flow from operations and reduced levels of capital spending in the fiscal year to reduce long-term debt obligations under the Company's revolving credit agreement. This reduction in outstanding debt was partially offset by increased short-term borrowing, principally in Brazil, to fund working capital requirements. The Company also paid quarterly dividends throughout fiscal 1997 of $0.17 per share. Dividends are expected to continue throughout fiscal 1998.

     In September 1995, the Company generated $50,000 through the sale of accounts receivable in the United States. Proceeds from the sale were used to reduce outstanding borrowings under the Company's Revolving Credit Agreement. See Note 4 to the Consolidated Financial Statements found on page F-15 for a more detailed description of this transaction.

     During the three-year period ended June 30, 1997, inflation has been relatively moderate, and operating costs reflect current costs for raw materials and inventory, operating expenses and depreciation. It is important to understand that inflation, as reported on a consumer price index basis, may not bear a direct relationship to the Company's costs. Although inflation on the whole was stable during the period, as mentioned above, fiscal 1995 saw significant price increases in the raw materials used in operations. This was the result of increases in the costs of petroleum, polymers and chemicals used in the Company's business at a rate greater than the general inflation rate. The Company does not expect inflation to have any near-term material effect on the costs of its products, although there can be no assurance that such an effect will not occur in the future.

     Except for Brazil and Mexico, the value of the Company's consolidated assets and liabilities located outside the United States (which are translated at period-end exchange rates) and income and expenses (which are translated using rates prevailing during the fiscal year) have been affected by the translation values of the Canadian dollar, French franc and British pound. Such translation adjustments are reported as a separate component of shareholders' equity. While exchange rate fluctuations have historically not had a significant impact on the Company's reported operating results, changes in the values of the currencies noted above will impact the translation adjustments in the future. The Company's operations in Brazil and Mexico use the U.S. dollar as their functional currency. Translation adjustments for these operations are included in the determination of income.

     At June 30, 1997, the Company was in compliance with the various covenants under the agreements pursuant to which it may borrow money. Management expects that it will remain in compliance with these covenants through the year ending June 30, 1998.

     During the next year, the Company believes that its cash requirements for working capital, capital expenditures, dividends, interest and debt repayments will be met through internally generated funds and utilization of available borrowing sources. For a description of the Company's financing arrangements at June 30, 1997, see Note 8 to the Financial Statements.

NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This standard establishes guidelines for the display of comprehensive income for financial statement purposes. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

     The FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard requires extensive disclosure of operating segments based on the "management approach." This approach organizes segments within a company for making operating decisions and assessing performance. Reportable segments can be based on products and services, geography, legal structure or any other manner in which management disaggregates the company. Both standards are effective for fiscal years beginning after December 15, 1997.

PROSPECTIVE INFORMATION

     The Company expects sales in its North American automotive operations to decline by approximately 10% in fiscal 1998. The sales decline is due to several factors, the most significant of which is the absence of business on certain vehicle platforms for which the Company provided products in 1997, including the Ford F-150 pickup truck and the Ford Thunderbird. Production of the Thunderbird has been discontinued. Another significant factor is price concessions granted to customers under long-term contracts.

     The sales decline projected in North America is expected to be partially offset by significant increases in sales in Brazil and Europe. The increase in Brazil is attributable to expected higher levels of production of the Fiat Palio. The Company provides complete sealing systems for the Palio in Brazil. As production increases, management expects continued improvement in the profitability of the Brazilian operations. The increase in Europe is due to a number of new launches in both the United Kingdom and France. New business beginning in fiscal 1999 is likely to more than offset the decline in sales that will be experienced in 1998.

     Despite a projected decline in sales in North America, the Company expects that the positive future impact of having closed two plants in 1997 and continued cost reduction measures, centering around manufacturing process improvements, will prevent a significant decline in earnings in North America. As mentioned above and like most automotive suppliers, the Company has agreed to reduce prices annually on many of the products that it provides, both in North America and elsewhere in the world. As a result, the Company is making an aggressive and continuing effort to reduce costs in all aspects of its operations. The Company's future success is partly dependent on the implementation of these initiatives. Management's expectations for fiscal 1998 also depend upon improved profitability of the Brazilian subsidiary, and successful launches of new programs in Europe and in the Company's NSC joint venture.

CAUTIONARY STATEMENTS FOR PURPOSES OF "SAFE HARBOR" UNDER THE PRIVATE SECURITIES REFORM ACT OF 1995

     Certain statements in this Management's Discussion and Analysis, the attached Financial Statements, in the Company's press releases and in oral statements made by or with the approval of an authorized executive officer of the Company constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These may include statements projecting, forecasting or estimating Company performance and industry trends. The achievement of the projections, forecasts or estimates is subject to certain risks and uncertainties. Actual results and events may differ materially from those projected, forecasted or estimated. The applicable risks and uncertainties include general economic and industry conditions that affect all international businesses, as well as matters that are specific to the Company and the markets it serves.

     General risks that may impact the achievement of such forecasts include compliance with new laws and regulations; significant raw material price fluctuations; currency exchange rate fluctuations; limits on repatriation of funds; and political uncertainties. Specific risks to the Company include risk of recession in the economies in which its products are sold; the concentration of a substantial percentage of the Company's sales with a few major OEM customers; labor relations at the Company, its customers and its suppliers; competition in pricing and new product development from larger companies with substantial resources; and continued globalization of the automotive supply base resulting in new competition in certain locations.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The Standard Products Company
and Consolidated Subsidiaries

     Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this report. The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles, applying certain estimates and judgments as required.

     Standard Products' internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures, are implemented by trained, skilled personnel with an appropriate segregation of duties and are monitored through a comprehensive internal audit program. These policies and procedures prescribe that the Company and all its employees are to maintain the highest ethical standards and that its business practices throughout the world are to be conducted in a manner which is above reproach.

     Arthur Andersen LLP, independent auditors, are retained to audit the Company's financial statements. Their accompanying report is based on audits conducted in accordance with generally accepted auditing standards, which include the consideration of the Company's internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audits tests to be applied.

     The Board of Directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management Board members. The audit committee meets periodically with the independent auditors and with the Company's internal auditors, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.


Ronald L. Roudebush        Donald R. Sheley, Jr.
Ronald L. Roudebush        Donald R. Sheley, Jr.

Vice Chairman and Chief    Vice President, Finance
Executive Officer*         and Chief Financial
                           Officer

*effective July 24, 1997

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS, THE STANDARD PRODUCTS COMPANY:

     We have audited the accompanying consolidated balance sheets of The Standard Products Company (an Ohio corporation) and Consolidated Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Standard Products Company and Consolidated Subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

July 24, 1997
Cleveland, Ohio

Arthur Andersen LLP

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   THE STANDARD PRODUCTS COMPANY
                                                                   AND CONSOLIDATED SUBSIDIARIES
                                                                   FOR THE YEARS ENDED JUNE 30,
                                                             -----------------------------------------
                                                                1997           1996           1995
                                                                ----           ----           ----
                                                             (THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
Net Sales................................................     $1,108,268     $1,083,920     $  995,926
Cost of Goods Sold:
  Materials, wages and other manufacturing costs.........        916,821        934,504        863,260
  Research, engineering and development expenses.........         45,991         40,934         33,211
                                                              ----------     ----------     ----------
                                                                 962,812        975,438        896,471
                                                              ----------     ----------     ----------
Gross Income.............................................        145,456        108,482         99,455
Selling, General and Administrative Expenses.............         68,559         69,616         60,121
Non-recurring Charge (Note 3)............................         17,661             --          8,832
                                                              ----------     ----------     ----------
                                                                  59,236         38,866         30,502
                                                              ----------     ----------     ----------
Other (Income) Expense:
  Royalty and dividend income............................           (658)          (673)          (814)
  Interest expense.......................................         12,914         14,944         14,085
  Other, net.............................................            521         (3,929)           (28)
                                                              ----------     ----------     ----------
                                                                  12,777         10,342         13,243
                                                              ----------     ----------     ----------
Income before Taxes on Income............................         46,459         28,524         17,259
Provision for Taxes on Income............................         18,929         13,947         (2,807)
                                                              ----------     ----------     ----------
     Net Income..........................................     $   27,530     $   14,577     $   20,066
                                                              ==========     ==========     ==========
Earnings Per Common Share:
  Primary................................................     $     1.64     $     0.87     $     1.20
                                                              ----------     ----------     ----------
  Fully Diluted..........................................     $     1.64     $     0.87     $     1.20
                                                              ----------     ----------     ----------
  Weighted average shares outstanding....................     16,803,849     16,757,767     16,711,451

        The accompanying notes are an integral part of these statements.

                          CONSOLIDATED BALANCE SHEETS

                                                               THE STANDARD PRODUCTS
                                                                    COMPANY AND
                                                                   CONSOLIDATED
                                                              SUBSIDIARIES, JUNE 30,
                                                              -----------------------
                                                                 1997         1996
                                                                 ----         ----
                                                               (THOUSANDS OF DOLLARS
                                                                EXCEPT SHARE DATA)
ASSETS
Current Assets:
  Cash and cash equivalents.................................    $  6,972     $     --
  Receivables, less allowances of $2,863 in 1997 and $2,958
     in 1996................................................     174,696      181,001
  Inventories (Note 5)......................................      66,633       60,377
  Prepaid insurance, taxes, etc. ...........................      23,685       19,680
                                                                --------     --------
       Total current assets.................................     271,986      261,058
                                                                --------     --------
Property, Plant and Equipment, at cost:
  Land and buildings........................................     123,103      115,707
  Machinery and equipment...................................     460,511      433,109
                                                                --------     --------
                                                                 583,614      548,816
  Less -- Accumulated depreciation..........................    (280,608)    (250,278)
                                                                --------     --------
       Net property, plant and equipment....................     303,006      298,538
Goodwill, net...............................................      66,169       71,653
Other Assets, net (Note 6)..................................      50,698       53,446
                                                                --------     --------
                                                                $691,859     $684,695
                                                                ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term notes payable..................................    $ 19,645     $  1,198
  Current maturities of long-term debt......................       1,289        2,050
  Accounts payable and accrued expenses (Note 7)............     201,629      201,502
  Dividend payable..........................................       2,858        2,853
                                                                --------     --------
       Total current liabilities............................     225,421      207,603
Long-term Debt, net of current maturities...................     121,804      143,041
Other Postretirement Benefits...............................      24,953       25,230
Deferred Income Taxes and Other Credits.....................      51,324       50,056
Commitments and Contingent Liabilities (Note 13)
Shareholders' Equity:
  Serial preferred shares, without par value, authorized
     6,000,000 voting shares and 6,000,000 non-voting
     shares, none issued....................................          --           --
  Common shares, par value $1 per share; authorized
     50,000,000 shares, issued and outstanding 16,809,723 in
     1997 and 16,784,867 in 1996............................      16,810       16,785
  Paid-in capital...........................................      98,066       96,906
  Retained earnings.........................................     170,620      154,669
  Foreign currency translation adjustments..................     (12,870)      (6,318)
  Minimum pension liability.................................      (4,269)      (3,277)
                                                                --------     --------
       Total shareholders' equity...........................     268,357      258,765
                                                                --------     --------
                                                                $691,859     $684,695
                                                                ========     ========

        The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THE STANDARD PRODUCTS COMPANY
                                                              AND CONSOLIDATED SUBSIDIARIES
                                                               FOR THE YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                1997       1996       1995
                                                                ----       ----       ----
                                                                  (THOUSANDS OF DOLLARS)
Cash Flows from Operating Activities:
  Net income................................................  $ 27,530   $ 14,577   $ 20,066
  Adjustments to reconcile net income to net cash provided
     by (used by) operating activities:
     Depreciation and amortization..........................    53,130     52,545     46,839
     Deferred taxes and other credits.......................      (974)       265     (2,631)
     Equity in income of non-consolidated affiliates........    (1,103)    (2,436)      (786)
     Effect of changes in foreign currency..................       929        192     (2,834)
     Other..................................................     2,763      1,216     (2,151)
     Net changes in assets and liabilities:
       Receivables (Note 4).................................     5,877     18,160      9,436
       Inventories..........................................    (6,079)     9,081    (14,790)
       Accounts payable and accrued expenses................    (2,028)    29,140        (40)
                                                              --------   --------   --------
            Net cash provided by operating activities.......    80,045    122,740     53,109
                                                              --------   --------   --------
Cash Flows from Investing Activities:
  Purchase of property, plant and equipment, net............   (59,004)   (79,684)   (54,671)
  Investments in affiliates and non-consolidated entities...      (264)      (199)    (8,679)
  Assets acquired by purchase of businesses.................        --     (1,581)      (840)
                                                              --------   --------   --------
            Net cash used by investing activities...........   (59,268)   (81,464)   (64,190)
                                                              --------   --------   --------
Cash Flows from Financing Activities:
  Proceeds of long-term borrowings..........................    18,076     37,791     55,929
  Net increase (decrease) in short-term borrowings..........    18,447     (3,561)   (11,740)
  Repayment of long-term borrowings.........................   (39,586)   (84,659)    (1,914)
  Cash dividends............................................   (11,579)   (11,400)   (11,445)
  Proceeds from exercise of stock options...................       134        299        477
                                                              --------   --------   --------
            Net cash provided by (used by) financing
               activities...................................   (14,508)   (61,530)    31,307
                                                              --------   --------   --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       703        708       (680)
                                                              --------   --------   --------
Increase (decrease) in cash and cash equivalents............     6,972    (19,546)    19,546
Cash and cash equivalents at the beginning of the year......        --     19,546         --
                                                              --------   --------   --------
Cash and cash equivalents at the end of the year............  $  6,972   $     --   $ 19,546
                                                              ========   ========   ========

        The accompanying notes are an integral part of these statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                            THE STANDARD PRODUCTS COMPANY AND CONSOLIDATED SUBSIDIARIES
                                                 FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                                      -----------------------------------------------------------------------
                                                                        FOREIGN
                                                                       CURRENCY      MINIMUM        TOTAL
                                      COMMON    PAID-IN   RETAINED    TRANSLATION    PENSION    SHAREHOLDERS'
                                      SHARES    CAPITAL   EARNINGS    ADJUSTMENTS   LIABILITY      EQUITY
                                      ------    -------   --------    -----------   ---------   -------------
                                                     (THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
BALANCE, JUNE 30, 1994.............   $16,674   $95,614   $ 142,871    $(10,359)      $(2,123)    $242,677
  Net income.......................        --        --      20,066          --            --       20,066
  Cash dividends ($.68 per
     share)........................        --        --     (11,445)         --            --      (11,445)
  Foreign currency translation
     adjustments...................        --        --          --       9,863            --        9,863
  Restricted stock awards..........        --       208          --          --            --          208
  Sale of 61,894 shares to option
     holders.......................        62       415          --          --            --          477
  Minimum pension liability........        --        --          --          --        (1,351)      (1,351)
                                      -------   -------   ---------    --------       -------     --------
BALANCE, JUNE 30, 1995.............   $16,736   $96,237   $ 151,492    $   (496)      $(3,474)    $260,495
  Net income.......................        --        --      14,577          --            --       14,577
  Cash dividends ($.68 per
     share)........................        --        --     (11,400)         --            --      (11,400)
  Foreign currency translation
     adjustments...................        --        --          --      (5,822)           --       (5,822)
  Restricted stock awards..........        --       419          --          --            --          419
  Sale of 48,712 shares to option
     holders.......................        49       250          --          --            --          299
  Minimum pension liability........   --.....        --          --          --           197          197
                                      -------   -------   ---------    --------       -------     --------
BALANCE, JUNE 30, 1996.............   $16,785   $96,906   $ 154,669    $ (6,318)      $(3,277)    $258,765
  Net income.......................        --        --      27,530          --            --       27,530
  Cash dividends ($.68 per
     share)........................        --        --     (11,579)         --            --      (11,579)
  Foreign currency translation
     adjustments...................        --        --          --      (6,552)           --       (6,552)
  Restricted stock awards..........        --     1,051          --          --            --        1,051
  Sale of 24,856 shares to option
     holders.......................        25       109          --          --            --          134
  Minimum pension liability........        --        --          --          --          (992)        (992)
                                      -------   -------   ---------    --------       -------     --------
BALANCE, JUNE 30, 1997.............   $16,810   $98,066   $ 170,620    $(12,870)      $(4,269)    $268,357
                                      =======   =======   =========    ========       =======     ========

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

     The Company's investment in Nishikawa Standard Company (NSC), a 50% owned joint venture in the United States, is accounted for under the equity method. The Company's investment in NSC at June 30, 1997 and 1996 was $19,609 and $18,644 respectively and is included in Other Assets in the accompanying consolidated balance sheets. The Company's share of NSC's operating income was $969, $2,504 and $431 in fiscal 1997, 1996 and 1995, respectively.

     Under the terms of NSC's revolving credit and term loan facility, the joint venture partners are required to guarantee a portion of NSC's borrowings. The Company's share of these guarantees at June 30, 1997 was $8,650.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include bank deposits and repurchase agreements at varying rates of interest and with original maturities less than thirty days. These investments are carried at cost which approximates market value.

     The following is additional information related to the accompanying consolidated statements of cash flows:

                        1997      1996      1995
                        ----      ----      ----
Cash paid for
  interest...........  $12,314   $14,962   $13,935
Cash paid for income
  taxes..............  $18,819   $ 6,206   $ 3,600

FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries have been translated in accordance with Statement of Financial Accounting Standards (SFAS) No. 52. Except for the Brazilian and Mexican subsidiaries, current rates of exchange are used to translate the balance sheets of these entities, while the average exchange rate of each fiscal year is used for the translation of income and expense accounts. The resulting unrealized gains and losses are recorded as a component of shareholders' equity. Because the Company's Brazilian and Mexican subsidiaries operate in highly inflationary economies, the U.S. dollar has been used as the functional currency in the translation of the Brazilian and Mexican financial statements. Accordingly, foreign currency gains or losses of the Brazilian and Mexican subsidiaries have been reflected in income currently.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. The Company provides for depreciation of plant and equipment using the straight-line and sum-of-years' digits methods at annual rates based on the following estimated service lives of the property:

Buildings....................    15 to 25 years
Machinery and Equipment......    10 to 14 years
Furniture and Fixtures.......     7 to 10 years

     Maintenance and repair expenditures are charged to income as incurred. Expenditures for improvements and major renewals are capitalized. When assets are retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposition is credited or charged to income.

INVENTORIES

     Inventories are stated at the lower of cost or market. The majority of domestic inventories are valued using the last-in, first-out (LIFO) method, and the remaining inventories are valued using the first-in, first-out (FIFO) method. Cost includes the cost of materials, direct labor and the applicable share of manufacturing overhead.

GOODWILL

     Goodwill, which represents the excess of purchase price over the fair value of assets acquired, is amortized on a straight-line basis over the estimated useful life but not in excess of 40 years. Recoverability is reviewed annually or sooner if events or changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability is then determined by comparing the undiscounted net cash flows of the net assets on which the goodwill applies to the net book value, including goodwill, of those assets.

TAXES ON INCOME

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

RETIREMENT PLANS

     The Company's policy is to fund the pension costs of defined benefit plans in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Defined contribution and multi-employer plans are funded as accrued, and the accrual is based upon hourly rates, or a percentage of the unit's performance.

POSTRETIREMENT MEDICAL BENEFITS

     The Company provides postretirement health and life insurance benefits for retired salaried and certain retired hourly employees. Benefits provided under various plans, individually arranged by business unit, include health and life insurance. The plans generally provide for a means to limit the cost of the plans to the Company through cost-sharing or spending limitations.

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

     The Company and its subsidiaries enter into foreign exchange contracts to manage exposure to foreign exchange fluctuations related to sales to foreign customers or purchases of equipment or inventory from foreign suppliers. These contracts hedge firm commitments to pay or receive foreign currency within a one-year period. The Company does not engage in speculation and does not hedge foreign currency positions which are not related to specific transactions. The gains and losses on the contracts offset losses and gains of the transactions being hedged, resulting in protection from the risks of foreign exchange movement for those transactions and avoiding losses affecting results of operations.

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

CONCENTRATION OF CREDIT RISK

     The Company designs and manufactures rubber and plastic components for automotive original equipment manufacturers. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition. The allowance for non-collection of accounts receivable is based on the expected collectibility of all accounts receivable.

IMPAIRMENT OF ASSETS

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" on July 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not have a material effect on the Company's consolidated financial statements.

STOCK-BASED COMPENSATION

     Prior to July 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On July 1, 1996, the Company adopted SFAS No. 123 Accounting for Stock-Based Compensation, which allows entities to continue to apply the provisions of APB Opinion No. 25, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal 1997 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to their 1997 presentation in the financial statements.

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

3. NON-RECURRING CHARGE

     In 1997, the Company announced it would permanently close two automotive parts plants in Schenectady, New York and Lexington, Kentucky, and recorded a non-recurring charge of $17,661 or $0.63 per share of common stock, after tax. The closures are being undertaken to reduce overcapacity, which will allow the Company to improve customer service, reduce operating costs, and improve productivity and asset utilization. The closures, which are expected to be completed by December 1997, will result in the reduction of approximately 500 employees.

     The Company's provision consists of a $12,485 to recognize severance and benefits for the employees to be terminated and $5,176 for asset writedowns and building razing costs. At June 30, 1997, approximately $5,116 in costs have been charged against these accruals. The remaining amounts are included in Accounts payable and accrued expenses in the accompanying consolidated balance sheet.

     During fiscal 1997, the Company also incurred $1,665 in expenses related to the transfer of business from the closed facilities to those that will remain in operations. Since these costs are expected to benefit future operations they were not included in the non-recurring charge. Examples include, costs to move machinery, equipment and inventory, equipment set-up and relocation of employees retained by the Company.

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

     The second 1995 business unit rationalization involved the Company's plastic plant in Canada. As part of its formal plan, in fiscal 1995, the Company recorded $3,485 to provide for a work force reduction of 328 employees at this plant. Costs included in this provision in the fourth quarter were pension curtailment, severance as required by Canadian law, lease obligations for the idled portion of the leased facility, removal costs of the Company-owned equipment and reduction of idled assets to net realizable value. At June 30, 1996 the business was closed, and all production was moved to other locations. Additional costs incurred to close this business were charged to normal operations as incurred.

4. ACCOUNTS RECEIVABLE SECURITIZATION

     In September 1995, the Company and certain of its U.S. subsidiaries entered into an agreement to sell, on an ongoing basis, all of their accounts receivable to The Standard Products Funding Corporation (Funding Co.), a wholly owned subsidiary of the Company. Accordingly, the Company and those subsidiaries, irrevocably and without recourse, transfer all of their U.S. dollar denominated trade accounts receivable (principally representing amounts owed by original equipment customers in the U.S. automotive and related industries) to the Funding Co. The Funding Co. has sold and, subject to certain conditions, may from time to time sell an undivided interest in those receivables to the Clipper Receivables Corporation. The Funding Co. is permitted to receive advances of up to $50,000 for the sale of such undivided interest. At June 30, 1997, $50,000 has been advanced. Unless extended by amendment, the agreement expires in September 1998.

     Proceeds from the sale were used to reduce outstanding borrowings under the Company's Revolving Credit Agreement and are reflected as operating cash flows in the accompanying consolidated statement of cash flows. Costs of the program, which primarily consist of the purchasers' financing and administrative costs, totaled $3,104 and $2,603 in fiscal 1997 and 1996 and have been classified as Selling, General and Administrative Expenses in the accompanying consolidated statement income. The Company maintains an allowance for doubtful accounts receivable ($2,863 and $2,958 at June 30, 1997 and 1996, respectively) based on the expected collectibility of all trade accounts receivable, including receivables sold.

5. INVENTORY

     The major components of inventory are as follows:

  (THOUSANDS OF DOLLARS)       1997       1996
  ----------------------       ----       ----
Raw materials.............    $29,069    $27,186
Work-in-process and
  finished goods..........     37,564     33,191
                              -------    -------
Total, at both FIFO and
  LIFO cost...............    $66,633    $60,377
Excess of FIFO cost over
  LIFO cost...............    $14,019    $13,719

     Approximately 50% of the Company's inventories are valued at LIFO cost.

6. OTHER ASSETS, NET

     Other assets consist of the following:

   (THOUSANDS OF DOLLARS)        1997          1996
   ----------------------        ----          ----
Investments.................    $22,508       $21,195
Tooling.....................      3,450         5,912
Patents and other
  intangibles...............      5,834         8,602
Deferred taxes..............      9,401        10,300
Other.......................      9,505         7,437
                                -------       -------
    Total...................    $50,698       $53,446

     Where applicable, amounts are presented net of accumulated amortization.

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

  (THOUSANDS OF DOLLARS)         1997          1996
  ----------------------         ----          ----
Accounts payable...........    $ 81,214      $ 99,093
Accrued payrolls...........      34,451        26,651
Accrued other taxes........       5,035         4,489
Federal income tax.........       3,681            --
Other accrued expenses.....      77,248        71,269
                               --------      --------
    Total..................    $201,629      $201,502

8. FINANCING ARRANGEMENTS

  (THOUSANDS OF DOLLARS)      1997       1996
  ----------------------      ----       ----
Senior notes..............  $100,000   $100,000
Revolving credit
  agreement...............    20,000     40,000
Other debt................     3,093      5,091
                            --------   --------
Total.....................   123,093    145,091
Less - current
  maturities..............     1,289      2,050
                            --------   --------
                            $121,804   $143,041

     At June 30, 1997, Senior Notes outstanding of $100,000 include two issues, $75,000 and $25,000. The $75,000 Senior Notes, placed directly with three affiliated insurance companies, are unsecured and accrue interest at 6.55%. Interest payments are payable semiannually, and annual principal payments of $12,500 begin in December 1998 through December 2002, with the balance due on maturity in December 2003. The $25,000 Senior Notes are also unsecured notes placed directly with the holders. The interest rate is 9.81%, interest is paid semiannually and the notes are payable July 1, 1999.

     Each of the Senior Note agreements requires the Company to maintain certain financial covenants as to net worth, leverage and working capital.

     The Revolving Credit Agreement (Credit Agreement) represents unsecured borrowings from a group of banks that have committed to make available for borrowing up to $125,000 until January 1999 with provisions for extending the agreement beyond that date upon satisfaction of certain requirements. The loans may be denominated in either U.S. dollars or certain other currencies based upon Eurodollar interest rates or the agent bank's base rate. At June 30, 1997, borrowings under the Credit Agreement bear interest at 6.28%. A commitment fee of 0.19% is due on the unused portion of the agreement. The Company has the right to convert up to $50,000 of revolving loans into a five-year term loan with quarterly repayments thereafter. The terms of the Credit Agreement also require the Company to maintain certain financial covenants as to net worth, leverage and working capital.

     Under the most restrictive covenants of the Company's various loan agreements, $66,464 of retained earnings were not restricted at June 30, 1997 for the payment of dividends, and the ratio of current assets liabilities was
1.21 to 1, in excess of the minimum requirement of 1.00 to 1.

     The maturities of long-term debt for the five years subsequent to June 30, 1997 are:

(THOUSANDS OF DOLLARS)
----------------------
1998                                    $ 1,289
1999                                     33,854
2000                                     37,500
2001                                     12,500
2002                                     12,950
Thereafter                               25,000

     The Company and its subsidiaries also have, from various banking sources, approximately $65,700 of unused short-term lines of credit at rates of interest approximating Eurodollar interest rates. These funds are available subject to satisfying covenant restrictions as to funded debt limitations. In 1997, the average month-end lines were $20,200, and the highest month-end balance was $38,000. Comparable amounts for 1996 were $9,000 and $17,400 and $17,800 and $23,000 for 1995. The effective annual borrowing rate was 7.3% in 1997, 6.8% in 1996 and 6.8% in 1995. At year end, the weighted interest rate was 8.1%.

9. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair values of the Company's significant balance sheet financial instruments at June 30, 1997 and 1996, are as follows:

          1997              CARRYING      FAIR
 (THOUSANDS OF DOLLARS)      AMOUNT      VALUES
 ----------------------     --------     ------
Cash and cash
  equivalents...........    $  6,972    $  6,972
Short-term bank debt....      19,645      19,645
Long-term bank debt
  (including current
  portion)..............     123,093     121,793

          1996
 (THOUSANDS OF DOLLARS)
 ----------------------
Cash and cash
  equivalents...........    $     --    $     --
Short-term bank debt....       1,198       1,198
Long-term bank debt
  (including current
  portion)..............     145,091     143,889

     Off balance sheet derivative financial instruments at June 30, 1997 and 1996, held for purposes other than trading, were as follows:

                              1997                 1996
                       ------------------   ------------------
                       CONTRACT/            CONTRACT/
                       NOTIONAL     FAIR    NOTIONAL     FAIR
                        AMOUNT     VALUES    AMOUNT     VALUES
                       ---------   ------   ---------   ------
                               (THOUSANDS OF DOLLARS)
Currency and interest
  rate swaps.........   $34,680    $ (509)   $38,350    $ (431)
Foreign currency
  exchange
  agreements.........    41,388     1,844     35,673       505

     With regard to the combined currency and interest rate swap agreement, the nominal amount of 86,864 French francs is payable by the Company to a bank, while the amount due from the bank to the Company is $14,680. Periodic payments are made by the Company and the bank until maturity in November 2000. Interest rates are fixed with a rate of 6.5% on payments to the bank and 5.8% on payments from the bank. Exchange rate fluctuations of the French franc payable to the bank are offset by the French franc receivable from the French subsidiary.

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

10. RETIREMENT PLANS

     The Company and its consolidated subsidiaries have a number of plans providing pension, retirement or profit-sharing benefits for substantially all employees. These plans include defined benefit, defined contribution and multi-employer plans. For defined benefit plans, those covering salaried employees provide pension benefits based upon the individual employee's average compensation over the last five years, while hourly plans provide benefits of stated amounts for each year of service. The assets of the plans consist of listed bonds, stocks, mutual investment funds and cash securities.

     Pension expense is determined using assumptions at the beginning of the year. The projected benefit obligation (PBO) is determined using the assumptions at the end of the year. Assumptions used to determine pension expense and the PBO were:

                               1997   1996   1995
                               ----   ----   ----
Discount rate................  7.75%  7.75%   8.50%
Long-term rate of return on
  plan assets................  9.50%  9.50%  10.00%
Rate of increase in future
  compensation levels........  5.00%  5.00%   5.00%

     The cost of providing pension, retirement and profit-sharing benefits charged to operations amounted to $7,295 in 1997, $6,999 in 1996 and $5,444 in 1995. For 1997, the expense of defined contribution plans was $5,033 and multi-employer plan expense was $486. Comparable figures for 1996 were $4,102 and $449, and for 1995, $3,683 and $508. The expense of defined benefit plans increased during 1995 as a result of including employees of subsidiary companies in the Company's salaried pension plan. Components of pension expense for defined benefit plans included the following items:

                        1997       1996      1995
                        ----       ----      ----
                          (THOUSANDS OF DOLLARS)
Service cost.........  $ 2,435   $  2,737   $ 2,753
Interest cost on
  PBO................    6,262      6,265     5,868
Actual loss (gain) on
  plan assets........   (6,163)   (12,654)      457
Net amortization and
  deferral...........   (1,361)     6,100    (7,871)
Loss due to
  curtailment........      602         --        --
                       -------   --------   -------
Net pension
  expense............  $ 1,775   $  2,448   $ 1,207

     The funded status of the foreign and domestic defined benefit plans is displayed below and is based on information supplied by the Company's actuary as of March 31 of each year. In connection with the recognition of the minimum liability as required by SFAS No. 87, as of June 30, 1997, the Company has recorded an intangible asset of $1,036 included in Other Assets, net in the accompanying consolidated balance sheet, and an equity reduction of $4,269.

                                 1997                1996
                           -----------------   -----------------
                            LESS     GREATER    LESS     GREATER
                            THAN      THAN      THAN      THAN
                            PLAN      PLAN      PLAN      PLAN
                           ASSETS    ASSETS    ASSETS    ASSETS
                           ------    -------   ------    -------
ACCUMULATED BENEFITS ARE:         (THOUSANDS OF DOLLARS)
Vested benefits..........  $49,540   $27,046   $46,166   $25,278
Non-vested benefits......    2,576       423     2,230       530
                           -------   -------   -------   -------
Accumulated benefit
  obligation.............   52,116    27,469    48,396    25,808
Projected future
  compensation
  increases..............    6,166       735     5,719       642
                           -------   -------   -------   -------
PBO......................   58,282    28,204    54,115    26,450
Plan assets at fair
  market value...........   62,772    20,702    60,413    21,056
                           -------   -------   -------   -------
PBO (in excess of) or
  less than plan
  assets.................    4,490    (7,502)    6,298    (5,394)
Unrecognized transition
  asset..................   (4,998)     (263)   (5,634)     (256)
Unrecognized loss........    3,416     5,061     2,054     3,696
Adjustment required to
  recognize minimum
  liability..............       --    (5,304)       --    (4,362)
Unrecognized prior
  service cost...........    2,443     1,241     2,247     1,526
                           -------   -------   -------   -------
Prepaid pension cost,
  (liability)............  $ 5,351   $(6,767)  $ 4,965   $(4,790)

     The Company has accrued $11,434 and $13,289 for Workers' Compensation claims as of June 30, 1997 and 1996, respectively.

11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

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

     A summary of plan information is as follows:

                             1997        1996        1995
                             ----        ----        ----
                                (THOUSANDS OF DOLLARS)
Accumulated
  postretirement benefit
  obligation (APBO):
  Retirees..............     $22,196     $20,989     $19,874
  Active participants
    eligible to receive
    benefits............       2,442       2,177       1,872
  Other active plan
    participants........       3,174       2,516       2,558
                          ----------   ---------   ---------
                              27,812      25,682      24,304
  Unrecognized gain
    (loss)..............        (438)      2,048       3,689
                          ----------   ---------   ---------
                             $27,374     $27,730     $27,993
                          ----------   ---------   ---------
Periodic postretirement
  benefit cost:
  Current service
    cost................      $  271      $  286      $  248
  Interest on
    postretirement
    benefit
    obligation..........       1,922       1,990       2,033
  Net amortization......         (11)        (74)         --
                          ----------   ---------   ---------
                             $ 2,182     $ 2,202     $ 2,281
                          ----------   ---------   ---------
Actuarial assumptions:
  Discount rate.........        7.75%       7.75%       8.50%
  1997 to 2004 -- health
    care cost trend
    rate................  10.75%-5.5%  11.5%-5.5%  13.9%-5.5%
Effect of a 1% increase
  in health care cost
  trend rate:
  Increase year end
    APBO................         7.0%        6.6%        6.3%
  Increase expense......         9.2%        9.5%        7.3%

12. LEASES

     The Company and its subsidiaries have operating leases covering manufacturing facilities, transportation and material handling equipment, and computer hardware and software expiring at various dates through 2006.

     The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 1997:

1998...............................  $ 8,847
1999...............................    5,388
2000...............................    2,901
2001...............................    1,625
2002 and later years...............    3,302
                                     -------
Total minimum payments required....  $22,063

     Rent expense was $14,372, $14,627 and $14,209 for the years ended June 30, 1997, 1996 and 1995, respectively.

13. COMMITMENTS AND CONTINGENT LIABILITIES

     The Company and its subsidiaries are involved in certain legal actions and claims. In the opinion of management, any liability which may ultimately be incurred would not materially affect the financial position or results of operations of the Company.

14. COMMON SHARES

     Options to purchase common shares have been granted under various employee stock option plans adopted by shareholders. For each plan, options are exercisable over periods of five or ten years. The option price is either the fair market value at the time the option is granted or 110% of the fair market value at the time the option is granted for those individuals owning more than ten percent of the common shares of the Company. Generally, options become exercisable one year from the date of grant and annually thereafter. No more than 40% of the grant can be exercised in any one plan year. Summarized below is stock option activity for 1996 and 1997.

                                       RANGE OF
                          SHARES     OPTION PRICES
                          ------     -------------
Stock options
  outstanding at June
  30, 1995..............  333,571   $13.50 - $36.99
Options granted.........  156,000    17.88 -  23.50
Options exercised.......  (44,056)   13.50 -  15.84
Options cancelled.......  (57,875)   21.63 -  33.63
                          -------
Stock options
  outstanding at June
  30, 1996..............  387,640   $17.88 - $36.99
Options granted.........  233,450    25.25 -  26.25
Options exercised.......   (6,400)   19.25 -  21.63
Options cancelled.......  (65,986)   29.13 -  36.99
                          -------
Stock options
  outstanding at June
  30, 1997..............  548,704
                          =======

     The Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," effective with the 1997 financial statements, but elected to continue to measure compensation cost using the intrinsic value method, in accordance with APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Accordingly, no compensation cost for stock options has been recognized. If compensation cost had been determined based on the estimated fair value of options previously granted, consistent with the methodology in SFAS 123, the pro forma effects on the Company's net income and income per share would have been:

                               1997       1996
                               ----       ----
Net Earnings
  As reported.............    $27,530    $14,577
  Pro forma...............     26,836     14,313
Primary and Fully Diluted
  Earnings per Share
  As reported.............      $1.64      $0.87
  Pro forma...............       1.60       0.85

     The estimated fair value as of date of grant of options granted in 1997 and 1996, using the Black-Scholes option-pricing model, was as follows:

                                  1997     1996
                                  ----     ----
Estimated fair value per share
  of options granted during
  the year....................    $8.38    $7.99
Assumptions:
  Annualized dividend yield...      2.7%     2.7%
  Common Stock price
     volatility...............     30.5%    30.8%
  Risk-free rate of return....      6.5%     6.8%
  Expected option term (in
     years)...................        7        7

     At June 30, 1997, options for 162,806 shares were exercisable at an average exercise price of $26.98 a share. Shares reserved for the future granting of options were 410,629 at year end; 245,193 were reserved a year ago. In July 1997, stock options for 200,000 shares were awarded to the Company's new Chief Executive Officer. These are not reflected in the tables above. After this award, 210,629 shares remain reserved for future awards.

     Under The Standard Products Company 1991 Restricted Stock Plan, 375,000 common shares were reserved for restricted stock awards. Shares awarded are earned ratably over the term of the restricted stock agreement, based upon achieving specified performance goals. Generally, transferability of shares earned is restricted for a specified number of years following the year in which they were earned. Until the restrictions lapse, the recipient of earned restricted shares is entitled to all of the rights of a shareholder, including the right to vote the shares, but the shares are restricted as to transferability and subject to forfeiture to the Company during the restricted period. Shares awarded were 75,000 in 1995 and 187,500 in 1992. Of the shares awarded, 35,000 shares were earned in 1997, 18,400 shares in 1996 and 16,800 shares in 1995. In 1997, $1,051 was charged to operations as compensation expense based upon the market value of the earned shares. The similar charge to operations in 1996 and 1995 was $419 and $208, respectively. At year end, 112,500 shares remain available for future awards. In July 1997, the Company awarded 50,000 shares of restricted stock to its new Chief Executive Officer and 12,500 shares to the Chairman of the Board of Directors. After this award, 50,000 shares remain available for future awards.
15. SEGMENT INFORMATION
     The Company's operations are in two industry segments. The Transportation Equipment Segment includes extruded and molded rubber and plastic products for automotive, building and marine industries and plastic and magnetic door seals for home appliances. The Tread Rubber Segment produces tread rubber for the truck tire retreading industry. Net sales by segment include both sales to unaffiliated customers, as reported in the Company's consolidated statements of income, and intersegment sales. Operating income consists of net sales less applicable operating costs and expenses related to those sales. In computing operating income, general corporate expenses are excluded. Identifiable assets by segment are those assets that are used in the operations of each segment. General corporate assets are those not identifiable with the operations of a segment.

     The Company's major customers include automotive original equipment manufacturers. The percentage of sales of each of these major customers to total consolidated sales for the three-year periods 1997, 1996 and 1995, respectively, has been as follows: Chrysler - 18%, 17% and 15%; Ford - 24%, 26% and 23%; General Motors - 13%, 14% and 18%. Sales to the automotive original equipment customers include a number of different products and types of the same product, the sales of which are not interdependent.

BUSINESS SEGMENT INFORMATION

                              1997         1996        1995
                              ----         ----        ----
                                 (THOUSANDS OF DOLLARS)
Net Sales:
  Transportation
    equipment............  $  976,001   $  958,105   $868,892
  Tread rubber...........     145,497      135,869    133,656
  Less -- intersegment
    sales................     (13,230)     (10,054)    (6,622)
                           ----------   ----------   --------
Net sales................  $1,108,268   $1,083,920   $995,926
Operating Income:
  Transportation
    equipment............  $   73,100   $   39,836   $ 41,882
  Tread rubber...........       9,128        4,078      1,727
  Non-recurring charge...     (17,661)          --     (8,832)
  General corporate
    expenses.............      (5,331)      (5,048)    (4,275)
                           ----------   ----------   --------
      Total operating
        income...........  $   59,236   $   38,866   $ 30,502
                           ----------   ----------   --------
  Other expense, net.....     (12,777)     (10,342)   (13,243)
                           ----------   ----------   --------
    Income from
      operations before
      taxes..............  $   46,459   $   28,524   $ 17,259
Identifiable Assets:
  Transportation
    equipment............  $  590,579   $  585,274   $595,109
  Tread rubber...........      72,483       70,788     74,229
  General corporate
    assets...............      28,797       28,633     32,551
                           ----------   ----------   --------
      Total identifiable
        assets...........  $  691,859   $  684,695   $701,889
Capital Additions,
  net:(1)
  Transportation
    equipment............  $   53,683   $   74,456   $ 48,904
  Tread rubber...........       5,321        5,228      5,767
                           ----------   ----------   --------
      Total capital
        additions........  $   59,004   $   79,684   $ 54,671
Depreciation and
  Amortization:
  Transportation
    equipment............  $   48,571   $   48,328   $ 42,951
  Tread rubber...........       4,559        4,217      3,888
                           ----------   ----------   --------
      Total depreciation
        and
        amortization.....  $   53,130   $   52,545   $ 46,839

-------------------------
(1) Includes assets acquired by purchase of businesses in 1995.

GEOGRAPHIC AREA

                              1997         1996        1995
                              ----         ----        ----
                                 (THOUSANDS OF DOLLARS)
Net Sales:
  United States..........  $  619,068   $  618,491   $574,064
  Canada.................     218,427      212,046    203,265
  Europe.................     234,504      242,977    245,362
  Brazil.................      58,680       29,479      2,640
  Less -- inter-area
    sales................     (22,411)     (19,073)   (29,405)
                           ----------   ----------   --------
      Net sales..........  $1,108,268   $1,083,920   $995,926
Net Income:
  United States..........  $   16,415   $    8,248   $ 12,821
  Canada.................      10,928        8,785      1,946
  Europe.................       9,180       10,732      7,915
  Brazil.................      (5,642)     (10,345)       (51)
  General corporate
    expenses, net of
    tax..................      (3,351)      (2,843)    (2,565)
                           ----------   ----------   --------
      Net income.........  $   27,530   $   14,577   $ 20,066
Identifiable Assets:
  United States..........  $  270,036   $  297,744   $340,235
  Canada.................      95,362       79,845     81,979
  Europe.................     202,358      210,215    234,918
  Brazil.................      90,114       68,258     12,206
  Mexico.................       5,192           --         --
  General corporate
    assets...............      28,797       28,633     32,551
                           ----------   ----------   --------
      Total identifiable
        assets...........  $  691,859   $  684,695   $701,889

16. INCOME TAXES

                             1997      1996      1995
                             ----      ----      ----
                              (THOUSANDS OF DOLLARS)
Income before taxes:
  United States...........  $17,016   $10,626   $ 1,265
  Foreign.................   29,443    17,898    15,994
                            -------   -------   -------
                            $46,459   $28,524   $17,259
Amounts currently payable:
  Federal.................  $ 8,887   $ 3,822   $(3,174)
  Foreign.................   11,030     3,585     5,779
  State and local.........    1,882     1,304     1,038
                            -------   -------   -------
                            $21,799   $ 8,711   $ 3,643
Deferred taxes:
  Federal.................  $(3,111)  $ 2,656   $  (233)
  Foreign.................      321     2,536    (6,101)
  State and local.........      (80)       44      (116)
                            -------   -------   -------
                             (2,870)    5,236    (6,450)
                            -------   -------   -------
      Total provision.....  $18,929   $13,947   $(2,807)

     A reconciliation of income tax expense to the U.S. statutory rate is as follows:

Tax at U.S. statutory rate...  35.0%  35.0%   35.0%
Difference in effective rate
  of international
  operations.................   2.2   10.6   (34.3)
Write-off of investment......    --     --   (25.7)
State and local income tax...   2.5    3.1     3.4
Permanent book to tax
  differences not
  deductible.................   2.7    2.9     6.0
Tax credits..................  (1.4)    --      --
Other, net...................  (0.3)  (2.7)   (0.7)
                               ----   ----   -----
Effective tax rate...........  40.7%  48.9%  (16.3)%

     Deferred tax assets (liabilities) result from differences in the basis of assets and liabilities for tax and financial statement purposes. The cumulative effect of the major items follows (millions of dollars):

                               1997           1996
                               ----           ----
                             (THOUSANDS OF DOLLARS)
Deferred tax assets:
  Nondeductible accrued
    expenses...............  $  8,200       $  3,000
  Employee benefits........    16,000         16,600
  Net operating loss and
    tax credit
    carryforwards..........    14,700         14,400
  All other items..........     1,700          4,300
                             --------       --------
      Total deferred tax
         assets............  $ 40,600       $ 38,300
  Valuation allowance......   (14,700)       (14,400)
                             --------       --------
      Net deferred tax
         assets............  $ 25,900       $ 23,900
Deferred tax liabilities:
  Depreciation and
    amortization...........  $(24,600)      $(28,300)
  All other items..........    (5,400)        (6,000)
                             --------       --------
      Total deferred tax
         liabilities.......  $(30,000)      $(34,300)
                             --------       --------
    Net deferred tax
      liabilities..........  $ (4,100)      $(10,400)
                             ========       ========

     In accordance with the Company's policy, as of June 30, 1997, federal income taxes have not been provided on the undistributed earnings of foreign subsidiaries. If these earnings were distributed, approximately $6,000 of tax would be payable.

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

     Deferred tax assets are included in Prepaid insurance, taxes, etc. and Other Assets, net in the accompanying consolidated balance sheets.

17. QUARTERLY AND OTHER FINANCIAL DATA (UNAUDITED)

     The following tables set forth a summary of the quarterly results of operations for the years ended June 30, 1997 and 1996;

                                         1997
                                  THREE MONTHS ENDED
                       -----------------------------------------
                       SEPT. 30   DEC. 31    MARCH 31   JUNE 30
                       --------   -------    --------   -------
                        (THOUSANDS OF DOLLARS EXCEPT PER SHARE
                                         DATA)
Net sales............  $265,611   $266,620   $281,774   $294,263
Gross income.........    25,292     31,696     38,761     49,708
Net income...........     1,397      6,344        515     19,275
Earnings per common
  share..............  $   0.08   $   0.38   $   0.03   $   1.15

                                         1996
                                  THREE MONTHS ENDED
                       -----------------------------------------
                       SEPT. 30   DEC. 31    MARCH 31   JUNE 30
                       --------   -------    --------   -------
                        (THOUSANDS OF DOLLARS EXCEPT PER SHARE
                                         DATA)
Net Sales............  $238,760   $264,747   $277,274   $303,139
Gross income.........     9,405     21,769     33,879     43,429
Net income...........    (9,784)     1,545      7,283     15,533
Earnings per common
  share..............  $  (0.58)  $   0.09   $   0.43   $   0.93

     The Company's common shares are listed on the New York Stock Exchange. Quarterly market and dividend data are shown in the following tables.

                                     PRICE RANGE
                         ------------------------------------
                               1997                1996
                         ----------------    ----------------
                          HIGH      LOW       HIGH      LOW
                          ----      ---       ----      ---
Quarter
  1st................    $25.75    $18.50    $24.00    $17.00
  2nd................    $26.25    $22.75    $18.75    $13.50
  3rd................    $26.50    $22.00    $25.00    $16.38
  4th................    $26.88    $21.38    $28.25    $23.00

                                           CASH DIVIDENDS
                                              DECLARED
                                           --------------
                                           1997     1996
                                           ----     ----
Quarter
  1st..................................    $0.17    $0.17
  2nd..................................    $0.17    $0.17
  3rd..................................    $0.17    $0.17
  4th..................................    $0.17    $0.17
                                           -----    -----
                                           $0.68    $0.68

     There were approximately 975 shareholders as of August 1, 1997.

18. NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This standard establishes guidelines for the display of comprehensive income for financial statement purposes. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

     The FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard requires extensive disclosure of operating segments based on the "management approach." This approach organizes segments within a company for making operating decisions and assessing performance. Reportable segments can be based on products and services, geography, legal structure or any other manner in which management disaggregates the company. Both standards are effective for fiscal years beginning after December 15, 1997.

--------------------------------------------------------------------------------

                             THE STANDARD PRODUCTS COMPANY

                                         PROXY

                            ------------------------------

     The undersigned hereby appoints JAMES S. REID, JR., DONALD R. SHELEY, JR. and RICHARD N. JACOBSON, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of The Standard Products Company to be held at the Company's Reid Division offices located at 2130 West 110th Street, Cleveland, Ohio, on Tuesday, October 21, 1997 at 9:00 a.m., Eastern Daylight Time, or any adjournment thereof, and to vote the number of shares of said Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

     1. [ ] FOR, or [ ] WITHHOLD AUTHORITY to vote for, the following nominees for election as directors of the class the term of which will expire in 2000: James C. Baillie, Edward B. Brandon, James S. Reid, Jr., Alan
        E. Riedel, and Ronald L. Roudebush.

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                 WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)

                -----------------------------------------------------------

     2. [ ] FOR, [ ] ABSTAIN, or [ ] AGAINST the proposal to approve The Standard Products Company 1997 Employee Stock Option Plan and to reserve 350,000 authorized but unissued Common Shares, $1 par value, for purposes of such Plan.

     3. [ ] FOR, [ ] ABSTAIN, or [ ] AGAINST the proposal to approve The Standard Products Company 1997 Restricted Stock Plan and to reserve 150,000 authorized but unissued Common Shares, $1 par value, for purposes of such Plan.

     4. On such other business as may properly come before the meeting.

--------------------------------------------------------------------------------

     THE PROXIES WILL VOTE AS SPECIFIED ABOVE, OR IF A CHOICE IS NOT SPECIFIED, THEY WILL VOTE FOR THE NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3.

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

                                              Receipt of the Notice of Annual
                                              Meeting of Shareholders and
                                              Proxy Statement dated September
                                              16, 1997 is hereby acknowledged.

                                              Dated:
                                                    ---------------------, 1997

                                              -----------------------------

                                              -----------------------------

                                              -----------------------------
                                                      Signature(s)

                                              (Please sign exactly as your
                                              name or names appear hereon,
                                              indicating, where proper,
                                              official position or
                                              representative capacity.)